                                CREDIT AGREEMENT

                                  by and among

                     FIRST INTERSTATE BANK OF TEXAS, N. A.,
                                   AS AGENT,

                                 CERTAIN BANKS

                                      and

                           NOBLE DRILLING CORPORATION


                           Dated as of June 16, 1994

                               TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
ARTICLE I -- DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.01    Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.02    Accounting Terms and Definitions . . . . . . . . . . . . . . . . . . .  29

ARTICLE II -- CREDIT FACILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         2.01    Extensions of Credit . . . . . . . . . . . . . . . . . . . . . . . . .  29
         2.02    Extensions of Maturity . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.03    Manner of Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . .  31
         2.04    Conversions and Continuations  . . . . . . . . . . . . . . . . . . . .  33
         2.05    Use of Proceeds of Advances  . . . . . . . . . . . . . . . . . . . . .  34
         2.06    Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         2.07    Reduction or Termination of Revolving Credit Commitment  . . . . . . .  35
         2.08    Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         2.09    Notice and Manner of Obtaining Letters of Credit . . . . . . . . . . .  36
         2.10    Obligation to Reimburse and to Prepay  . . . . . . . . . . . . . . . .  37
         2.11    Method of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         2.12    Prepayment; Compensation . . . . . . . . . . . . . . . . . . . . . . .  38
         2.13    Computation of Interest  . . . . . . . . . . . . . . . . . . . . . . .  39
         2.14    Increased Costs; Regulation  . . . . . . . . . . . . . . . . . . . . .  39
         2.15    Limitation on Types of Advances  . . . . . . . . . . . . . . . . . . .  41
         2.16    Substitute Base Rate Advances  . . . . . . . . . . . . . . . . . . . .  42
         2.17    The Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

ARTICLE III -- REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . .  43
         3.01    Legal Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         3.02    Corporate Power and Authority to Execute Documents . . . . . . . . . .  43
         3.03    Direct Benefit From Loans  . . . . . . . . . . . . . . . . . . . . . .  44
         3.04    Valid, Binding, Enforceable Obligations  . . . . . . . . . . . . . . .  44
         3.05    No Violation of Charter, By-Laws or Agreements . . . . . . . . . . . .  44
         3.06    No Violation of Laws, Rules or Orders  . . . . . . . . . . . . . . . .  44
         3.07    Loan Documents Do Not Violate Other Documents  . . . . . . . . . . . .  45
         3.08    Board of Directors Authorization . . . . . . . . . . . . . . . . . . .  45
         3.09    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . .  45
         3.10    No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . .  45
         3.11    Tax Returns and Payments . . . . . . . . . . . . . . . . . . . . . . .  46
         3.12    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         3.13    Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         3.14    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         3.15    Not a Secured Purpose Credit . . . . . . . . . . . . . . . . . . . . .  47
         3.16    Investments and Obligations  . . . . . . . . . . . . . . . . . . . . .  47
         3.17    Consents Not Required  . . . . . . . . . . . . . . . . . . . . . . . .  47
         3.18    Litigation Pending . . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                                                                        Page
                                                                                        ----
         3.19    Material Fact Representations  . . . . . . . . . . . . . . . . . . . .  48
         3.20    Borrower's Status  . . . . . . . . . . . . . . . . . . . . . . . . . .  48

ARTICLE IV -- AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         4.01    Reporting Obligations  . . . . . . . . . . . . . . . . . . . . . . . .  48
         4.02    Payment of Taxes and Claims  . . . . . . . . . . . . . . . . . . . . .  51
         4.03    Maintenance of Existence, Property and Records . . . . . . . . . . . .  51
         4.04    Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . .  52
         4.05    Cure of Defects in Loan Documents  . . . . . . . . . . . . . . . . . .  52
         4.06    Payment of Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .  53
         4.07    Inspection of Books, Property and Affairs  . . . . . . . . . . . . . .  53
         4.08    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         4.09    Payment of Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         4.10    Cash Management  . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         4.11    Guarantees and Notes . . . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE V -- NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         5.01    Limitations on Funded Debt . . . . . . . . . . . . . . . . . . . . . .  55
         5.02    Limitations on Liens . . . . . . . . . . . . . . . . . . . . . . . . .  55
         5.03    Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . .  55
         5.04    ERISA Limits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         5.05    Coverage Ratios  . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         5.06    Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         5.07    Leverage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         5.08    Limitations on Investments . . . . . . . . . . . . . . . . . . . . . .  56
         5.09    Subsidiary Stock Issuances, Charter Documents and Business
                   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         5.10    Mergers and Acquisitions . . . . . . . . . . . . . . . . . . . . . . .  57
         5.11    Changes in Accounting Methods  . . . . . . . . . . . . . . . . . . . .  57
         5.12    Changes in Business or Assets  . . . . . . . . . . . . . . . . . . . .  57
         5.13    Discounting of Receivables . . . . . . . . . . . . . . . . . . . . . .  58
         5.14    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . .  58
         5.15    Limitation on Subsidiary Indebtedness and Preferred Stock  . . . . . .  58
         5.16    Loan Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         5.17    Limitation on Dividends and Other Payment Restrictions Affecting
                   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         5.18    Limitation on Asset Sales  . . . . . . . . . . . . . . . . . . . . . .  60
         5.19    Limitation on Sale and Lease-Back Transactions . . . . . . . . . . . .  60

ARTICLE VI -- DEFAULTS AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         6.01    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         6.02    Cash Collateral Account  . . . . . . . . . . . . . . . . . . . . . . .  64
         6.03    Additional Cross Default Provisions  . . . . . . . . . . . . . . . . .  64


                                                                                          Page
                                                                                          ----
ARTICLE VII -- TERMINATION OF LOANS . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

ARTICLE VIII -- CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         8.01    Conditions Precedent to Initial Loan . . . . . . . . . . . . . . . . . .  65
         8.02    Conditions Precedent to Each Loan  . . . . . . . . . . . . . . . . . . .  67

ARTICLE IX -- THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.01    Authorization and Action . . . . . . . . . . . . . . . . . . . . . . . .  67
         9.02    Agent's Reliance, Etc  . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.03    First Interstate Bank and Affiliates . . . . . . . . . . . . . . . . . .  69
         9.04    Lender Credit Decision . . . . . . . . . . . . . . . . . . . . . . . . .  69
         9.05    Indemnification by Lenders . . . . . . . . . . . . . . . . . . . . . . .  70
         9.06    Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70

ARTICLE X -- MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         10.01   No Waivers Except by Writing; Governing Law  . . . . . . . . . . . . . .  71
         10.02   Usury Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         10.03   Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         10.04   Waivers of Certain Rights  . . . . . . . . . . . . . . . . . . . . . . .  73
         10.05   Severability of Provisions . . . . . . . . . . . . . . . . . . . . . . .  75
         10.06   Survival of Representations and Warranties; Unsatisfied Conditions . . .  75
         10.07   Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         10.08   Gender and Usage . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.09   Multiple Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.10   Notices Received by Lender . . . . . . . . . . . . . . . . . . . . . . .  77
         10.11   Debtor-Creditor Relationship . . . . . . . . . . . . . . . . . . . . . .  77
         10.12   Agreement Controlling  . . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.13   Integration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         10.14   WAIVER OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         10.15   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         10.16   Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . .  78
         10.17   Additional Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         10.18   Bank Representations . . . . . . . . . . . . . . . . . . . . . . . . . .  79
         10.19   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80

Schedule 1       -     Liens on Property of the Borrower or its Subsidiaries
Schedule 3.10    -     Liabilities
Schedule 3.12    -     ERISA Matters
Schedule 3.14    -     List of Subsidiaries
Schedule 5.17    -     Restrictions on Intercompany Transfers

Exhibit A        -     Revolving Note
Exhibit B        -     Applications for Letters of Credit
Exhibit C        -     Assignment and Acceptance

Exhibit D        -        Guaranty Agreement
Exhibit E        -        Intercompany Revolving Note
Exhibit F        -        Loan Formula Certificate
Exhibit G        -        Loan Request Form
Exhibit H        -        Quarterly Compliance Certificate

                                CREDIT AGREEMENT



         THIS CREDIT AGREEMENT dated and effective as of June 16, 1994 (together with any and all amendments and supplements hereto and/or restatements and modifications hereof, collectively referred to hereinafter as the "Agreement"), by and among FIRST INTERSTATE BANK OF TEXAS, N. A., a national banking association in its individual capacity and as agent for the Banks (as hereinafter defined), each of the Banks party hereto listed on the signature pages of this Agreement, and NOBLE DRILLING CORPORATION, a Delaware corporation (the "Borrower").

                              W I T N E S S E T H:

         WHEREAS, each of the Borrower and its Subsidiaries have requested the Banks to make certain loans to the Borrower for the purposes stated herein, which loans are for the benefit of the Borrower and its Subsidiaries;

         WHEREAS, each of the Subsidiaries will benefit from the credit facilities made available hereunder, and will have substantially improved growth prospects because of such facilities; and

         WHEREAS, the Banks are willing to make such loans as herein provided, upon the terms, agreements and covenants and subject to the conditions hereinafter set forth and in reliance on the representations and warranties herein made and referred to;

         NOW THEREFORE, to induce the Banks to make available the credit facilities herein described and referenced, and for and in consideration of the premises, covenants and agreements herein contained, in reliance on the representations and warranties herein made, and for other good and valuable considerations and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Agent, the Banks and the Borrower agree as follows:

                            ARTICLE I -- DEFINITIONS

         1.01 Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

         "Adjusted Eurodollar Rate" means, for any Eurodollar Advance during any Interest Period therefor the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the Eurodollar Rate for such Eurodollar Advance for such Interest Period divided by one minus the Reserve Requirement for such Eurodollar Advance in effect on the first day of such Interest Period. The Adjusted Eurodollar Rate shall be computed on the basis of an actual number of days elapsed in a year consisting of 360 days.

         "Advance" means any advance of funds by the Banks to the Borrower pursuant to this Agreement, and after each initial advance thereof, any portion thereof remaining outstanding and unpaid; and each advance of funds by the Banks to the Borrower for a particular selected Interest Period (except for such Advances for which an Interest Period need not be specified), shall constitute one "Advance" for purposes of determining the number of "Advances" outstanding hereunder.

         "Affiliate" means any Person controlling, controlled by or under common control with any other Person. For purposes of this definition "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. Without limiting the generality of the foregoing, for purposes of this Agreement the Borrower and each of its Subsidiaries shall be deemed to be Affiliates of each other.

         "Agent" means First Interstate Bank of Texas, National Association, in its capacity as agent for the Banks pursuant to Article IX hereof, and not in its individual capacity as a Bank, and any successor Agent appointed pursuant to Article IX hereof.

         "Agent Fee" means the fee payable to First Interstate, provided in that certain letter from the Borrower to First Interstate dated April 5, 1994.

         "Agreement" shall have the meaning assigned to that term in the introduction hereto, and "Agreement", "hereof", "hereto" and "hereunder" and words of similar import mean this Agreement as a whole, and not any particular article, section or subsection.

         "Applicable Law" means the law in effect from time to time and applicable to the transactions between the Banks and the Borrower (and, to the extent applicable, the Significant Subsidiaries) pursuant to this Agreement, the Notes and the other Loan Documents which lawfully permits the charging and collection of the highest permissible lawful nonusurious rate of interest on such transactions, including laws of the State of Texas, and to the extent controlling, laws of the United States of America. It is intended that Article 1.04, Title 79, Revised Civil Statutes of Texas, 1925, as amended, shall be included in the laws of the State of Texas in determining Applicable Law; and for the purpose of applying said Article 1.04, the interest ceiling applicable to such transactions under said Article 1.04 shall be the indicated (weekly) rate ceiling from time to time in effect.

         "Applicable Lending Office" means for each of the Banks, (i) for each Type of Advance, the lending office designated for such Type of Advance below each such Bank's name on the signature pages hereof or such other office of each such Bank as each such Bank may from time to time specify to the Borrower as the office by which its Advances of such Type are to be made and maintained.

         "Applicable Margin" means, for any Advance and on any day, and effective as of the first day upon which the Agent shall have received the financial statements and other information required to be delivered to the Agent in Sections 4.01(a) and (c) hereof ("Current Information"), and continuing in effect until new Current Information is received by Agent, the sum of (i) the Operating Loss Increment, plus (ii) the per annum rate provided in the intersection, in the following table, of (a) the Special Purpose Fixed Charge Coverage Ratio for the four Quarterly Reporting Periods, for which Current Information is available at the date of calculation of Applicable Margin, immediately preceding the date of calculation of the Applicable Margin and (b) the Type of Advance for which the Applicable Margin is to be calculated:

                                                               For a                         For a
           Special Purpose Fixed Charge                     Eurodollar                     Base Rate
              Charge Coverage Ratio                           Advance                       Advance
              ---------------------                           -------                       -------
 (a) At least 1.51                                        1.50% per annum                0% per annum
 (b) At least 1.26 but less than 1.51                     1.75% per annum                0% per annum

 (c) Less than 1.26                                       2.0% per annum                .25% per annum

; provided, that the Applicable Margin shall be fixed at 1.5% for Eurodollar Advances, and shall be zero for Base Rate Advances, through December 31, 1994.

         "Applicable Rate" means, during the period that (i) an Advance is a Eurodollar Advance, the Adjusted Eurodollar Rate, and (ii) an advance is a Base Rate Advance, the Base Rate.

         "Application" means the Application for an Irrevocable Standby Letter of Credit, or the Application and Agreement for Commercial Letter of Credit, as applicable, in form and substance substantially similar to that which is attached hereto as Exhibit B, with the blanks therein properly and accurately completed.

         "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease or other disposition (including, without limitation, by means of a Sale and Lease-Back Transaction or by way of merger or consolidation) by the Borrower or any Subsidiary to any Person other than the Borrower or a Subsidiary, in one transaction, or a series of related transactions, of (i) any capital stock of any Subsidiary, or (ii) any other Property or assets of the Borrower or any Subsidiary, other than (A) sales of inventory of the Borrower and the subsidiaries in the ordinary course of their business consistent with past practices, (B) sales of obsolete or worn out equipment in the ordinary course of business, (C) sales of directors' qualifying shares in a Subsidiary,
(D) any charter (bare-boat or otherwise) or other lease of Property entered into by the Borrower or any Subsidiary in the ordinary course of business, other than any charter or lease that provides for acquisition of such Property by the charterer or lessee during or at the end of the term thereof, (E) the issuance by the Borrower of its capital stock, (F) sales in the ordinary course of business of drill pipe and associated equipment utilized in connection with a drilling contract for the employment of a drilling rig, (G) a Restricted Payment permitted by Section 5.03 hereof and (H) sales of the Grasso Consideration (as defined in the Grasso Agreement) and any securities or property acquired upon the exercise of the options or warrants included as a part of the Grasso Consideration. An Asset Sale shall include the requisition of title to, seizure of or forfeiture of any Property or assets, or any actual or constructive total loss or an agreed or compromised total loss of any Property or assets.

         "Assignment and Acceptance" shall mean an assignment and acceptance entered into by any of the Banks and an Eligible Assignee, and accepted by Agent in a form of Exhibit C.

         "Authorized Representative" means the president or any vice president or any senior or executive vice president with respect to the Borrower or any Subsidiary thereof, as applicable.

         "Average Life" means, as of any date, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the date of each scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such debt security multiplied in each case by (y) the amount of such principal payments by (ii) the sum of all such principal payments.

         "Banks" means each of the lenders listed on the signature pages of this Agreement, and each assignee thereof which becomes a party to this Agreement pursuant to Section 10.07 hereof.

         "Base Rate" means, at the time any determination thereof is to be made, the greater of (a) the fluctuating per annum rate of interest then most recently announced by Agent in Houston, Texas as its prime rate, and (b) the sum of the Federal Funds Rate plus .5% per annum. The prime rate is a rate set by Agent based upon various factors, including Agent's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Agent may price loans at, above or below the prime rate. Any change in the prime rate shall take effect hereunder as of and on the opening of business on the date specified in the announcement of such change. A certificate in writing by any vice president of Agent as to the prime rate as of any date or dates shall be prima facie evidence of such fact.

         "Base Rate Advance" means any Advance that bears interest at a rate based upon the Base Rate. Changes in the rate of interest on Base Rate Advances will take effect simultaneously with each change in the Base Rate.

         "Borrower" shall have the meaning assigned to that term in the introduction to this Agreement.

         "Borrowing Base" means, as of any time the determination thereof is to be made, an amount equal to 75% of Eligible Accounts.

         "Borrowing Date" means a date upon which a Revolving Loan is to be made pursuant to Section 2.03 hereof as established by the Loan Request Form.

         "Business Day" means (i) any day on which commercial banks are not authorized or required to close in either Houston, Texas, or New York, New York and (ii) with respect to all borrowings, payments, conversions, continuations, Interest Periods, and notices in connection with Eurodollar Advances, any day which is a Business Day described in clause (i) above which is also a day in which dealings in Dollar deposits are carried out by the Applicable Lending Office in the interbank eurodollar market where the eurodollar operations of such Applicable Lending Office are customarily conducted.

         "Capital" means the sum of (i) Consolidated Funded Debt of Borrower plus (ii) the Tangible Net Worth of Borrower, determined in accordance with GAAP.

         "Capital Expenditure" means any payment made or obligation incurred by Borrower or any of its Subsidiaries in respect of the purchase, capital lease or other acquisition of assets other than current assets including any expenditure that would be classified as a "capital expenditure" in accordance with GAAP. For purposes of this definition, a "Capital Expenditure" shall be deemed to have occurred in an amount equal to the aggregate of all payments to come due over the full term of a capital lease at the time that Borrower or any of its Subsidiaries enters into such capital lease.

         "Capital Lease Obligation" means, at any time as to any Person with respect to any Property leased by such Person as lessee, the amount of the liability with respect to such lease that would be required at such time to be capitalized and accounted for as a capital lease on the balance sheet of such Person prepared in accordance with GAAP.

         "Cash Proceeds" means, with respect to any Asset Sale by any Person, the aggregate consideration received for such Asset Sale by such Person in the form of cash or cash equivalents (including any amounts of insurance or other proceeds received in connection with an Asset Sale of the type described in the last sentence of the definition thereof), including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to such Person or any subsidiary thereof). For purposes of this definition, "cash or cash equivalents" shall be deemed to include, for a period not to exceed 12 months from the related Asset Sale, noncash consideration received with respect to an Asset Sale to the extent that such noncash consideration consists of publicly traded debt securities of a Person, which securities are rated at least "BBB-" by S&P and at least "Baa3" by Moody's or having a comparable rating from the successors of each of such rating agencies.

         "Change of Control" shall be deemed to have occurred at such time as
(i) a "person" or "group" within the meaning of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), other than the Borrower becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act) of more than 20% of the Voting Stock of the Borrower, or (ii) a person enters into an agreement with the Borrower to purchase, lease, or otherwise acquire, all or substantially all of the assets of the Borrower or
(iii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Borrower's Board of Directors (and any new director, whose election by the Borrower's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral Account" shall have the meaning given to such term in
Section 6.02 hereof.

         "Commitment" means, with respect to each of the Banks, the obligation of such Bank to make Loans to the Borrower and to participate in the issuance of Letters of Credit under Article II hereof, up to the maximum amounts therein stated.

         "Commitment Fee" shall have the meaning given to such term in Section
2.06 hereof.

         "Consolidated" shall mean, with reference to any item, such item of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

         "Consolidated Cash Operating Income" means, for any period, total operating income of Borrower and its Consolidated Subsidiaries for such period, determined in accordance with GAAP, plus all noncash expenses for such period for such Persons.

         "Consolidated Current Liabilities" of any Person means, as of any date, the total liabilities (including tax and other proper accruals) of such Person and its subsidiaries on a consolidated basis at such date which may properly be classified as current liabilities in accordance with GAAP.

         "Consolidated EBITDA" means, without duplication, for the period of four fiscal quarters ended immediately prior to the date of calculation of Consolidated EBITDA, for the Borrower and the Borrower's Consolidated Subsidiaries, the sum of the amount for such period of four fiscal quarters of
(i) Consolidated Net Income, plus (ii) depreciation and amortization and other noncash expenses, including without limitation deferred tax expense, of the Borrower and the Consolidated Subsidiaries on a consolidated basis, plus (iii) Consolidated Interest Expense, minus (iv) any non-cash income included in Consolidated Net Income.

         "Consolidated Fixed Charges" means, without duplication, as of the date of calculation thereof, the amounts of (i) Consolidated Interest Expense for the preceding four fiscal quarters, plus (ii) current scheduled maturities of principal on Indebtedness (including the principal component of capitalized leases) owed by the Borrower and its Consolidated Subsidiaries for the four fiscal quarters immediately preceding the date of calculation of Consolidated Fixed Charges, plus (iii) all dividends on Preferred Stock of Borrower which dividends Borrower is obligated to pay (and an obligation to pay Preferred Stock dividends shall be deemed to exist whether or not such dividends are cumulative) by the terms of such Preferred Stock for the four fiscal quarters immediately preceding the date of calculation of Consolidated Fixed Charges.

         "Consolidated Funded Debt" means Funded Debt of Borrower and its Subsidiaries determined on a Consolidated basis.

         "Consolidated Interest Expense" means, for any period(s), for the Borrower and its Consolidated Subsidiaries, the sum of all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period).

         "Consolidated Net Income" means, for any period, all consolidated gross revenues and other proper income credits of the Borrower and the Consolidated Subsidiaries for such period, less all operating and non-operating expenses and other proper income charges of the Borrower and the Consolidated Subsidiaries (including interest charges and taxes on income) for such period; provided however, there shall not be included in such revenues (i) any income representing the excess of equity in any Subsidiary at the date of acquisition over the investment in such Subsidiary, (ii) any equity in the undistributed earnings of any Person which is not a Consolidated Subsidiary, (iii) any earnings of any Subsidiary for any period prior to the date such Subsidiary was acquired, (iv) any gains resulting from the write-up, appraisal or revaluation of assets after December 31, 1993, (v) any amounts received in respect of services not then yet performed, (vi) any gains or losses on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any deductions or credits on account of any such excluded losses, (vii) the proceeds of any life insurance policy on the life of any officer, director or employee of Borrower or its Affiliates, and (viii) any other gain which is classified as "extraordinary" in accordance with GAAP.

         "Consolidated Net Tangible Assets" of any Person means, as of any date, Consolidated Tangible Assets of such Person at such date, after deducting therefrom (without duplication of deductions) all Consolidated Current Liabilities of such Person at such date.

         "Consolidated Subsidiaries" means, when used in connection with the Borrower or any of its Subsidiaries, any corporation or other Person the accounts and financial information of which is at the time included in the Consolidated financial statements of the Borrower or such Subsidiary prepared in accordance with GAAP.

         "Consolidated Tangible Assets" of any Person means, as of any date, the sum of the Property of such Person and its subsidiaries on a consolidated basis at such date, after eliminating intercompany items, and after deducting from such total, without duplication, (i) all Property that would be classified as intangibles under GAAP (including, without limitation, goodwill, organizational expenses, trademarks, trade names, copyrights, patents, licenses and any rights in any thereof), and (ii) any prepaid expenses, deferred charges and unamortized debt discount and expense, each such item determined in accordance with GAAP.

         "Contingent Liabilities" means any and all guaranties, indemnifications, endorsements, support letters, contingent agreements, make whole agreements, investment or loan commitments, and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness or obligations of others.

         "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 41(b) of the Code or
Section 4001 of ERISA.

         "Credit Maturity Date" means 12:00 noon Houston, Texas time on June 9, 1996, or such earlier date and time on which the obligation of Banks to make Loans and provide Letters of Credit hereunder is terminated and all Obligations are immediately due and payable by Borrower, or such later date as may result from the extension of the Credit Maturity Date as set forth in Section 2.02 hereof, or as may be otherwise agreed in writing by Borrower and Banks.

         "Currency Hedge Obligations" means, at any time as to any Person, the obligations of such Person at such time which were incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or future contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its subsidiaries' exposure to fluctuations in foreign currency exchange rates.

         "Current Assets" of any Person means, as of any date, the total assets of such Person and its subsidiaries on a consolidated basis at such date which may properly be classified as current assets in accordance with GAAP.

         "Debt to Capital Ratio" means the ratio of Consolidated Funded Debt (determined in accordance with GAAP), of the Borrower, to Capital.

         "Default Rate" means at any time a per annum rate of interest equal to 3% plus the Base Rate, but in no event to exceed the Maximum Rate.

         "Determining Lenders" means any combination of Banks having at least 66 2/3% of the aggregate principal amount of outstanding Advances and Letter of Credit Liabilities hereunder or, if no Advances or Letters of Credit are outstanding at the time of determination thereof, such term means any combination of Banks having Specified Percentages equal to at least 66 2/3%.

         "Dollars" or "$" means lawful currency of the United States of America.

         "Eligible Accounts" means, as of any date the determination thereof is to be made by Agent, without duplication, the sum of the accounts (as such term is defined in the UCC) owed to Borrower or the Significant Subsidiaries (other than Non-Recourse Subsidiaries) by Eligible Account Debtors which meet each of the following requirements as of the time any determination thereof is to be made: (i) such accounts arose from an enforceable order or contract, written or oral, for the absolute sale or lease of inventory of Borrower or its Consolidated Subsidiaries which has been shipped to an Eligible Account Debtor and not returned, rejected, lost or damaged or for the rendering of services by Borrower or its Consolidated Subsidiaries, which has been fully and satisfactorily performed, each in the ordinary course of business of Borrower or its Consolidated Subsidiaries; (ii) the amounts shown on the books of Borrower or its Consolidated Subsidiaries at such time in respect of such accounts are the actual amounts owed by the applicable Eligible Account Debtor in respect of such account; (iii) the rights of Borrower or its Consolidated Subsidiaries in and to such accounts and the proceeds thereof are not subject to any prior assignment or any other lien, claim or encumbrance, or any set-off or other encumbrance; (iv) such accounts are not evidenced by any promissory note, trade acceptance, draft or other instruments; (v) such account shall be due and payable not more than 90 days from the date of the invoice of same and shall be billed within five days after the shipment of the goods or performance of the services giving rise to such account have been made; provided however, that accounts due and payable within 120 days from the date of invoice of same, and promptly billed (in accordance with the foregoing) to The Shell Petroleum Development Company of Nigeria Limited and payable in Dollars (not in Nigerian Naira) shall constitute an Eligible Account for purposes of this clause (v);
(vi) such accounts comply with all applicable legal requirements, including, where applicable, the Federal

Consumer Act (as the same may be amended or supplemented from time to time);
(vii) such account is not otherwise in default or dispute; (viii) such account is not included in the borrowing base under, or as a basis for financing under, another credit facility besides this Agreement; (ix) the sum of all accounts owed to Borrower or its Consolidated Subsidiaries by the same Eligible Account Debtor does not exceed 15% of the total Eligible Accounts, and if such excess exists, then the amount of such excess shall not constitute an Eligible Account, (x) such account is owed in Dollars, except for accounts owed in British Pounds Sterling or Canadian Dollars; (xi) if such accounts are owed to a Significant Subsidiary, such Significant Subsidiary has either (a) executed the Guaranty or (b) in the case of Foreign Subsidiaries which are Significant Subsidiaries, executed an Intercompany Revolving Credit Note which has been delivered to the Agent and pledged thereto pursuant to the Security Agreement, and (xii) such accounts shall be, in the reasonable business judgment of the Agent, otherwise acceptable to the Agent.

         "Eligible Account Debtor" means, as of any time the determination thereof is to be made by the Agent, a Person that meets all of the following requirements: (i) said Person is not an Affiliate of the Borrower or its Consolidated Subsidiaries; (ii) none of the following events shall have occurred with respect to said Person: a proceeding shall have been filed seeking dissolution, termination of existence, insolvency, business failure or appointment of a receiver for all or any part of the property of, or assignment for the benefit of creditors by, said Person, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against said Person; (iii) no more than 25% of the total amount, expressed in the currency in which such account is payable, of said Person's open account indebtedness to the Borrower and its Affiliates taken as a whole, arises pursuant to an invoice or invoices of the Borrower or any of its Affiliates, is otherwise more than 90 days past due; except that in the case of accounts for which The Shell Petroleum Development Company of Nigeria Limited is the account debtor and owes its obligation in Dollars, no more than 25% of the total Dollar amount of such Person's open account indebtedness is more that 150 days past due; (iv) said Person does business in or has a substantial investment in assets located in the United States of America, except for (A) account debtors who would satisfy such criteria with respect to Canada or the United Kingdom, or (B) account debtors, for whom services were rendered or to which goods were sold outside of the United States, Canada or the United Kingdom, which on their own or by way of an Affiliate maintain a senior debt credit rating by S&P of BBB- or better or (C) state owned oil companies; (v) said Person is not a domestic, federal, state, provincial, county, city or municipal government or political subdivision, and (vi) said Person shall be, in the reasonable business judgment of the Agent, otherwise acceptable to the Agent.

         "Eligible Assignee" means any financial institution, commercial bank or U.S. agency or affiliate of any bank.

         "Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, orders, requirements or determinations of any Governmental Authority pertaining to health or the environment in effect in any and all jurisdictions in which any of the Borrower or any of its Subsidiaries is conducting or at any time has conducted business, or where any Property of any of the Borrower or its Subsidiaries is located or where any hazardous substances generated by or disposed of by any of Borrower of any of its Subsidiaries are located.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with regulations thereunder, and any successor statute of similar import.

         "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of a Controlled Group of Borrower, within the meaning of
Section 414(c) of the Code and the regulations and rulings thereunder.

         "ERISA Event" means (a) a reportable event, within the meaning of
Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC, (b) the issuance by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (c) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA, (d) the withdrawal by Borrower, any Subsidiary of Borrower, or any ERISA Affiliate from a Multiple Employer Plan during a Plan year for which it was a substantial employer, as defined in Section 400(a)(2) of ERISA, (e) the failure by Borrower, any Subsidiary of Borrower, or any ERISA Affiliate to make a payment to a plan required under Section 302 of ERISA, (f) the adoption of an amendment to a plan requiring the provision of security to such plan, pursuant to Section 307 of ERISA, or (g) the institution by the PBGC of proceedings to terminate a plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a plan.

         "Eurodollar Advance" means any Advance that bears interest at a rate based upon the Adjusted Eurodollar Rate.

         "Eurodollar Rate" shall mean, with respect to any Interest Period or portion thereof, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) shown on page 3750 of the Dow Jones & Company Telerate screen or any successor page as the composite offered rate for London interbank deposits with a period equal to such Interest Period (or portion thereof), as shown under the heading "USD" as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; provided that if no such rate appears, the rate shall be the rate per annum based on the rates at which Dollar deposits with a period equal to such Interest Period (or portion thereof) are displayed on page "LIBO" of the Reuters Monitor Money Rates Service or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; it being understood that if at least two such rates appear on such page, the rate will be the arithmetic mean of such displayed rates; provided that if fewer than two such rates are displayed, the rate shall be the rate per annum equal to the average of the rates at which deposits in dollars are offered to the Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period to prime banks in the London interbank market in an amount approximately equal to the amount of the Eurodollar Advance with a period equal to such Interest Period (or portion thereof); it being understood that if at least two such quotations are provided, the rate shall be the arithmetic mean of such provided rates; and provided further that if fewer than two such rates are provided, the rate shall be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Agent, at approximately 11:00 a.m. (New York City time) on the first day of such Interest Period to leading European banks in an amount approximately equal to the amount of the Eurodollar Advance with a period equal to such Interest Period (or portion thereof).

         "Event of Default" means any of the events specified in Section 6.01 hereof which has occurred and is continuing, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

         "Excess Cash on Hand" means, at any date of determination of Special Purpose Fixed Charges, the excess, if any (and such excess shall be deemed to be zero if it would otherwise be a negative number), obtained by subtracting
(i) $25,000,000 from (ii) the sum, based on the most recent Consolidated balance sheet of Borrower and its Subsidiaries delivered pursuant to Section
4.01 hereof, of (A) cash and (B) cash equivalents determined in accordance with GAAP, and (C) Permitted Investments in marketable securities determined in accordance with GAAP, provided that amounts included under the foregoing clauses (A), (B) or (C) must be subject to withdrawal, sale or liquidation, as applicable, without penalty, limitation or restriction.

         "Excess Proceeds" means that amount of Net Available Proceeds not applied to the acquisition of Replacement Assets.

         "Facility Fee" means the fee payable by the Borrower to First Interstate as described in Section 2.06(c) hereof.

         "Fair Market Value" means, with respect to the total consideration received pursuant to any Asset Sale or by any Person as contemplated by Section
5.18 hereof or any noncash consideration received by any Person, the fair market value of such consideration as determined in good faith by the board of directors of the Borrower.

         "Fair Value" means, with respect to any asset or Property, the price which could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buying, neither of whom is under undue pressure or compulsion to complete the transaction.

         "Federal Funds Rate" means for any period, a fluctuating interest rate "per annum" equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

         "Financial Statements" means the copies delivered to the Agent of the consolidated balance sheets of the Borrower as of December 31, 1993, and March 31, 1994, and the related consolidated statement of income and retained earnings and cash flows of the Borrower for the period stated therein.

         "First Interstate" means First Interstate Bank of Texas, N.A. in its individual capacity, and its successors and assigns.

         "Fixed Charge Coverage Ratio" means, as of the last day of any fiscal quarter of the Borrower, the ratio of (i) Consolidated EBITDA of the Borrower to (ii) Consolidated Fixed Charges of the Borrower.

         "Foreign Subsidiary" means a Subsidiary of the Borrower incorporated under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

         "Funded Debt" means for any Person (without duplication): (i) all indebtedness for the repayment of borrowed money, whether or nor represented by bonds, debentures, notes, securities, bankers' acceptances or other evidences of indebtedness, regardless of whether such indebtedness would be classified in accordance with GAAP as a current liability or long-term debt, and (ii) all reimbursement and repayment obligations then due in respect of a drawing of a letter of credit, or guaranty, surety, indemnity, reimbursement or other similar obligations then due.

         "GAAP" means United States generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in statements of the Financial Accounting Standards Board or their successors which are applicable in the circumstances as of the date of determination of any item; and the requirement that such principles be applied on a "consistent basis" shall mean that the accounting principles observed in a current period be comparable in all material respects to those applied in a preceding period.

         "Governmental Authority" means any domestic or foreign federal, state, province, county, city, municipality or political subdivision in which any of the Borrower or any of its Subsidiaries, is located or which exercises jurisdiction over any Property of the Borrower or any of its Subsidiaries, and any agency, department, commission, board, tribunal, court, bureau or instrumentality of any of them which exercises or has jurisdiction over any such Property.

         "Governmental Requirement" means (without duplication) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls) of any Governmental Authority.

         "Grasso Agreement" means the Exchange Agreement dated as of June 4, 1993, by and among the Borrower, Offshore Logistics, Inc., Grasso Corporation, PP1-Seahawk Services, Inc. and Noble Production Services, Inc.

         "Guaranty" means that certain guaranty agreement entered into, dated, executed and delivered by each of the Significant Subsidiaries other than (i) Triton and (ii) a Foreign Subsidiary as of the date of this Agreement, in substantially the form of Exhibit D attached hereto, and all guaranties in substantially similar form executed subsequent to the date hereof pursuant to
Section 4.11.

         "Hazardous Materials" means all materials subject to any Environmental Law, including without limitation materials listed in 49 CFR Section 172.101, Hazardous Substances, explosive or radioactive materials, hazardous or toxic wastes or substances, petroleum or petroleum distillates, asbestos, or material containing asbestos.

         "Hazardous Substances" means "hazardous waste" as defined in the Clean Water Act, as amended, 33 U.S.C. Section 1251 et seq., the Comprehensive Environmental Response Compensation and Liability Act, as amended (including the Superfund Amendments and Reauthorization Act), 41 U.S.C. Section 9601 et seq., the Resource Conservation Recovery Act, 42 U.S.C. Section 6901 et seq., as amended, and the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.

         "Indebtedness" means and includes, without duplication, (1) all items which in accordance with GAAP, consistently applied, would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus and surplus reserves, retained earnings, minority interests and deferred liabilities), including, without limiting the generality of the foregoing and without duplication, Funded Debt,
(2) Contingent Liabilities, and (3) indebtedness secured by any mortgage, pledge, security interest or lien existing on any interest of the Person with respect to which Indebtedness is being determined in property owned subject to such mortgage, pledge, security interest or lien whether or not the indebtedness secured thereby shall have been assumed.

         "Insolvent" means, with respect to any Person, that (i) the fair saleable value of the assets of such Person does not exceed the amount that would be required to be paid on or in respect to the existing debts and other liabilities (including, without limitation, pending or overtly threatened litigation in amounts in excess of effective insurance coverage and all other contingent liabilities) of such Person as they mature, or (ii) the assets of such Person constitute unreasonably small capital for such Person to carry out its business as then being conducted or as proposed to be conducted including the capital needs of such Person, taking into account the particular capital requirements of the business conducted by such Person and projected capital requirements and capital availability thereof, or (iii) the fair saleable value of the assets of such Person is not greater than the total fair value of the liabilities, including contingent, subordinated, absolute, fixed, or matured or unmatured liabilities of such Person.

         "Intercompany Revolving Credit Note" means a revolving credit promissory note, made by a Significant Subsidiary that is a Foreign Subsidiary (other than Noble Drilling (Canada)

Ltd.) to the order of Borrower in the original principal amount of $20,000,000 or such lesser amount as is actually outstanding thereunder, evidencing loans made or to be made by Borrower to such Subsidiary, in the form attached hereto as Exhibit E.

         "Interest Payment Date" means (i) with respect to each of the Base Rate Advances, the last Business Day of each March, June, September and December, and (ii) with respect to each Eurodollar Advance, the last day of the Interest Period applicable thereto.

         "Interest Period" means with respect to any Eurodollar Advance, the period commencing on the date, as applicable, such Advance is made or converted from an Advance of another Type or, in the case of each subsequent, successive Interest Period applicable to a Eurodollar Advance, the last day of the next preceding Interest Period with respect to such Advance, and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as Borrower may select as provided in Section 2.03 hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

         Notwithstanding the foregoing:

                 (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that if such succeeding Business Day falls in the next succeeding calendar month, than such Interest Period shall end on the next preceding Business Day;

                 (b) no Interest Period for any Eurodollar Advance shall have a duration of less than one month, and if the Interest Period for any Eurodollar Advance would otherwise be a shorter period, such Advance shall not be available hereunder; and

                 (c) no Interest Period may extend beyond the maturity of the Note or the Credit Maturity Date.

         "Interest Swap Obligations" means, with respect to any Person, the obligations of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its subsidiaries' exposure to fluctuations in interest rates.

         "Investment" means any direct or indirect loan, advance, guaranty or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for Property or services for the account or use of others, or otherwise), or purchase or acquisition of capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto, and minus the amount of any portion of such Investment repaid to such person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such investment. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at Fair Value at the time of such transfer as determined in good faith by the board of directors (or comparable body) of the Person making such transfer.

         "Law" means any constitution, statute, law, ordinance, regulation, rule, order, writ, injunction or decree of any Tribunal.

         "Letter of Credit" means a letter of credit (as defined in the UCC) issued by First Interstate at the request of the Borrower, naming a beneficiary (as defined in the UCC) designated by the Borrower, all in accordance with the provisions of Sections 2.08 and 2.09 hereof.

         "Letter of Credit Liabilities" means, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid amount of all Reimbursement Obligations at the time due and payable in respect of drawings made under such Letter of Credit.

         "L/C Facility" means the credit facility provided by the Banks to the Borrower, for the benefit of the Borrower and its Subsidiaries for the issuance of Letters of Credit, all in accordance with Sections 2.08 and 2.09 hereof.

         "Lien" means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to a lien, security interest or other interest arising from a mortgage, deed of trust, assignment, encumbrance, pledge, security agreement, conditional sale, trust receipt, lease, consignment, bailment for security purposes, or conditional sale agreement, lease purchase agreement, sale and leaseback arrangement or other similar title retention agreement.

         "Litigation" means any proceeding, claim, lawsuit, and/or investigation conducted by or before any Tribunal.

         "Loan" means an extension of credit or financial accommodation by way of a loan or Advance hereunder to the Borrower.

         "Loan Documents" means this Agreement, the Note, the Loan Formula Certificates, the Guaranty, the Assignments and Acceptances, if any, the Letters of Credit, the Applications, the Security Agreement, and all other promissory notes, drafts, security agreements, reports, opinions, requests for Advances, certificates and other instruments, documents, and agreements now or hereafter executed and delivered pursuant to, or in connection with, this Agreement.

         "Loan Formula Certificate" means a duly certified report, in form and substance substantially similar to that which is attached hereto as Exhibit F, with the blanks therein properly and accurately completed, and setting forth the limitations on total Loans and the limitations on Letters of Credit in
Article II hereof, such certificate being executed by an Authorized Representative of Borrower.

         "Loan Request Form" means a certificate, in substantially the form of Exhibit G hereto, properly completed and signed by the Borrower requesting an Advance attached to which is a Loan Formula Certificate.

         "Material Adverse Effect" means, with respect to any Person, a material and adverse effect on (i) the business, financial condition or results of operations of such Person, or (ii) its ability to fulfill, punctually and completely, its obligations under each Loan Document.

         "Maximum Rate" means the maximum lawful nonusurious rate of interest (if any) which under Applicable Law the Banks may charge the Borrower on the Loans from time to time. If, however, during any period interest accruing on any Loan is not limited to any maximum lawful non-usurious rate of interest under Applicable Law, then during each such period the "Maximum Rate" shall be equal to a per annum rate of 3% plus the Base Rate from time to time in effect.

         "Moody's" means Moody's Investors Service, Inc. and its successors.

         "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which Borrower, any Subsidiary thereof, or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

         "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Borrower, any Subsidiary of Borrower, or any ERISA Affiliate and at least one Person other than Borrower, any Subsidiary of Borrower and any ERISA Affiliate, or (b) was so maintained and in respect of which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

         "Net Available Proceeds" means, as to any Asset Sale, the Cash Proceeds therefrom (i) minus, without duplication, the sum of (A) reasonable legal and title expenses, commissions and other reasonable fees and expenses incurred, and all Federal, state, provincial, foreign, recording and local taxes payable as a consequence of such Asset Sale, and (B) all payments to any Person other than the Borrower or a Subsidiary on any Indebtedness of the Company or its Subsidiaries which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, and (ii) in the case of an Asset Sale by a Subsidiary, multiplied by the percentage of the Voting Stock of such Subsidiary directly or indirectly owned by the Borrower.

         "NN-1 Rig Facility" means the outstanding United States Government Ship Financing Bonds, Noble - National 1978 Series of NN-1 Limited Partnership (as successor to Noble - National Joint Venture) issued September 13, 1978.

         "Non-Recourse Indebtedness" means any Indebtedness of a Non-Recourse Subsidiary (a) in respect to which neither the Borrower nor any of its Subsidiaries (other than a Non-Recourse

Subsidiary) is liable or obligated in any manner including, without limitation, liabilities or obligations constituting Indebtedness of the Borrower or any of its Subsidiaries (other than a Non-Recourse Subsidiary), and (b) the occurrence of any event or existence of any condition under any agreement or instrument relating to which shall not at any time have the effect of accelerating, or permitting the acceleration of, the maturity of any Indebtedness of the Borrower or of its Subsidiaries (other than a Non-Recourse Subsidiary) or otherwise permitted any such Indebtedness to be declared to be due and payable, or to be required to be prepaid, purchased or redeemed, prior to the stated maturity thereof.

         "Non-Recourse Subsidiary" means a Subsidiary that (a) owns only Property acquired by such Subsidiary after October 7, 1993 and (b) has no Indebtedness other than Non-Recourse Indebtedness.

         "Notes" mean each Revolving Note made to the order of one of the Banks.

         "Obligations" means all obligations, indebtedness, accrued unpaid interest, Letter of Credit Liabilities, fees, expenses, costs, indemnities and liabilities of Borrower to Banks, including without limitation all Loans, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, under, or in connection with, this Agreement and the other Loan Documents.

         "Operating Loss Increment" means, for each Quarterly Reporting Period, if two consecutive Quarterly Operating Losses have occurred in the 12 month period that includes such Quarterly Reporting Period ("Combined Operating Losses"), then effective as of the first day after such Quarterly Reporting Period and effective for the next succeeding twelve-month period, an amount equal to .50% per annum; provided, that if additional Quarterly Operating Losses occur in any 12 month period after Combined Operating Losses have occurred, the Operating Loss Increment shall not at any time exceed in aggregate .50% per annum.

         "Payment Office" shall mean the Agent's office located at 1000 Louisiana, 3rd Floor, Houston, Texas 77002, or the office of the duly appointed successor to the Agent, as indicated in writing by such successor, to the Borrower and the Banks.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Pension Plan" means a "pension plan", as such term is defined in
Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of
Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

         "Permitted Subsidiary Indebtedness" means:

                 (i) Indebtedness of the Borrower or any Subsidiary under Interest Swap Obligations; provided that (a) such Interest Swap Obligations are related to payment obligations on Indebtedness otherwise permitted by Section 5.01, and (b) the notional principal amount of such Interest Swap Obligations does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

                 (ii) Indebtedness of the Borrower or any Subsidiary under Currency Hedge Obligations; provided that (a) such Currency Hedge Obligations are related to payment obligations on Indebtedness otherwise permitted by Section 5.01 or to the foreign currency cash flows reasonably expected to be generated by the Borrower and the Subsidiaries, and (b) the notional principal amount of such Currency Hedge Obligations does not exceed the principal amount of the Indebtedness or the amount of the foreign currency cash flows to which such Currency Hedge Obligations relate;

                 (iii) Indebtedness of the Borrower or any Subsidiary outstanding on June 16, 1994 and listed on Schedule 3.10;

                 (iv) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, surety bonds, appeal bonds and letters of credit issued for the account of the Borrower or any Subsidiary, in each case in the ordinary course of business;

                 (v) Indebtedness of any Subsidiary to the Borrower or any Wholly-Owned Subsidiary (but only so long as it remains a Wholly-Owned Subsidiary);

                 (vi)     Non-Recourse Indebtedness of any Non-Recourse
         Subsidiary;

                 (vii) other Indebtedness of the Borrower or any Subsidiary; provided that at the date such Indebtedness is incurred and after giving effect to the incurrence of such Indebtedness, the aggregate amount of all Indebtedness outstanding at such time under this clause
         (vii) shall not exceed $20,000,000; provided further that at the date any Indebtedness of a Subsidiary is incurred and after giving effect to the incurrence of such Indebtedness, (a) the outstanding secured Indebtedness of the Borrower (other than Indebtedness secured by Liens described under clauses (ix) and (xvii) of the definition of "Permitted Liens"), (b) all Indebtedness and the aggregate liquidation value of all Preferred Stock of any Subsidiary (other than a Non-Recourse Subsidiary) incurred and outstanding in accordance with
         Section 5.15 (other than of the type described in clauses (ix), (xiv) and (xvii) of the definition of "Permitted Liens"), and (c) the aggregate amount of all Capital Lease Obligations of the Borrower and its Subsidiaries, does not exceed 10% of the Borrower's Consolidated Net Tangible Assets;

                 (viii)   Permitted Refinancing Indebtedness; and

                 (ix) Indebtedness of the Borrower's Subsidiaries arising under this Agreement in favor of the Banks.

So as to avoid duplication in determining the amount of Permitted Subsidiary Indebtedness under any clause of this definition, guarantees of, or obligations in respect of letters of credit supporting, Indebtedness otherwise included in the determination of such amount shall not also be included.

         "Permitted Investments" means:

                 (i) certificates of deposit, bankers' acceptances, time deposits, eurocurrency deposits and similar types of investments routinely offered by commercial banks with final maturities of one year or less issued by commercial banks having capital and surplus in excess of $100,000,000;

                 (ii) commercial paper issued by any corporation, if such commercial paper has credit ratings of at least A-1 by S&P or at least P-1 by Moody's;

                 (iii) U. S. Government Obligations with a maturity of four years or less;

                 (iv) repurchase obligations for instruments of the type described in clause (iii) hereof;

                 (v) shares of money market mutual or similar funds having assets in excess of $100,000,000;

                 (vi)     payroll advances in the ordinary course of business;

                 (vii) other advances and loans to officers and employees of the Borrower or any Subsidiary, so long as the aggregate principal amount of such advances and loans does not exceed $500,000 at any one time outstanding;

                 (viii)   Investments in Replacement Assets;

                 (ix) loans to or investments in (a) any Subsidiary (other than a Non-Recourse Subsidiary) by any other Subsidiary or by Borrower, other than loans to or investments in Subsidiaries constituting partnerships or joint ventures, or (b) Borrower by any Subsidiary; and

                 (x) Investments in any partnerships or joint ventures, provided that the aggregate Investment in all such partnerships and joint ventures by the Borrower and its Subsidiaries, taken as a whole, does not at any time exceed 10% of Tangible Net Worth.

         "Permitted Liens" means:

                 (i) Liens for taxes, assessments and other governmental charges or levies or liens arising under the General Maritime Law of the United States such as arise from necessaries provided by contractors or subcontractors, towage, general average or salvage, or the claims or demands of landlords, carriers, warehousemen, mechanics, laborers, materialmen and other like Persons, all of the foregoing arising by operation of law in the ordinary course of business for sums which are not yet due and payable, or such Liens the enforcement of which are, at all times, effectively and fully stayed and are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves as required under generally accepted accounting principles shall have been established;

                 (ii) deposits or pledges to secure the payment of workmen's compensation, unemployment insurance or other social security benefits or obligations, public or statutory obligations, surety or appeal bonds or other obligations of a like general nature incurred in the ordinary course of business;

                 (iii) zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto which do not materially impair the use of such property in the operation of the business of the Borrower, or the Significant Subsidiaries or the value of such property;

                 (iv) inchoate liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of Plans from time to time in effect;

                 (v) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Borrower or the Significant Subsidiaries, or to use such property in a manner which does not materially impair the use of such property for the purposes for which it is held by the Borrower or the Significant Subsidiaries;

                 (vi) Liens on Property of the Borrower or its Subsidiaries as set forth on Schedule 1 attached hereto;

                 (vii) Liens on Property of a Person, other than Liens on Current Assets of such Person, existing at the time such Person has merged or consolidated with or into the Borrower or any Subsidiary thereof (and not incurred at a result of, or in anticipation of, such transaction); provided, that such Lien relates solely to the Property subject thereto;

                 (viii) Liens on Property, other than Liens on Current Assets, existing at the time of the acquisition thereof (and not incurred as a result of, or in anticipation of, such transaction); provided, that such Lien relates solely to the Property subject thereto;

                 (ix) Liens, other than Liens on Current Assets, to secure the payment of all or a part of the purchase price or construction costs of Property acquired or constructed after June 16, 1994; provided, that (a) the principal amount of

         Indebtedness secured by such Liens shall not exceed (i) 66 2/3% multiplied by (ii) the lesser of the cost or Fair Market Value of the Property so acquired or constructed; and (b) such Liens shall not encumber any other assets or Property of the Borrower or any Subsidiary thereof and shall attach to such Property within 90 days of the construction or acquisition of such Property;

                 (x) Liens, other than Liens on Current Assets, in favor of the Lessor on Property subject to Capital Lease Obligations; provided, that such Liens secure Capital Lease Obligations which, when combined with (a) the outstanding secured Indebtedness of the Borrower (other than Indebtedness secured by Liens described in clauses (ix) and (xvii) of this definition), and (b) all Indebtedness of Borrower and its Consolidated Subsidiaries plus the aggregate liquidation value of all preferred stock of any Subsidiary (other than a Non-Recourse Subsidiary) incurred and outstanding in accordance with Section 5.15 (other than of the type described in clauses (ix), (xiv) and (xvii) hereof), and (c) the aggregate amount of all Capital Lease Obligations of the Borrower and its Subsidiaries, does not exceed 10% of the Borrower's Consolidated Net Tangible Assets;

                 (xi) Liens, other than Liens on Current Assets, securing Project Finance Indebtedness of the Borrower or any Subsidiary thereof; provided, that (a) the principal amount of Indebtedness secured by such Liens shall not exceed (i) 50% multiplied by (ii) the aggregate amount of capital expenditures to be made that directly relate to the repair, refurbishment, upgrade or improvement of the relevant asset or Property; (b) such Liens shall not encumber any other asset or Property of the Borrower or any Subsidiary thereof; (c) such Liens secure Project Finance Indebtedness which, when combined with (i) the outstanding secured Indebtedness of the Borrower (other than Indebtedness secured by Liens described under clauses (ix) and
         (xvii) hereof), (ii) all Indebtedness and the aggregate liquidation value of all preferred stock of any Subsidiary (other than a Non-Recourse Subsidiary) incurred and outstanding in accordance with
         Section 5.15 (other than of the type described in clauses (ix), (xiv) and (xvii) hereof), and (iii) the aggregate amount of all Capital Lease Obligations of the Borrower and its Subsidiaries, does not exceed 10% of the Borrower's Consolidated Net Tangible Assets; and (d) after giving effect to the occurrence of such Project Finance Indebtedness and any Lien created thereby, the ratio of (i) the Fair Value (as determined by a nationally recognized independent appraiser of drilling rigs) of the drilling rigs of the Borrower and its Consolidated Subsidiaries that are not subject to any Lien, to (ii) the aggregate amount of unsecured Indebtedness of the Borrower outstanding at such time and determined on a consolidated basis (including, without limitation, the Indebtedness under this Agreement), equals or exceeds 2.0 to 1.0;

                 (xii) Liens securing Indebtedness of the Borrower or any Subsidiaries; provided, that such Liens secure Indebtedness which, when combined with (a) the outstanding secured Indebtedness of the Borrower and its Consolidated Subsidiaries (other than Indebtedness secured by Liens described in clauses (ix) and (xvii) hereof), (b) all Indebtedness plus the aggregate liquidation value of all Preferred Stock of any Subsidiary (other than a Non-Recourse Subsidiary) incurred and outstanding in accordance with
         Section 5.15 (other than of the type described in clauses (ix), (xiv) and (xvii) hereof, and (c) the aggregate amount of all Capital Lease Obligations of the Borrower and its Subsidiaries, does not exceed 10% of the Borrower's Consolidated Net Tangible Assets; provided further however, that no Liens otherwise permitted under this clause (xii) shall cover any Current Assets of Borrower or any of its Subsidiaries, except for Liens disclosed on Schedule 1 hereto, and Liens covering Current Assets of Triton which Current Assets secure working capital lines of credit of Triton.

                 (xiii) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (vi), (vii) and (viii) of this definition; provided, that such Lien does not extend to any other Property of the Borrower or any Subsidiary thereof and the principal amount of the Indebtedness secured by such Lien has not increased;

                 (xiv) Liens granted by a Non-Recourse Subsidiary securing Non-Recourse Indebtedness of such Non-Recourse Subsidiary and Liens on the capital stock of a Non-Recourse Subsidiary securing Non-Recourse Indebtedness of such Non-Recourse Subsidiary;

                 (xv) any charter or lease that would not constitute an Asset Sale pursuant to clause (D) of the definition of "Asset Sale";

                 (xvi)    leases or subleases of real property to other
         Persons; and

                 (xvii) Liens required under this Agreement in favor of the Banks.

         "Permitted Refinancing Indebtedness" means Indebtedness of the Borrower or a Subsidiary thereof, incurred in exchange for, or the proceeds of which are used to renew, extend, refinance, refund or repurchase, outstanding Indebtedness of the Borrower or any Subsidiary thereof which outstanding Indebtedness was incurred in accordance with, or is otherwise permitted by, the terms of this Agreement, other than any such Indebtedness permitted pursuant to clause (vii) of the definition of "Permitted Subsidiary Indebtedness"; provided that (i) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to the Notes, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the Notes at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such new Indebtedness is scheduled to mature later than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (iii) such new Indebtedness has an Average Life at the time such Indebtedness is incurred that is greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased and (iv) such new Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP); provided, further that Permitted Refinancing Indebtedness shall not include (a) Indebtedness of a Subsidiary of the Borrower that is incurred to renew, extend, refinance, refund or repurchase Indebtedness of the Borrower and (b) Indebtedness (other than Non-Recourse Indebtedness of the related Non-Recourse Subsidiary) that is incurred to renew, extend, refinance, refund or repurchase Non-Recourse Indebtedness of such Non-Recourse Subsidiary.

         "Person" means any individual, corporation, business trust, association, company, limited liability entity, partnership, joint venture, trust, unincorporated organization or governmental authority, or any agency, tribunal, court, instrumentality or subdivision thereof, or any other form of entity.
         "Plan" means any Pension Plan or Welfare Plan.

         "Preferred Stock" means one or more classes of capital stock of the Borrower having a preferred or senior right, compared to some other class of capital stock, to receive dividends or the proceeds from the voluntary or involuntary liquidation of the Borrower.

         "Pricing Selection" means the Borrower's selection pursuant to this Agreement of the Base Rate or the Adjusted Eurodollar Rate.

         "Prohibited Transaction" means a "prohibited transaction" within the meaning of Section 4975 of the Code.

         "Project Finance Indebtedness" of a Person means any Indebtedness the proceeds of which will be used solely to make capital expenditures to repair, refurbish, upgrade or improve one or more drilling rigs already owned by such Person or an Affiliate thereof, and such repairs, refurbishments, upgrades or improvements are being made in connection with a drilling or workover contract that has been entered into by such Person or an Affiliate thereof with a Person that is not an Affiliate of such Person.

         "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding capital stock in any other Person.

         "Pro Rata Share" means for each of the respective Banks, the Specified Percentage.

         "Quarterly Compliance Certificate" means the certificate in form and substance substantially similar to that which is attached hereto as Exhibit H, with the blanks therein properly and accurately completed, and setting forth the calculations demonstrating compliance with the financial covenants contained in the Agreement, such certificate being signed by an Authorized Representative of Borrower.

         "Quarterly Operating Loss" means Consolidated Cash Operating Income, less depreciation and amortization, for any Quarterly Reporting Period, is a deficit figure.

         "Quarterly Reporting Period" means each three-month period coinciding with the period for which the Borrower submits to the SEC its quarterly report on Form 10-Q or, in the case of the last three month period in any fiscal year of the Borrower, its report on Form 10-K; provided, that if the Borrower is not required to submit to the SEC quarterly reports on Form 10-Q, then Quarterly Reporting Period means each March 31, June 30, September 30 or December 31, except as Borrower and the Banks may otherwise agree in writing.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

         "Regulatory Change" means, with respect to the Banks, any change after the date of this Agreement in United States federal or state, or foreign (including, without limitation, Canada and its provinces) laws or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including the Banks of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         "Reimbursement Obligations" means, collectively, the obligations of the Borrower then outstanding, or which may thereafter arise in respect of Letters of Credit then outstanding, to reimburse the Banks hereunder for the amounts paid by the Banks in respect of drawings made under Letters of Credit.

         "Replacement Asset" means, with respect to any Asset Sale, the Property or asset that, as determined by the Board of Directors of the Borrower as evidenced by a resolution thereof, is used or useful in a line of business of the Borrower or any Consolidated Subsidiary existing on the date of this Agreement.

         "Reportable Event" shall have the meaning set forth therefor in ERISA.

         "Required Payment" means a repayment upon the Revolving Note in an amount sufficient to reduce the sum of (i) the aggregate principal balance of the Revolving Note and (ii) Total Letter of Credit Liabilities, to an amount equal to or less than the then applicable Borrowing Base.

         "Reserve Requirement" means, for any Eurodollar Advance for any Interest Period therefor, the then current maximum rate at which reserves (including any basic, marginal, supplemental, emergency and other reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City, New York, against
(a) in the case of Eurodollar Advances, "Eurocurrency Liabilities" (as such term is defined in Regulation D), and (b) in general, but without duplication, any category of deposits or liabilities as is or would be acquired, required, incurred or desirable by Agent in connection with Agent's funding of, or procuring the funding for, or the making of, such Eurodollar Advances. Each determination by Agent of the applicable Reserve Requirement shall, in the absence of manifest error, be conclusive and binding.

         "Restricted Payment" means to (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem, retire or otherwise acquire for value any capital stock of the Borrower or any Affiliates of the Borrower, or warrants, rights or options to acquire such capital stock, other than (x) dividends payable solely in the common stock of the Borrower or such Affiliate, as the case may be, or in warrants, rights or options to acquire such common stock, (y) dividends or distributions by a Subsidiary to the Borrower or to a Wholly Owned Subsidiary (except a Non-Recourse Subsidiary), and (z) conversion of Preferred Stock outstanding on June 16, 1994, into common stock of the Borrower, (ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or other stated maturity, Indebtedness of the Borrower or any Subsidiary which is subordinated in right of payment to the Notes or (iii) make any Investment (other than Permitted Investments and Investments made by the Borrower in Wholly Owned Subsidiaries (or any Person that will be a Wholly Owned Subsidiary as a result of such Investment) except Non-Recourse Subsidiaries, or by a Subsidiary in the Borrower or one or more Wholly Owned Subsidiaries (or any Person that will be a Wholly Owned Subsidiary as a result of such Investment) except Non-Recourse Subsidiaries) in any Person.

         "Revolving Loan Commitment" means the commitment of the Banks to make Revolving Loans as set forth in Section 2.03 hereof, up to the maximum aggregate amount of the Total Credit Commitment less $5,000,000, or such lesser amount, as such commitment shall exist from time to time.

         "Revolving Loans" means the Loans to be made to the Borrower pursuant to the provisions of Article II hereof.

         "Revolving Note" means the Revolving Note of the Borrower payable to the order of each of the Banks, in substantially the form attached hereto as Exhibit A, having the blanks therein appropriately completed and duly executed, and otherwise in form and substance satisfactory to the Banks, together with any and all renewals, extensions, rearrangements and/or increases.

         "Sale and Lease-Back Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its subsidiaries.

         "SEC" means the Securities and Exchange Commission or any successor to the function of such agency.

         "Security" means "security" as defined in the Securities Act of 1933, as amended.

         "Security Agreement" means that certain Security Agreement dated as of even date herewith, executed by the Borrower as "debtor" in favor of the Agent, for the benefit of the Banks, as secured party, and creating a security interest in each Intercompany Revolving Credit Note.

         "Significant Subsidiaries" means each Subsidiary of the Borrower that, at any date of determination of the Subsidiaries that constitute Significant Subsidiaries, either (i) has total assets, determined in accordance with GAAP as of the most recent date for which a consolidating balance sheet of Borrower and its Subsidiaries is available, of at least $10,000,000, or (ii) is listed on Schedule 3.14 attached hereto, or (iii) has been designated, in a written notice by Borrower delivered to Agent, as a "Significant Subsidiary", or (iv) had total revenue (excluding revenues from Affiliates), determined in accordance with GAAP as of the most recent date for which a consolidating income statement from Borrower and its Consolidated Subsidiaries is available, of at least 5% of Consolidated total revenues of Borrower and its Subsidiaries.

         "S&P" means Standard & Poor's Corporation or its successors.

         "Special Purpose Fixed Charge Coverage Ratio" means, as of the last day of any fiscal quarter of the Borrower, the ratio of (i) Consolidated EBITDA of the Borrower to (ii) Special Purpose Fixed Charges of the Borrower.

         "Special Purpose Fixed Charges" means, without duplication, as of the date of calculation thereof, the amounts of (i) Consolidated Interest Expense for the preceding four fiscal quarters, plus (ii) current scheduled maturities of principal on Indebtedness (including the principal component of capitalized leases) owed by the Borrower and its Consolidated Subsidiaries for the four fiscal quarters immediately preceding the date of calculation of Special Purpose Fixed Charges, plus (iii) all dividends on Preferred Stock of Borrower which dividends Borrower is obligated to pay (and an obligation to pay Preferred Stock dividends shall be deemed to exist whether or not such dividends are cumulative) by the terms of such Preferred Stock for the four fiscal quarters immediately preceding the date of calculation of Special Purpose Fixed Charges, plus (iv) all Capital Expenditures made by the Borrower or its Consolidated Subsidiaries over the four fiscal quarters immediately preceding the date of calculation of Special Purpose Fixed Charges, less Excess Cash on Hand (except that the amount determined for this clause (iv) shall be deemed to be zero if it would otherwise be a negative number).

         "Specified Percentage" means, as to any of the Banks, the percentage indicated beside its name on the signature pages hereof, or as adjusted or specified in any Assignment and Acceptance.

         "Subsidiary" means any corporation or other Person (whether now existing or hereafter created) of which more than 50% of the issued and outstanding securities having ordinary voting power for the election of directors, or more than 50% of the beneficial ownership interest, is now or hereafter owned or controlled, directly or indirectly, by the Borrower or any Subsidiary thereof, with the voting power and ownership of the Borrower and all Subsidiaries aggregated together to determine whether a Person is a Subsidiary, and "Subsidiary" shall include, without limiting the generality of the foregoing, the Significant Subsidiaries.

         "Tangible Net Worth" means, at any date of determination thereof, the Consolidated total assets of the Borrower and its Subsidiaries (valued at cost less normal depreciation) at such date, less the sum, determined on a Consolidated basis for the Borrower and its Subsidiaries, of (i) all intangibles at such date, (ii) all liabilities at such date, and (iii) all other notes, accounts or other receivables owed to Borrower by any Affiliate, all determined on a Consolidated basis. For purposes of this definition, the term "intangibles" shall include, without limitation, (a) deferred charges, (b) the amount of any write-up after December 31, 1993, in the book value of any assets contained in any balance sheet resulting from revaluation thereof (except as permitted by GAAP), or any write-up in excess of the cost of such assets acquired and (c) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like intangibles. For purposes of this definition, the term "liabilities" shall include as of the date of determination of Tangible Net Worth, without limitation, (1) Indebtedness, (2) deferred liabilities, and (3) obligations under leases which have been capitalized or should have been capitalized in accordance with GAAP.

         "Total Credit Commitment" means $30,000,000, or such lesser amount as the Banks and the Borrower may otherwise agree on from time to time in writing.

         "Total Letter of Credit Liabilities" means the aggregate outstanding amount of all Letter of Credit Liabilities in respect of all Letters of Credit.

         "Tribunal" means any court, tribunal or governmental department, commission, board, bureau, agency, or instrumentality of any state, province, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted and/or existing.

         "Triton" means Triton Engineering Services Company, a Texas corporation, and its Subsidiaries.

         "Type" means any type of Advance (that is, a Base Rate Advance or a Eurodollar Advance).

         "UCC" means the Uniform Commercial Code as adopted and amended in the State of Texas.

         "UCP" means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as amended and in effect from time to time.

         "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof or (iii) depository receipts issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

         "Voting Stock" means, with respect to any Person, securities of any class or classes of capital stock in such Person entitling the holders thereof (whether at all times or at the times that such class of capital stock has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors (or comparable body) of such Person.

         "Welfare Plan" means a "welfare plan", as such term is defined in
Section 3(1) of ERISA.

         "Wholly-Owned Subsidiary" means any Subsidiary 100% of whose capital stock (of every class or type, including warrants, rights, options and instruments convertible into capital stock), except shares required as directors' qualifying shares, is owned directly or indirectly by the Borrower.

         1.02 Accounting Terms and Definitions. (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes approved by Borrower's independent certified public accountants) with the most recent financial statement of Borrower delivered to the Agent. All other terms used herein shall have the meanings as otherwise stated herein or as otherwise defined in the Code.

         (b) All terms defined in this Agreement shall have their defined meanings when used in each of the other Loan Documents, unless any such instruments shall expressly indicate otherwise, and when required by the context, each term shall include the plural as well as the singular. Definitions of each Person specifically defined herein or in each other Loan Document shall mean and include herein and therein, unless otherwise expressly provided to the contrary, the successor, assigns, heirs and legal representatives of each such Person. Unless the context otherwise requires or unless otherwise expressly provided, references to this Agreement and each other Loan Document shall include all amendments and modifications thereof or thereto, as applicable and as in effect from time to time.

         (c) Each reference herein to a section, or any subdivision thereof, shall refer to the applicable section or subdivision thereof, of this Agreement, unless another instrument is thereby expressly referenced. The headings in this Agreement and the other Loan Documents are inserted for convenience only and shall be ignored when construing any such instruments.

                        ARTICLE II -- CREDIT FACILITIES

         2.01 Extensions of Credit. (a) Subject to the terms and conditions of this Agreement, each of the Banks severally agrees to lend to the Borrower, and the Borrower has the right to borrow from each of the Banks, from time to time during the period from the date hereof to and including the Credit Maturity Date, amounts not to exceed at any one time outstanding such Bank's Specified Percentage of the Revolving Loan Commitment, provided, however, that
(i) the sum of the aggregate principal amount of all Revolving Loans by the Banks at any one time outstanding together with all Letter of Credit Liabilities shall not exceed the lesser of (a) the Total Credit Commitment, and
(b) the Borrowing Base in effect from time to time, and (ii) the aggregate principal amount of all Revolving Loans by the Banks at any one time outstanding shall not exceed the lesser of (a) $25,000,000 and (b) the Total Credit Commitment and (iii) all Letter of Credit Liabilities shall not exceed $5,000,000. The credit described in the preceding sentence shall be a revolving credit entitling the Borrower to borrow, prepay and reborrow by means of Advances of any Type in accordance with the terms hereof. Each Type of Advance shall be made at Agent's Applicable Lending Office for such Type of Advance.

         (b) All Loans under this Agreement shall be made by the Banks simultaneously and in proportion to their Specified Percentages of the Revolving Loan Commitment. None of the Banks shall be responsible for any default by any other Bank regarding that other Bank's obligation to make a Loan and participate in the issuance of a Letter of Credit hereunder. The Agent shall make such minor technical adjustments among the Banks as may be necessary or appropriate with respect to the allocation of final Loans and participations in the Letters of Credit or repayments among the Banks in order that such Loans and participations in the Letters of Credit and repayments of the Note or other Obligations, which shall have been divided among the Banks on the basis of their Pro Rata Shares, correspond exactly to the Commitments and the Loans and participation in the Letters of Credit or repayments of the Note or other Obligations severally due from or to each of the Banks.

         (c) Notwithstanding any terms or provisions to the contrary herein contained or referenced, the Banks shall have no commitment to make any Loan to Borrower or to issue any Letter of Credit on behalf of Borrower if at the time of the request therefor any of the following conditions shall have occurred and be continuing: (i) any representation or warranty made herein or in any other Loan Document (other than those representations and warranties that are by their express terms limited to the date of the instrument in which they are initially made or in respect to which each such change shall be and has been communicated, in writing to the Agent and approved, in writing, by the Agent) is not true and correct in all material respects at such time as though made on and as of such time; (ii) there has been a material adverse change in the condition, financial or otherwise, of Borrower and the Significant Subsidiaries taken as a whole; (iii) there exists, or will exist, upon the making of such Loan, a Default or an Event of Default; or (iv) with respect to any Revolving Loan, the Agent shall not have timely received a Loan Formula Certificate appropriately completed, duly executed and accompanied by any required documentation.

         2.02 Extensions of Maturity. Upon written request by the Borrower received by the Agent at least 90 days but not more than 120 days prior to each one year anniversary hereof until the Credit Maturity Date, the Banks (by unanimous written consent only) and the Borrower shall review the credit facilities provided for herein, and the Banks (by unanimous written consent only, expressed to Borrower within 60 days of receipt of Borrower's written request for extension of the Credit Maturity Date) and the Borrower, at that time, may mutually agree to extend the Credit Maturity Date for one year from the date of the Credit Maturity Date as set forth herein. No credit extensions beyond the two one-year extensions will be considered hereunder, and in no event shall the Credit Maturity Date be later than June 9, 1998. If, at the time of any of the above described reviews of the credit facilities provided herein, all of the Banks and the Borrower do not mutually agree to extend the Credit Maturity Date, then such date shall not be extended, and the undertaking to review and consider the credit facilities and the extension of the Credit Maturity Date as set forth herein above shall not be construed to create hereby any obligation on the part of the Banks to renew or extend the Credit Maturity Date, such determination to renew and extend the Credit Maturity Date being in the sole and absolute discretion of the Banks.

         2.03 Manner of Borrowing. (a) The Borrower shall give to the Agent on or before 12:00 noon Houston, Texas time at least three Business Days prior to the requested date for a Eurodollar Advance and at least one Business Day prior to the requested date for a Base Rate Advance, written notice in the form of a Loan Request Form for each requested Revolving Loan hereunder, specifying the amount of such Advance, the Pricing Selection and the desired Interest Period. Each Advance shall be in the aggregate principal amount of $1,000,000 or an integer multiple thereof.

         (b) Each Loan Request Form shall be irrevocable and binding on the Borrower, and the Borrower agrees hereby to indemnify each of the Banks against any cost, loss or expense incurred by any such Bank as a result of any failure to fulfill, on or before the date specified for a borrowing, the conditions to such borrowing set forth herein, including, without limitation, any cost, loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any such Bank to fund the Loan to be made by such Bank as part of such borrowing. Any such costs, losses or expenses incurred by any of the Banks shall be accompanied by the Agent's written summary explanation thereof.

         (c) Upon receipt of the Loan Request Form, the Agent shall give each of the Banks telephonic notice (confirmed in writing) of the requested Loan, of each of the Banks' Specified Percentage thereof, of the applicable interest rate and of any other matters set forth in the Loan Request Form.
Each of the Banks shall, before 10:30 A.M. Houston, Texas time on the requested Borrowing Date, make available (for the account of the Agent) to the Agent at its Payment Office, in same day funds the amount of such Bank's Specified Percentage of the Loan. Upon the Agent's receipt of such funds and fulfillment of the applicable conditions set forth in Article VIII hereof, the Agent will, at or prior to 12:00 noon, make the amount of the requested Loan available to the Borrower by deposit of the proceeds of such Loan to Borrower's demand deposit account maintained with the Agent in Houston, Texas.

         (d) Unless the Agent shall have received notice from any of the Banks prior to the requested borrowing date that such Bank will not make available to the Agent funds in the amount of such Bank's Specified Percentage of the Loan, the Agent may assume that such Bank has made such portion available to the Agent on the Borrowing Date in accordance with Section 2.03(c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such Specified Percentage available to the Agent and the Agent shall have so made such corresponding amount available to the Borrower, Agent shall use its best efforts to promptly notify such Bank and the Borrower of such failure to pay (although any failure by Agent to effect such notice shall not void the rights of the Agent or the Banks, or the Banks' or the Borrower's obligation to reimburse, as hereinafter set forth, such Bank and the Borrower severally agree to repay to the Agent, forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Eurodollar Advance or the Base Rate Advance, as the case may be, comprising such Loan and (ii) in the case of such Bank, the Federal Funds Rate; provided, however, that the Agent shall not be entitled to recover more than one satisfaction from Borrower and such Bank of such amount funded, together with interest thereon. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's advance as part of the Loan for purposes of this Agreement and Borrower shall thereupon be obligated to repay such advance in accordance with the terms and conditions hereof.

         (e) If no Interest Period with respect to any Advance is specified by the Borrower in the Loan Request Form, then the Borrower shall be deemed to have requested the shortest Interest Period available under the terms hereof with respect to such Advance. Each Loan shall be evidenced by a promissory note of the Borrower in the form of a Note, dated the date of this Agreement and payable on or before the Credit Maturity Date all as set forth therein. Each of the Banks may endorse on a schedule attached to each Note held by it an appropriate notation evidencing each Advance and each payment made on account of the principal and interest on such Advance; provided, however, that the failure to make such a notation on any Note with respect to any Advance shall not limit or otherwise affect the obligation of the Borrower hereunder or under any Note with respect to any Advance or any other obligations, and payments of principal or interest on each Advance shall not be affected by the failure to make a notation thereof on said schedule.

         (f) Each Advance shall bear interest on the unpaid balance of the principal amount thereof from the date such Advance is made until paid in full at a varying per annum rate of interest equal from day to day to the sum of (i) the Applicable Rate, plus (ii) the Applicable Margin, each such change in the rate of interest charged on each outstanding Advance to become effective, without notice to the Borrower or any other Person, on the effective date of each change in the Applicable Rate, the Applicable Margin or the Operating Loss Increment, as the case may be. As a result of the means of and timing for calculation for the Operating Loss Increment, the Borrower may be required from time to time to pay additional interest on an Advance with respect to which the Borrower had previously paid certain accrued unpaid interest, and Borrower shall pay to the Agent, for the benefit of the Banks, upon demand by the Agent such additional interest on Advances (whether or not such Advances are then outstanding) as results from the determination that the Operating Loss Increment applied to a prior period of time.

         (g) Accrued and unpaid interest on all Advances shall be due and payable as follows: (i) in the case of each Base Rate Advance, or Eurodollar Advance, on each Interest Payment Date, and (ii) in the case of any Advance, when such Advance shall be due (whether at maturity, by reason of prepayment, scheduled due date, acceleration or otherwise), or converted into an Advance of another Type but only to the extent accrued on the amount then due or converted. All unpaid principal and accrued unpaid interest shall be due and payable on the Credit Maturity Date.

         (h) Without duplication of the provisions of Section 2.04 hereof, all past due principal, and, to the maximum extent permitted by Applicable Law, all past due interest on Advances under this Agreement, the Notes and other amounts herein and under each other Loan Document due, shall bear interest on the amounts thereof from time to time remaining unpaid (both before and after judgment) at the Default Rate.

         (i) In no event shall the sum of (X) the aggregate unpaid principal amount of the Revolving Loans outstanding and (Y) the Total Letter of Credit Liabilities exceed the lesser of (A) the Total Credit Commitment and (B) the Borrowing Base.

         (j) In the event that, at any time or from time to time, the sum of (i) the aggregate principal amount of the Revolving Loans and (ii) Total Letter of Credit Liabilities exceeds the lesser of (a) the Total Credit Commitment and (b) the Borrowing Base in effect at such time, then the Borrower shall, within five (5) Business Days after submission of a Loan Formula Certificate evidencing same, make a Required Payment in an amount such that no such excess shall exist, provided that if necessary to cover any such excess after prepaying the Revolving Loans in full, the Borrower shall pay to the Banks for credit to the Collateral Account an amount such that no such excess will exist. The Agent shall give to the Borrower written notice of each determination that any Eligible Account submitted for inclusion in or included in the Borrowing Base is unacceptable or deficient, for the reasons specified in the notice and that such Eligible Account is therefore not a part or no longer a part of the Borrowing Base, and the Borrower shall within 30 days after such notice, make a Required Payment. In addition to the foregoing, should the aggregate unpaid principal balance under the Notes at any time exceed the Borrowing Base then in effect, the Borrower shall within five (5) Business Days after demand by the Agent, make a Required Payment.

         (k) The Notes, in addition to the applicable terms and provisions hereof and referenced herein, shall otherwise be subject to, and governed by the terms and provisions therein set forth and referenced and such terms and provisions incorporated herein for all purposes.

         2.04 Conversions and Continuations. The Borrower shall have the right from time to time to convert all or a part of one Loan or Type of Advance into another Loan or Type of Advance or to continue all or part of any Loan by giving Agent written notice pursuant to a Loan Request Form at least three (3) and not more than seven (7) Business Days before conversion into or continuation of an Advance, specifying: (i) the conversion or continuation date, (ii) the amount of the Loan or Advance to be converted or continued,
(iii) in the case of conversions, the Loan or Type of Advance to be converted into, and (iv) in the case of a continuation of or conversion into a Eurodollar Advance, the duration of the Interest Period applicable thereto; provided that neither Base Rate Advances nor Eurodollar Advances may be converted to, or, on the last day(s) of the then current Interest Period(s) for outstanding Eurodollar Advances, continued as, as applicable, Eurodollar Advances, after the occurrence of an Event of Default or Default, or so long as any Regulatory Change has the consequences described in Section 2.14, or when any of the conditions referred to in Section 8.02(a),
(b), (c) and (d) are not then met. Eurodollar Advances shall only be converted or continued on the last day of the Interest Period for such Eurodollar Advances. All notices given under this Section shall be irrevocable and shall be given not later than 12:00 noon, Houston, Texas time, on the day which is not less than the number of Business Days specified above for such notice. If Borrower shall fail to give to Agent the notice as specified above for continuation or conversion of a Eurodollar Advance prior to the end of the Interest Period with respect thereto, then such Eurodollar Advance, on the last day of the Interest Period for such Eurodollar Advance shall automatically be converted into a Base Rate Advance. Upon the occurrence of an Event of Default, the Agent may convert all Eurodollar Advances to Base Rate Advances, and the Borrower agrees to pay any and all costs and expenses associated with or related to such conversion(s) of its Eurodollar Advances. The provisions of the immediately preceding sentence notwithstanding, however, (i) the provisions of such sentence shall not limit in any respect the obligation of the Borrower to pay interest at the Default Rate on all past due principal and, to the maximum extent permitted by Applicable Law, all past due interest, whether by acceleration or otherwise, as provided herein, and (ii) after the occurrence and during the continuance of an Event of Default, all Base Rate Advances shall bear interest at a rate per annum equal to the Default Rate rather than the Base Rate.

         2.05 Use of Proceeds of Advances. The proceeds of each Advance shall be used by the Borrower solely for its working capital needs.

         2.06    Fees.

         (a) Commitment Fee. The Borrower agrees to pay to the Agent for the account of each of the Banks a commitment fee equal to .375% per annum on the average daily unused portion of the Total Credit Commitment (determined by subtracting the aggregate amount of all outstanding Revolving Loans then outstanding and the face amount of Letters of Credit issued and outstanding and the aggregate of any amounts advanced under any Letter of Credit and not yet reimbursed from the Total Credit Commitment) computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Such commitment fee with respect to the Total Credit Commitment shall accrue from and including the date hereof to but excluding the Credit Maturity Date (including all extensions thereof) and shall be payable quarterly in arrears commencing on the last Business Day of June, 1994 and continuing on the last Business Day of each September, December, March and June thereafter until the Credit Maturity Date (including all extensions thereof). Pursuant to
Section 2.07 hereof, the Borrower shall have the right to permanently reduce the Total Credit Commitment; and any such permanent reduction or termination of the Total Credit Commitment shall proportionately reduce or terminate the commitment fee otherwise payable pursuant to this Section 2.06(a) as of the date on which the Total Credit Commitment is so permanently reduced or terminated.

         (b) Letter of Credit Fees and Commissions. The Borrower agrees to pay to the Agent for the account of First Interstate a fee for issuing the Letters of Credit (calculated separately for each Letter of Credit) equal to .125% per annum of the maximum liability of the Banks existing from time to time under such Letter of Credit, payable quarterly in arrears on the last Business Day of each June, September, December and March during the period that such Letter of Credit is outstanding. The Borrower additionally agrees to pay to the Agent for the benefit of the Banks in proportion to their Specified Percentages commissions for issuing the Letters of Credit (calculated separately for each Letter of Credit) equal to 1.125% per annum of the maximum liability of the Banks existing from time to time under such Letter of Credit. All such fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December up to, but including on, the Credit Maturity Date, and Borrower shall also pay such other fees as First Interstate may customarily charge and set forth in the Application. To the extent that any outstanding Letter of Credit is amended, the Borrower shall pay to the Agent for the account of First Interstate an amendment commission of $30 per amendment.

         (c) Fee at Closing. Borrower shall pay at closing to the Agent for the account of each of the Banks party hereto at closing a fee in the amount of .5% of the Total Credit Commitment.

         2.07 Reduction or Termination of Revolving Credit Commitment. Subject to the provisions hereof, the Borrower may at any time or from time to time permanently reduce the Total Credit Commitment or permanently terminate in whole the Total Credit Commitment by giving not less than two (2) Business Days' prior written notice to such effect to the Agent, provided that (a) any partial reduction of the Total Credit Commitment shall be in an aggregate amount of not less than $1,000,000 and (b) unless the Borrower shall provide to the Agent for the benefit of the Banks cash in an amount sufficient to satisfy and secure the payment in full of all Letter of Credit Liabilities in excess of the Total Credit Commitment as so reduced, in no event shall Borrower be entitled to terminate or reduce the Total Credit Commitment if, after giving effect thereto, the Total Credit Commitment would be less than the sum of the aggregate amount of all outstanding Revolving Loans plus the Total Letter of Credit Liabilities.

         2.08 Letters of Credit. Subject to all the terms of this Agreement, prior to the Credit Maturity Date First Interstate agrees to issue, renew and extend Letters of Credit, and each of the Banks agrees to maintain a participation interest, to the extent of the Specified Percentage of each, in all such Letters of Credit; provided that in no event shall Total Letter of Credit Liabilities exceed nor shall any Letter of Credit be issued, renewed or extended which would result in Total Letter of Credit Liabilities exceeding, the lesser of (i) $5,000,000, (ii) the Total Credit Commitment, and (iii) the Borrowing Base. Each Letter of Credit shall be issued by First Interstate with the Banks each participating based on their respective Specified Percentages, shall be for the account of the Borrower or any of its Subsidiaries, shall have an expiration date prior to the Credit Maturity Date and shall be for the purpose of securing the contractual obligations of the Borrower or any of its Subsidiaries, provided however, that neither the Agent, First Interstate nor any of the other Banks shall be obligated to issue any Letter of Credit if the face amount thereof would exceed the various limits on the Total Letter of Credit Liabilities as set forth in this Agreement. If First Interstate makes a payment under any Letter of Credit and the

Borrower has not made available to First Interstate sufficient funds to honor such payment, each of the Banks other than First Interstate will forthwith upon request forward to or deposit with Agent for the account of First Interstate an amount equal to its Specified Percentage of such payment, with interest as set forth in Section 2.10 hereof. Such deposit by the Banks shall not relieve the Borrower from its reimbursement obligations under the applicable Application or hereunder.

         2.09 Notice and Manner of Obtaining Letters of Credit. (a) The beneficiary, amount and date of issuance, renewal, extension or reissuance of a Letter of Credit pursuant to this Agreement shall be designated in an Application therefor, together with a Loan Request Form, delivered by Borrower to the Agent and to First Interstate at least four Business Days prior to the requested date of such issuance, renewal, extension or reissuance. All Letters of Credit issued hereunder shall expire on or before the Credit Maturity Date, except that Letters of Credit may be issued which expire no later than one year after the Credit Maturity Date, provided that the Borrower shall have first provided (prior to such issuance) to the Agent for the benefit of the Banks, cash in an amount sufficient to satisfy and secure the payment in full of all Letter of Credit Liabilities that could be due within such one year period after the Credit Maturity Date.

         (b) The Borrower assumes all risks of the acts or omissions of beneficiaries of any of the Letters of Credit with respect to their use of the Letters of Credit. Except in the case of bad faith, gross negligence, or wilful misconduct on the part of the Agent or any of its employees or corespondents, neither the Agent nor its correspondents shall be responsible for the validity or genuineness of certificates or other documents, even if such certificates or other documents should in fact prove to be invalid, fraudulent or forged; for errors, omissions, interruptions or delays in transmissions or delivery of any messages by mail, telex, or otherwise, whether or not they be in code; for errors in translations or for errors in interpretation of technical terms; or for any other consequences arising from causes beyond the Agent's control or the control of the Agent's correspondents, nor shall the Agent be responsible for any error, neglect, or default of any of the Agent's correspondents; and none of the above shall affect, impair or prevent the vesting of any of the Agent's rights or powers hereunder or under the Application, all of which rights shall be cumulative. The Agent and the Agent's correspondents may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation. In furtherance and not in limitation of the foregoing provisions, the Borrower agrees that any reasonable action taken by the Agent or by any correspondent of the Agent in good faith in accordance with any Letter of Credit, or any related drafts, certificates, documents or instruments, shall be binding on the Borrower and shall not put the Agent or the Agent's correspondents under any resulting liability to the Borrower.

         (c) The Borrower agrees that the UCP shall be binding on the Borrower, its Subsidiaries, the Agent and the Banks with respect to Letters of Credit, except to the extent otherwise expressly agreed in writing. Notwithstanding the foregoing, but without limiting the effect of Section 2.09(d) hereof: (i) the Agent is authorized to make payments under Letters of Credit upon the presentation of the documents provided for therein and without regard to whether the Borrower or any of its Subsidiaries has failed to fulfill any of its respective obligations under any of the Loan Documents or any other Default has occurred; (ii) the Agent shall be entitled to rely upon any certificate, notice, demand or other communication (whether by cable telegram, telecopy, telex or otherwise), believed by it to be genuine and to have been signed or sent by the proper Person or Persons, and upon advice of legal counsel selected by First Interstate (and no such reliance or failure shall place First Interstate under any liability to the Borrower or limit or otherwise affect any obligations of Borrower under this Agreement);
(iii) any action, inaction or omission on the part of First Interstate under or in connection with the Letters of Credit or the related instruments or documents, if in good faith and in conformity with such laws, regulations or customs as First Interstate may reasonably deem to be applicable, shall be binding upon the Borrower (and shall not place First Interstate under any liability to the Borrower or limit or otherwise affect the Borrower's obligations under this Agreement); and (iv) notwithstanding any change or modification in any Letter of Credit or any instruments or documents called for thereunder, including waiver of noncompliance of any such instruments or documents with the terms of any Letter of Credit, this Agreement shall be binding on the Borrower and its Subsidiaries with regard to such Letter of Credit as so changed or modified, and to any action taken by First Interstate relative thereto.

         (d) Without affecting any rights the Agent or the Banks may have under applicable law (including under the UCP), the Borrower agrees that neither the Agent, the Banks nor any of their respective officers or directors shall be liable or responsible for, and the obligations of the Borrower to First Interstate hereunder shall not in any manner be affected by: (x) the use which may be made of any Letter of Credit or the proceeds thereof by the beneficiary or any other Person or any other act or omission of any beneficiary or other Person; (y) the validity, sufficiency, enforceability or genuineness of documents other than the Letter of Credit, or of any endorsement(s) thereon, even if such documents should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged or any statement therein proves to be untrue or inaccurate in any respect whatsoever; or (z) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against First Interstate, and First Interstate shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves are caused by First Interstate's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or First Interstate's willful failure to pay under such Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, First Interstate may accept documents that appear on their face to be in order, without responsibility of further investigation.

         2.10 Obligation to Reimburse and to Prepay. The Borrower's obligations with respect to each and every Letter of Credit shall be absolute, irrevocable and unconditional and shall be performed strictly in accordance herewith. Upon receipt by First Interstate of any demand for payment under such Letter of Credit, First Interstate shall promptly notify the Borrower of the amount to be paid pursuant to such demand and the respective payment date. If the Borrower does not provide First Interstate with funds, in the amount and on the date necessary to satisfy First Interstate's obligation under a Letter of Credit which has been presented for payment by the holder thereof (whether at or prior to the expiration of such Letter of Credit), then the Banks, if possible under the terms thereof, shall advance funds as a Base Rate Advance in an amount necessary to satisfy First Interstate's payment obligation under such Letter of Credit.

If such Loan is not permissible hereunder, then amounts owed to First Interstate, as a result of payments by First Interstate pursuant to any Letter of Credit presented for payment, shall be immediately due and payable by the Borrower and shall bear interest at the Default Rate until paid in full by the Borrower. Each of the Banks shall, if such Base Rate Advance cannot be made and if the Borrower does not make such payments with respect to such Letter of Credit, make a payment to First Interstate, with interest at the Federal Funds Rate from the date First Interstate made demand for such payment from the Banks, equal to such Bank's Specified Percentage of the Letter of Credit presented for payment. The Agent's determination of the amounts owed to First Interstate by the Borrower for the benefit of the Banks in connection with payments by First Interstate pursuant to a Letter of Credit presented for payment shall, absent manifest error, be presumed correct by and with respect to Borrower. Any repayments by Borrower to First Interstate on account of a disbursement under any Letter of Credit shall be for the pro rata benefit of those Banks which advanced funds to First Interstate in accordance with their respective Specified Percentage participation interests in the applicable Letter of Credit. With respect to the Borrower's reimbursement obligations and without limitation as to any other provision hereof, each participating Bank may, to the fullest extent permitted by law, exercise all rights of payment (including set off) with respect to such participation as if such Bank were the direct creditor of the Borrower.

         2.11 Method of Payment. All payments of principal, interest and other amounts to be paid by the Borrower hereunder, under the Notes and under any other Loan Document shall be made, in Dollars to Agent at the Applicable Lending Office and by wire transfer of immediately available funds, no later than 12:00 noon Houston, Texas time at such Applicable Lending Office on the date on which payment shall become due, and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day. Whenever any payment hereunder, under the Notes or under any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day and interest or Commitment Fees, as the case may be, shall continue to accrue during such extension.

         2.12 Prepayment; Compensation. (a) Subject to Section 2.12(b) hereof, Borrower may, upon at least one Business Day's prior written notice to Agent in the case of Base Rate Advances, and at least three Business Days prior written notice to Bank in the case of any Eurodollar Advance, prepay the Notes in whole at any time or from time to time in part, such prepaid amounts to be delivered to each of the Banks in accordance with the Specified Percentages but with accrued interest to the date of prepayment on the amount so prepaid; provided that (i) each Eurodollar Advance prepaid, or converted in accordance with Sections 2.14 or 2.16, on a day other than the last day of the Interest Period for such Advance, must be accompanied by the payment described in
Section 2.12(b), and (ii) each partial prepayment shall be in the principal amount of $US 1,000,000 or an integer multiple thereof.

         (b) The Borrower shall pay to Agent, upon the request of any of the Banks, such amount or amounts as shall be sufficient (in the reasonable opinion of any such Bank) to compensate them for any loss, cost, damages, liabilities or expense incurred by each as a result of (i) any payment, prepayment or conversion of a Eurodollar Advance on a date other than the last day of an Interest Period for such Advance; or (ii) any failure by the Borrower to borrow, convert, or prepay a Eurodollar Advance on the date for such borrowing, conversion, or prepayment, specified in the relevant notice of borrowing, prepayment, or conversion under this Agreement.

         2.13 Computation of Interest. Interest on Eurodollar Advances shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable, unless such calculation would result in a usurious rate or amount of interest under Applicable Law, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable. Interest on Base Rate Advances shall be computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

         2.14 Increased Costs; Regulation. (a) Borrower agrees, that if the effect of any change in any applicable law, rule, regulation, guideline or requirement (whether or not having the force of law) or in the interpretation or administration thereof by any central bank or other governmental agency charged with the administration thereof (other than an increase in the rate of tax on net income of any of the Banks) is

         (i) to increase the cost to any of the Banks of honoring their respective commitments to lend hereunder or of making or maintaining any Loans hereunder;

         (ii) to reduce any of the Banks' return hereunder or on its capital, or to reduce the principal, interest, or other sums received or receivable by any of the Banks hereunder by virtue of any Loans hereunder or otherwise;

         (iii) to require the inclusion of any commitment or Loans hereunder, in whole or in part, in calculations related to any of the Banks' capitalization or reserve requirements or to change the requirements of such calculation or to increase any of the Banks' capital or reserve requirements thereby, as a result of any of which the profitability to any of the Banks of this Agreement or any Loans hereunder is adversely affected; or

         (iv) to impose any other condition or change affecting this Agreement or any of such extensions of credit or liabilities or commitments;

then Borrower shall pay to the Agent for the benefit of each of the Banks so affected such additional amount as shall compensate such Banks for any of the foregoing additional costs or reductions ("Additional Costs"). The Agent shall use its best efforts to deliver promptly to the Borrower a written summary overview of the Additional Costs. Such Additional Costs shall be due and payable on the next succeeding Interest Payment Date following the event causing such additional cost or reduction to each such Bank (and the additional amount or amounts determined by each such Bank shall be conclusive and binding on Borrower except in the case of manifest error).

         (b) Without limiting the effect of the foregoing provisions of this Section, in the event that, by reason of any Regulatory Change, (i) any of the Banks incur Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Advances or any other Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Advances, or other Loans or other financial accommodations, or (ii) any of the Banks becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, or (iii) the extension or funding by any of the Banks of any Advance, Letter of Credit or other financial accommodation hereunder, or the performance of any agreement or obligation by any of the Banks hereunder would be prohibited or materially restricted, then, if such Bank so elects, by notice to the Borrower, the obligation of any of the Banks to make additional such Loans or Advances of such Type or other financial accommodations hereunder shall be suspended until such Regulatory Change ceases to be in effect.

         (c) Determinations and allocations by the Agent on behalf of any of the Banks for purposes of this Section of the effect of any Regulatory Change on such Bank's costs of maintaining its obligations to make Loans or of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required to compensate any of the Banks in respect of any Additional Costs, shall, in the absence of manifest error, be conclusive and binding.

         (d) Notwithstanding any other provision of this Agreement, in the event that any governmental or central bank consent, approval, authorization or license necessary to enable the Borrower to comply with its obligations under any Loans, shall be modified, revoked, withdrawn or withheld, or in the event that it becomes unlawful or impossible for any of the Banks or the Applicable Lending Office of Agent to honor its obligation to make, maintain or continue Eurodollar Advances hereunder, then Agent, upon notification thereof by the affected Banks, shall promptly notify the Borrower thereof and (A) such Bank's obligation to make or continue the affected Type of Advance or Loan and to convert other Types of Advances into the affected Type of Advance or Loan hereunder shall be suspended until such time as such Bank may again make and maintain such affected type of Advance or Loan (in which case the provisions of Section 2.16 hereof shall be applicable) and (B) such Bank may immediately terminate the affected Loans, and in any such event the total principal amount of the Loans and all accrued unpaid interest thereon, immediately shall become due and payable without presentment, demand, or any other notice of any kind, all of which are hereby expressly waived, and such payment then due shall be deemed a prepayment for purposes of this Article II; provided however, such Bank agrees that it will use reasonable efforts to designate an alternate lending office with respect to any Eurodollar Advance affected by the matters or circumstances described in this Section 2.14 to avoid the results provided in this Section 2.14, so long as such designation is not disadvantageous to such Bank as determined by it in its sole discretion.

         (e) Each Bank shall notify Agent, which shall notify the Borrower, of any event that for which such Bank intends to request compensation under this Section 2.14 as promptly as practicable, but in any event within 90 days, after such Bank obtains actual knowledge thereof; provided, that (i) if such Bank fails to give such notice within 90 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section 2.14 in respect of any costs resulting from such event, only be entitled to payment under this Section 2.14 for costs incurred from and after the date 90 days prior to the date that such Bank does give such notice and (ii) such Bank will designate a different Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank, except that such Bank shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Bank will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Bank for compensation under this Section 2.14. Determinations and allocations by a Bank for purposes of this Section 2.14 of the effect of any Regulatory Change pursuant to this Section 2.14 on its rate of return on or costs of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 2.14, shall, absent manifest error, be conclusive.

         2.15 Limitation on Types of Advances. Anything herein to the contrary notwithstanding, if with respect to any Eurodollar Advances for any Interest Period therefor:

                 (a) any of the Banks determines that quotations of interest rates for the relevant deposits referred to as "Eurocurrency Liabilities" in Regulation D in Section 1.01 hereof are not being provided in the relative amounts or for the relative maturities for purposes of determining the rate of interest for such Advances as provided in this Agreement; or

                 (b) any of the Banks determines that the relevant rates of interest referred to in the definition of "Eurodollar Rate" in
         Section 1.01 hereof on the basis of which the rate of interest for such Advances for such Interest Period is to be determined do not accurately reflect the cost to such Banks of making or maintaining such Advances for such Interest Period;

then the Agent may give to the Borrower notice thereof no later than 12:00 p.m., Houston, Texas time on the Business Day following the day of receipt by Agent of a properly completed Loan Request Form, which notice shall specify the relevant Type of Advances and the relevant amounts or periods, and so long as such condition remains in effect, Banks shall be under no obligation to make additional Advances of such Type or to convert Advances of any other Type into Advances of such Type.

         2.16 Substitute Base Rate Advances. If the obligation of any Bank to make, convert and/or continue any Type of Eurodollar Advances shall be suspended pursuant to Section 2.14 or 2.15 hereof (Advances of such Type being herein called "Affected Advances" and such Type being herein called the "Affected Type"), all Advances that would otherwise be made, converted and/or continued by Bank of the Affected Type shall be made, converted and/or continued instead as Base Rate Advances (and, if an event referred to in Section 2.14 or 2.15 hereof has occurred and Agent so requests by notice to the Borrower, all Affected Advances then outstanding shall be automatically converted into Base Rate Advances and, to the extent that Affected Advances are so made as (or converted into) Base Rate Advances, all payments of principal which would otherwise be applied to such Bank's Affected Advances shall be applied instead to its Base Rate Advances as determined by Agent. Any payment, prepayment or conversion required hereunder which occurs on a day other than the last day of an Interest Period, shall be subject to the payment obligations of Section 2.12 hereof.

         2.17 The Facilities. Notwithstanding any term or provision contained in any Loan Document and related documentation to the contrary, it is hereby agreed that in no event shall Chapter 15 of Subtitle 3, Title 79, Revised Civil Statutes of Texas, 1925, as amended, apply to any Loan Document or related documentation or the loan transactions provided for hereunder in any manner. All payments by Borrower on account of the Notes, an Application, the L/C Facility and related documentation, or other amounts payable by Borrower pursuant to the terms of this Agreement shall be made in Dollars and in immediately available funds in Houston, Harris County, Texas, at the Payment Office of the Agent not later than 12:00 noon, Houston time, on the day such payment shall become due, and any payments received after such time shall be deemed received on the next following Business Day. In any case where a payment of principal of or interest on a Loan or a Reimbursement Obligation is due on a day which is not a Business Day, the Borrower shall be entitled to delay such payment until the next succeeding Business Day, but interest shall continue to accrue at the rate then effective under the Notes or with respect to such Reimbursement Obligation, as applicable, until the payment is, in fact, made. Except for Required Payments, which shall be applied as herein provided, each payment received by the Agent on the Notes or any Letters of Credit presented for payment, shall be applied first to Reimbursement Obligations, second to fees, expenses and other like obligations due under this Agreement or the other Loan Documents, third to accrued, earned and unpaid interest and the remainder, if any, to principal portions then due.

         2.18    Taxes.

         (a) Payments Free and Clear. Any and all payments by the Borrower under this Agreement or any of the other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each of the Banks and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by (i) any jurisdiction (or political subdivision thereof) of which the Agent or such Bank, as the case may be, is a citizen or resident or in which such Bank has a permanent establishment (or is otherwise engaged in the active conduct of its business through an office or a branch) which is such Bank's Applicable Lending Office, (ii) the jurisdiction (or any political subdivision thereof) in which the Agent or such Bank is organized, or (iii) any jurisdiction (or political subdivision thereof) in which such Bank or the Agent is presently doing business which taxes are imposed solely as a result of doing business in such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities so arising out of payments by the Borrower being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Banks or the Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.18) such Bank or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

         (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Assignment and Acceptance or any other Loan Document (hereinafter referred to as "Other Taxes").

         (c) Receipts. Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any of the Banks or the Agent, the Borrower will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

         (d) Survival. Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this
Section 2.18 shall survive the payment in full of principal and interest hereunder.

                 ARTICLE III -- REPRESENTATIONS AND WARRANTIES

         The Borrower hereby represents and warrants to each of the Banks as follows:

         3.01 Legal Existence. Borrower and each of the Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdictions under which they are incorporated, and each is duly qualified to do business as of the date hereof in all jurisdictions wherein the property owned or the business transacted by each would require such qualification, except where the failure to so qualify would not have a Material Adverse Effect on the Borrower or any of the Significant Subsidiaries.

         3.02 Corporate Power and Authority to Execute Documents. Borrower and each of the Significant Subsidiaries party to any of the Loan Documents has all requisite corporate power and authority to create, issue, execute, deliver, carry out and comply with this Agreement and the other Loan Documents to which each is a party. The Borrower and each of the Significant Subsidiaries have all requisite corporate power and authority and all necessary licenses, permits, franchises and other authorizations to own and operate its property and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such licenses, permits, franchises or other authorizations would not have a Material Adverse Effect on the Borrower and the Significant Subsidiaries taken as a whole.

         3.03 Direct Benefit From Loans. The Borrower and the Significant Subsidiaries have each received, or, upon its execution thereof, will receive direct benefit from the making and execution of this Agreement and the other Loan Documents to which it is a party. All proceeds of the Revolving Loans will be used for working capital purposes of the Borrower or by the Borrower for the benefit of its Subsidiaries.

         3.04 Valid, Binding, Enforceable Obligations. The Borrower and each of the Significant Subsidiaries have duly and effectively taken all corporate action requisite for the due creation, execution, issuance, delivery and performance of this Agreement and all other Loan Documents to which it is a party, and this Agreement and each of the other Loan Documents to which it is a party, when executed, will constitute a legally valid and binding obligation of the Borrower and each of such Significant Subsidiaries, enforceable against each such Person in accordance with their respective terms except as limited by bankruptcy, reorganization, moratorium or other similar laws and judicial decisions affecting the enforcement of creditors' rights generally and by general equitable principles.

         3.05 No Violation of Charter, By-Laws or Agreements. Neither the Borrower nor any of the Significant Subsidiaries is in violation of any term of its certificate of incorporation or articles of incorporation, as appropriate, or by-laws. Neither Borrower nor any of its Subsidiaries is in default or violation of any term of any indenture, mortgage, deed of trust, promissory note, loan agreement, note agreement or other material agreement including, but without limitation, any lease, to which it is a party or by which it or any of its property may be bound or subject, the violation of which would have a Material Adverse Effect on the Borrower and the Significant Subsidiaries taken as a whole.

         3.06 No Violation of Laws, Rules or Orders. Neither the Borrower nor any of its Subsidiaries is:

                 (i) in violation of any laws, ordinances, statutes, rules, regulations, franchises, certificates, permits or other Governmental Requirements to which it is subject, the violation of which would have a Material Adverse Effect on the Borrower and the Significant Subsidiaries taken as a whole; or

                 (ii) in default with respect to any judgment, order, writ, injunction, decree or demand of any court, arbitrator or governmental body which individually or in the aggregate would have a Material Adverse Effect on Borrower and the Significant Subsidiaries taken as a whole.

         3.07 Loan Documents Do Not Violate Other Documents. Neither the execution and delivery by the Borrower or any of the Significant Subsidiaries of this Agreement or any other Loan Document to which it is a party nor the consummation of the transactions herein and therein contemplated, nor the performance of, or compliance with, the terms and provisions hereof and thereof, does or will breach or violate any provision of its certificate of incorporation or articles of incorporation or bylaws, or any applicable law, statute, rule or regulation or any judgment, decree, writ, injunction, franchise, order or permit applicable to the Borrower or any of the Significant Subsidiaries or their respective assets or properties, or does or will conflict or be inconsistent with, or does or will result in any breach or default of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, security interest, charge or encumbrance upon any of the property or assets of the Borrower or any of the

Significant Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, or other instrument to which the Borrower or any of the Significant Subsidiaries is a party or by which the Borrower or any of the Significant Subsidiaries or any of their respective properties may be bound, the contravention, conflict, inconsistency, breach or default of which will have a Material Adverse Effect on Borrower and the Significant Subsidiaries taken as a whole, or affect their respective abilities to perform, promptly and fully, their respective obligations hereunder or under any of the other Loan Documents.

         3.08 Board of Directors Authorization. The Boards of Directors of the Borrower and each of the Significant Subsidiaries, acting pursuant to a duly called and constituted meeting, after proper notice, or pursuant to a valid and unanimous written consent, has determined that entry into and performance of this Agreement and each of the other Loan Documents to which any of the Borrower or any of the Significant Subsidiaries is a party, directly or indirectly benefits each of such Persons, and that adequate and fair consideration has been received by the Borrower and each Significant Subsidiary to execute and perform this Agreement and each of the other Loan Documents to which each of such Persons is a party.

         3.09 Financial Statements. The Financial Statements, which have been delivered to the Bank, were prepared in accordance with generally accepted accounting principles, consistently applied, and present fairly in all material respects the Consolidated financial condition and results of operations of the Borrower and each of its Subsidiaries as at the date and for the period covered thereby. Since March 31, 1994, no Material Adverse Effect has occurred with respect to the Borrower and its Subsidiaries taken as a whole.

         3.10 No Undisclosed Liabilities. As of the date hereof, neither the Borrower nor any of its respective Subsidiaries has any liabilities or Indebtedness, direct or contingent, except as disclosed in the Financial Statements or as disclosed to the Banks in Schedule 3.10 attached hereto, and except for liabilities or Indebtedness which, in the aggregate, do not exceed $1,000,000.

         3.11 Tax Returns and Payments. All tax returns required to be filed by the Borrower or the Significant Subsidiaries in any jurisdiction have been filed; all taxes, assessments, fees and other governmental charges upon the Borrower or any of the Significant Subsidiaries and upon their respective properties, income or franchises, which are due and payable have been paid, other than those which are being contested in good faith and as to which the Borrower or the Significant Subsidiaries, as required by GAAP, have established adequate reserves determined in accordance with GAAP, except where the failure to file such return or pay such taxes, assessments, fees and other governmental charges or record adequate reserves (i) would not have a material adverse effect on the condition, financial or otherwise, of the Borrower and the Significant Subsidiaries taken as a whole, and (ii) does not involve unpaid amounts in the aggregate, with respect to the Borrower and its Subsidiaries, in excess of $1,000,000.

         3.12 ERISA. Except as disclosed on Schedule 3.12, each Plan of the Borrower and its Subsidiaries satisfies the minimum funding standards under all Laws applicable thereto, no ERISA Event has occurred with respect to any such Plan and no such Plan has an accumulated funding deficiency thereunder.
Neither the Borrower nor any of its Subsidiaries has incurred any material liability to the PBGC with respect to any Plan. Neither the Borrower nor any of its Subsidiaries has participated in any prohibited transactions with respect to any Plan or trust created thereunder, and the consummation of the transactions contemplated hereby, and by the other Loan Documents, will not involve any Prohibited Transactions. Neither the Borrower nor any of its Subsidiaries is a participant in, or obligated to contribute to, a Multiemployer Plan.

         3.13 Environmental Laws. None of the real property in which the Borrower or any of its subsidiaries has an interest (whether leased or owned) or the operations currently conducted thereon by such Person or, to the knowledge of the Borrower, conducted by any current or prior owner or operator thereof, (a) violates or has violated any applicable Environmental Laws the violation of which could reasonably be expected to result in a Material Adverse Effect on the Borrower and the Significant Subsidiaries taken as a whole, or result in costs not otherwise covered by insurance from a Person that is not an Affiliate of the insured, penalties, fines or damages payable by the Borrower or any of its Subsidiaries in an aggregate amount in excess of $10,000,000 or more, or (b) subject, except as disclosed in writing to the Banks or the in Borrower's Form 10-K for the period ended December 31, 1993, to any pending or threatened investigation or proceedings by any Tribunal or to remedial obligations under any Environmental Law. All licenses have been obtained or filed that are required under any Environmental Law in connection with the use by the Borrower or any Significant Subsidiary of such real property (including without limitation past or present treatment, storage, disposal and release of any Hazardous Materials into the environment). No Hazardous Materials have been disposed of or otherwise released by Borrower or any of its Subsidiaries on or to any real property, lake, ocean, bay, sea or river, in which any operations of the Borrower or any of its Subsidiaries are conducted, except in compliance in all material respects with Environmental Laws. None of the Borrower or any of its Subsidiaries has any liability which would be material to the Borrower and its Subsidiaries taken as a whole, with respect to any release of any Hazardous Materials into the environment. The use which each of the Borrower and its Subsidiaries makes or intends to make of their respective properties that consists of interests in real property (whether leased or owned) on which any of its operations are conducted will not result in the unlawful or unauthorized disposal or other release of any Hazardous Materials, except in compliance in all material respects with applicable Environmental Laws.

         3.14 Subsidiaries. Borrower has no Subsidiaries except as listed on Schedule 3.14. Each of the Significant Subsidiaries is a Wholly-Owned Subsidiary of the Borrower. Schedule 3.14 contains a complete and accurate listing of each Significant Subsidiary of the Borrower showing (i) its complete name, (ii) its jurisdictional organization, (iii) its street and mailing address, which is its principal place of business and executive office, and
(iv) all interests in such Significant Subsidiary owned by the Borrower or any of its Subsidiaries. None of the Significant Subsidiaries has issued or outstanding any warrants, options, rights or other obligations to issue or purchase any shares of their respective capital stock or other securities. The outstanding shares of capital stock of each of the Significant Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.

         3.15 Not a Secured Purpose Credit. None of the proceeds of any Loan will be used for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) where such Loan will be secured by margin stock, directly or indirectly, or for the purpose of extending credit secured by margin stock, directly or indirectly, to any Person or entity for the purpose of purchasing or carrying any such margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction (or any aspect hereof) a "purpose credit" secured by margin stock, directly or indirectly, within the meaning of said Regulation U, as now in effect or as hereafter amended.

         3.16 Investments and Obligations. As of the date hereof, neither the Borrower nor any of the Significant Subsidiaries has made any investments in, advances to, or guaranties of the obligations of, any Person, except as disclosed in the Borrower's report on Form 8-K filed May 6, 1994, the report on Form 10-K for the year ended December 31, 1993 or in the Borrower's report on Form 10-Q for the fiscal quarter ended March 31, 1994.

         3.17 Consents Not Required. Except for those consents which have already been obtained, no consent of any other Person and no consent, license, permit, approval, or authorization of, exemption by, or registration or declaration with, any Tribunal is required in connection with the execution, delivery, performance, validity, or enforceability of this Agreement or any of the Loan Documents.

         3.18 Litigation Pending. Except for the Litigation disclosed on the Borrower's report on Form 10-K for the year ended December 31, 1993, or in the Borrower's report on Form 10-Q for the fiscal quarter ended March 31, 1994, there is no Litigation pending or, to the knowledge of the Borrower, overtly threatened against the Borrower or any of the Significant Subsidiaries which, if adversely determined, would have a Material Adverse Effect on the Borrower and the Significant Subsidiaries taken as a whole.

         3.19 Material Fact Representations. Neither the Loan Documents nor any other agreement, document, certificate, or written statement furnished to the Banks by or on behalf of the Borrower or any of the Significant Subsidiaries in connection with the transactions contemplated in any of the Loan Documents contains any untrue statement of material fact. As of the date of this Agreement, there are no material facts or conditions relating to the making of the Loans, or the establishment of the L/C Facility, and/or the financial condition and business of the Borrower or any of the Significant Subsidiaries which have not been fully disclosed, in writing, to the Banks.

         3.20 Borrower's Status. Neither Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled by an investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                      ARTICLE IV -- AFFIRMATIVE COVENANTS

         So long as any of the Notes remain unpaid, any Letters of Credit remain outstanding or the Banks have any commitment hereunder to make Loans or any Obligations hereunder or in connection herewith remain unpaid, the Borrower covenants, that it will do, or where applicable cause to be done, the following:

         4.01 Reporting Obligations. The Borrower will furnish to the Agent three copies of each of the following (and all financial statements furnished under this Subsection 4.01 shall be prepared in accordance with GAAP consistently applied throughout the periods involved):

         (a) As soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, (i) a Loan Formula Certificate,
(ii) a Quarterly Compliance Certificate for the Borrower's fourth fiscal quarter, and (iii) a copy of the Consolidated financial report of the Borrower, including the Consolidated and consolidating balance sheet of the Borrower as of the close of such fiscal year, the related Consolidated and consolidating statement of income and the related Consolidated and consolidating statement of changes in cash flows of the Borrower for such fiscal year, setting forth in comparative form the figures for the preceding fiscal year, all such Consolidated financial statements to be accompanied by an unqualified opinion of independent certified public accountants selected by the Borrower (from among the "big six" national accounting firms), that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower as of the close of the period covered by the report;

         (b) Within three Business Days of delivery thereof to the Securities and Exchange Commission, copies of all filings by the Borrower therewith (including, without limitation, all filings on Form 10-K, Form 10-Q, Form 8-K, all prospectuses, all amendments to the foregoing and all proxy materials filed therewith);

         (c) As soon as available, but in any event within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower (other than the fourth quarter of each such fiscal year), (i) a Loan Formula Certificate,
(ii) a Quarterly Compliance Certificate, and (iii) a Consolidated balance sheet as at the close of such quarter, a Consolidated statement of income and a Consolidated statement of changes in cash flows of the Borrower for such quarter and for the period ending with such quarter, setting forth in comparative form the corresponding figures for the corresponding quarter and period of the preceding fiscal year, all certified by an Authorized Representative of the Borrower as fairly presenting in all material respects the financial position, results of operations and changes in cash flows of the Borrower and its Subsidiaries as at the date thereof and for the period then ending;

         (d) As soon as available, but in any event within 30 days after the end of each calendar month in each fiscal year of the Borrower beginning with the calendar month ended April 30, 1994, an aging schedule of accounts receivable of the Borrower and the Significant Subsidiaries as of the last day of the preceding month, in form reasonably satisfactory to the Banks, and setting forth all information necessary to determine (i) whether the accounts of the Borrower and the Significant Subsidiaries are Eligible Accounts, (ii) whether the account debtors thereon are Eligible Account Debtors, and (iii) the total amount of the Borrowing Base, all certified by an Authorized Representative of the Borrower, as presenting fairly in all material respects the Borrower's and the Significant Subsidiaries' aging schedule of accounts receivable, the financial position as at the date thereof and for the period then ended and the other information set forth therein;

         (e) Promptly, but in any event within five Business Days, (i) after becoming aware of a Default or Event of Default, the Borrower shall give a verbal notification to the Agent specifying the nature and period of existence thereof and what action it is taking or proposes to take with respect thereto and, immediately thereafter, a written confirmation to the Agent of such matters, and (ii) after the release thereof, the Borrower shall deliver to Agent a copy of all press releases;

         (f) Promptly, but in any event within five Business Days, after becoming aware that any Person has given notice of, or taken any other action with respect to, a claimed default under any indenture, mortgage, deed of trust, promissory note, loan agreement, note agreement, operating or joint venture agreement or any other material agreement or undertaking, to which the Borrower or any of the Significant Subsidiaries is a party and pursuant to which any of them are or, if the obligation evidenced or represented by any such agreement or undertaking could (as a result of such default) be accelerated, could be obligated in an amount of at least $1,000,000, the Borrower will give a verbal notification to the Bank specifying the notice given or action taken by such Person and the nature of the claimed default and what action the Borrower and the applicable Significant Subsidiary is taking or proposes to take with respect thereto and, immediately thereafter, a written confirmation to the Agent of such matters;

         (g) Promptly, but in any event within ten Business Days, after becoming aware of any action, suit or proceeding pending or overtly threatened against or affecting the Borrower or any Significant Subsidiary before any Tribunal which, if adversely determined (i) could individually or in the aggregate, result in a monetary judgment of $1,000,000 or more not otherwise fully covered by insurance; provided, that claims for personal injury or death asserted individually or in the aggregate by Jones Act seamen (including related general maritime law claims such as allegations of unseaworthiness or demands for maintenance and cure) or employees of Borrower or its Subsidiaries, of up to $1,250,000 at any one time outstanding, need not be reported to Agent pursuant to this Section 4.01(g), or (ii) if other than a monetary judgment is requested, whether in the alternative or in addition to the monetary remedies therein sought, could materially and adversely affect the property, business, operation, or condition, financial or otherwise, of the Borrower and any of the Significant Subsidiaries taken as a whole, the Borrower will give a verbal notification to the Agent specifying the nature thereof, whether the alleged liability therein is covered by insurance then in effect and, if so covered, the monetary coverage thereof, and what action the Borrower or any of the Significant Subsidiaries is taking or proposes to take with respect thereto and immediately thereafter, a written confirmation to the Agent of such matters;

         (h) Promptly, but in any event within ten Business Days, after becoming aware of the occurrence of any event or circumstance which more than likely would have a Material Adverse Effect on the Borrower and the Significant Subsidiaries taken as a whole, give a verbal notification to the Agent specifying such event or occurrence and, immediately thereafter, a written confirmation to the Agent of such matters;

         (i) Promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC by the Borrower or any of the Significant Subsidiaries, the Borrower will furnish to the Agent and the Banks copies of each annual and other reports with respect to each Plan or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of (A) the termination or requested or intended termination of a Plan, or (B) any event that would be a "reportable event" as such term is defined in Section 4043 of ERISA, or of any Prohibited Transaction, in connection with, or if it were applicable to, any Plan or any trust created thereunder, the Borrower will communicate a verbal notification to the Agent specifying the nature thereof, and, with respect thereto, and, when known, any action taken by the Internal Revenue Service and immediately thereafter, a written confirmation to the Agent of such matters;

         (j) Promptly, but no later than 15 days, after the date that the Borrower or any of the Significant Subsidiaries changes its name (or uses any name other than previously disclosed in writing to the Agent), or the address and/or location of its chief executive office or principal place of business or the place where it keeps its books and records or its inventory, written notification to the Agent of such changes and all relevant information with regard thereto;

         (k) Promptly, as required pursuant to Section 2.03, the Loan Request Forms and related Loan Formula Certificates;

         (l) Promptly, but in any event prior to the last day of each fiscal year of the Borrower, (i) Consolidated operating budget, including, without limitation, a projected income statement, balance sheet and Capital Expenditures budget, for the Borrower and its Subsidiaries for the next succeeding fiscal year thereof, setting forth all material projected cash flows for such period and the assumptions used in preparing such budget, and (ii) a Consolidated Capital Expenditures budget for the Borrower and its Subsidiaries for the next succeeding fiscal year thereof, setting forth all projected capital expenditures for such period and the assumptions used in preparing such budget; and

         (m) Within ten Business Days (or, if because of the nature of the request a longer period of time is required, as promptly as reasonably possible) after a reasonable request by the Agent, all other reports and information (or true and correct copies thereof) regarding the operation, financial and business condition of the Borrower and its Subsidiaries (or all of them). All writings heretofore or hereafter exhibited or delivered to the Bank by or on behalf of the Borrower or any of the Significant Subsidiaries are and will be genuine and what they purport to be.

         4.02 Payment of Taxes and Claims. The Borrower will, and will cause each of the Significant Subsidiaries to pay and discharge, before they become delinquent:

                 (a) all taxes, assessments and governmental charges or levies imposed upon any of them or upon their respective income or property or any part thereof; and

                 (b) all claims of any kind (including claims for labor, materials, supplies and rent) which, if unpaid, might result in the creation of a Lien upon any of their respective properties;

provided, that items of the foregoing description need not be paid (i) if such failure to pay any of same could not have a Material Adverse Effect on Borrower or any of the Significant Subsidiaries, or (ii) if (A) being contested in good faith by appropriate proceedings diligently conducted if such proceedings do not involve any likelihood of the sale, forfeiture or loss of any such property or any interest therein while such proceedings are pending, and (B) provided further that book reserves adequate under GAAP shall have been established generally therefor and (C) provided further that the owing Person's title to, and its right to use, its property is not materially adversely affected thereby.

         4.03 Maintenance of Existence, Property and Records. The Borrower will, and will cause each of the Significant Subsidiaries to:

                 (a) maintain its existence, rights and franchises as necessary to conduct properly its business, and continue to be or become (as the case may be) duly authorized and qualified to transact business in each jurisdiction wherein the property owned or the business transacted by it makes such qualification necessary, except where the failure to maintain such authorization or qualification, in any jurisdiction, or in all jurisdictions in the aggregate, does not have a Material Adverse Effect on the Borrower and the Significant Subsidiaries taken as a whole;

                 (b) maintain property owned, leased or otherwise used by it in good and workable condition at all times (normal wear and tear excepted) and make all repairs, replacements, additions, betterments and improvements to such property as are necessary or desirable to continue its business as then normally conducted; and

                 (c) maintain and keep books of records and accounts, all in accordance with GAAP, of all dealings and transactions in relation to its business and activity.

         4.04 Compliance With Laws. The Borrower will, and will cause each of its Subsidiaries to, observe and comply with:

                 (a) all laws, statutes, codes, acts, ordinances, rules, regulations, directions and requirements of all Federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers, domestic and foreign, applicable to it and where the failure to observe or comply would have a Material Adverse Effect on the Borrower and the Significant Subsidiaries taken as a whole; and

                 (b) all orders, judgments, decrees, injunctions, certificates, franchises, permits, licenses and authorizations of all Federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers, domestic and foreign, applicable to it and where the failure to observe or comply would have a Material Adverse Effect on the Borrower and the Significant Subsidiaries taken as a whole, and against which it shall maintain such reserves as are appropriate under GAAP.

         4.05 Cure of Defects in Loan Documents. The Borrower will, and will cause each of the Significant Subsidiaries, to cure promptly and cause to be cured promptly any defects in the creation, issuance, execution and delivery of this Agreement and the other Loan Documents; and upon request of the Agent and at the Borrower's expense, the Borrower will promptly execute and deliver, and cause to be executed and delivered, to the Banks, all such additional documents, agreements and/or instruments in compliance with or accomplishment of the covenants and agreements of this Agreement and the other Loan Documents, and/or to create, perfect, preserve, extend and/or maintain any and all Liens created pursuant to the Loan Documents as valid and perfected Liens in favor of the Banks to secure the Obligations, all as reasonably requested by the Agent.

         4.06 Payment of Expenses. The Borrower will pay all reasonable out-of-pocket costs, expenses, legal fees and related disbursements incurred by or on behalf of the Agent in connection with the preparation, review, negotiation and administration of, this Agreement and the other Loan Documents or in connection herewith or therewith, including, without limitation, any and all amendments, supplements, modifications, extensions, restatements, waivers and consents. In the event that this Agreement or any of the Loan Documents must be renegotiated or restructured after the date hereof following the occurrence of an Event of Default, Borrower will pay all reasonable out-of-pocket costs, expenses, legal fees and related disbursements incurred by or on behalf of the Agent or any of the Banks in connection therewith. Upon request, the Borrower will reimburse promptly the Agent and the Banks for all reasonable amounts expended, advanced or incurred by the Agent or the Banks to satisfy or collect any obligation of the Borrower, or enforce any of the Banks' rights against any Person, arising under or in connection with this Agreement or any other Loan Document (whether or not any legal proceeding is instituted), which amounts will include, but not be limited to, all court costs, reasonable attorneys' fees, fees of auditors and accountants, and investigation expenses reasonably incurred by or on behalf of the Agent or the Banks to third parties in connection with any such matters, together with interest at a per annum rate equal to the lesser of (a) the Default Rate and (b) the Maximum Rate, on each such amount expended by the Agent or the Banks, with interest on unpaid amounts to accrue commencing ten days after written demand for payment of such amount is made by the Agent or the Banks, until the date it is repaid to the Agent and to the Banks; and the foregoing obligations of the Borrower shall survive the payment, in full, of all amounts owed on the Notes and of all Reimbursement Obligations. All payments of amounts owing under this Section 4.06 shall be applied first to accrued, unpaid interest, with the balance, if any, being applied to principal.

         4.07 Inspection of Books, Property and Affairs. At any and all reasonable times, upon request from the Agent, the Borrower will, and will cause each of its Subsidiaries, to permit any officer, employee, agent or representative of, or designated by, the Agent or any of the Banks:

                 (a) to examine, at the Banks' cost and expense, its books of accounts, records, reports and other papers (and to make copies and extracts therefrom);

                 (b) to inspect, at the Banks' cost and expense, all of its property and all related information and reports; and

                 (c) to discuss its business and affairs with its officers, auditors and its independent certified public accountants.

         4.08 Insurance. The Borrower and each of the Significant Subsidiaries now maintains, and the Borrower will and will cause each of the Significant Subsidiaries to continue to maintain with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of corporations engaged in the same or similar business or having similar property and assets similarly situated, including without limitation, insurance with respect to fire, tornado, casualty, other hazards normally insured, liability on account of damages to Persons or property, products liability coverage, public liability, employee fidelity coverage, and worker's compensation, but in no event shall the foregoing provisions require the Borrower or any of the Significant Subsidiaries to maintain insurance coverage that is neither customary to Persons (or their operations) engaged in the same or similar businesses or operations or having property and assets similarly situated nor generally available to such businesses for comparable operations, nor, in the reasonable business judgment of the Borrower or any of the Significant Subsidiaries, prohibitive in expense and/or coverage requirements for its issuance; provided, however, in each of the foregoing instances in which insurance may not be in effect, the Borrower will and will cause each of the Significant Subsidiaries to take all reasonable steps, actions and precautions and, where appropriate, provide for such reserves and other contingencies, to minimize the effect of any casualty, liability or property loss that could foreseeably occur or result therefrom, which would be of any material consequence; and the Borrower and each or any of the Significant Subsidiaries (as the Agent may request) will within 60 days after the end of each fiscal year of the Borrower, furnish or cause to be furnished to the Agent from time to time a summary of the insurance coverage of the Borrower or any of the Significant Subsidiaries in form, substance and detail reasonably satisfactory to the Agent and, upon request by the Agent, copies of applicable policies, together with evidence of the payment of all premiums therefor.

         4.09 Payment of Fees. Borrower will pay to the Agent on a timely basis all Facility Fees, Commitment Fees and other fees required hereunder.

         4.10 Cash Management. In connection with the Loans, Borrower will and will cause the Significant Subsidiaries, which generate Eligible Accounts constituting a part of the Borrowing Base, other than Foreign Subsidiaries, doing business in the United States to use the lockbox facilities of Agent, to which Borrower and such Subsidiaries will deposit and maintain all proceeds of their respective accounts.

         4.11 Guarantees and Notes. If, at any time after the date hereof, there exists any Significant Subsidiary (i) that is not a Foreign Subsidiary, then the Borrower shall cause each such Person (except for Triton) to execute and deliver to the Agent (a) a guaranty in the form of the Guaranty and (b) a written opinion of counsel for each such Subsidiary in form and substance satisfactory to the Agent and its counsel, and (ii) that is also a Foreign Subsidiary, such Foreign Subsidiary (except for Noble Drilling (Canada) Ltd.) shall execute and deliver to Agent (a) an Intercompany Revolving Credit Note to evidence loans made by Borrower thereto





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
from time to time, and (b) a written opinion of counsel for each such Subsidiary in form and substance satisfactory to the Agent and its counsel.

                        ARTICLE V -- NEGATIVE COVENANTS

         So long as any of the Notes remains unpaid, any Letters of Credit remain outstanding or the Banks have any commitment to make any Loans, or any Obligations hereunder or in connection herewith remain unpaid, the Borrower covenants with the Banks:

         5.01 Limitations on Funded Debt. The Borrower will not, and will not permit any of its Subsidiaries (other than a Non- Recourse Subsidiary), to, directly or indirectly, create, incur, assume, suffer to exist, guarantee or in any manner become or be liable for or permit to be outstanding any Funded Debt, unless (i) no Event of Default has occurred and is continuing, and (ii) immediately after the date of such transaction and after giving effect to the creation, incurrence, assumption, existence or guaranty thereof or liability therefor, (a) no Event of Default would arise as a result of such creation, incurrence, assumption, existence or guaranty, and (b) without limiting the generality of the foregoing, no violation of Section 5.07 hereof exists or would result therefrom.

         5.02 Limitations on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Liens on or with respect to any Property of the Borrower or such Subsidiary or any interest therein or any income or profits therefrom, whether owned at the date hereof or hereafter acquired, other than Permitted Liens.

         5.03 Restricted Payments. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment if at the time thereof, and after giving effect thereto (the amount of any such payment to be made other than in cash to be determined by the board of directors of the Person making such payment, which determination shall be conclusive and evidenced by resolutions of such board of directors), (i) any Event of Default shall have occurred and be continuing or would result therefrom, (ii) the incurrence of at least $1.00 of additional Funded Debt would not be permitted under Section 5.01 hereof, and (iii) the effectuation of the Restricted Payment would, after giving effect to such Restricted Payment, violate Section 5.06 hereof.

         (b) The provisions of this Section 5.03 shall not prevent the Borrower or any Subsidiary from paying a dividend on the capital stock thereof within 60 days after the declaration thereof if, on the date of declaration, the Borrower or such Subsidiary could have paid such dividend in compliance with the other provisions of this Section 5.03 and the other provisions of this Agreement.





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
         5.04 ERISA Limits. The Borrower will not at any time permit any Plan to:

                 (a) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, involving any amount in excess of $250,000;

                 (b) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA; or

                 (c) terminate any such Plan in a manner which could result in the imposition of a Lien on the property of any of the Borrower or any of the Significant Subsidiaries pursuant to Section 4068 of ERISA.

Furthermore, Borrower will not and will not permit any of the Significant Subsidiaries to participate in or become obligated to contribute to any Multiemployer Plan.

         5.05 Coverage Ratios. (a) The Borrower will not as of the last day of each (three month) fiscal quarter of the Borrower permit the Borrower's Special Purpose Fixed Charge Coverage Ratio to be less than 1.1 to 1.0; provided, however, that for each of the Borrower's (three month) fiscal quarters ended June 30, 1994, and September 30, 1994, Consolidated EBITDA and Special Purpose Fixed Charges shall be calculated based solely on the cumulative financial information for the Borrower's 1994 fiscal quarters then ended, without regard to and as if there were no business, financial information or results of operations for the Borrower for 1993.

         (b) The Borrower will not as of the last day of each (three month) fiscal quarter of the Borrower permit the Borrower's Fixed Charge Coverage Ratio to be less than 1.75 to 1.0; provided, however, that for each of the Borrower's (three month) fiscal quarters ended June 30, 1994, and September 30, 1994, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated based solely on the cumulative financial information for the Borrower's 1994 fiscal quarters then ended, without regard to and as if there were no business, financial information or results of operations for the Borrower for 1993.

         5.06 Tangible Net Worth. The Borrower will not, as of the last day of each fiscal quarter of the Borrower, allow its Tangible Net Worth to be less than the sum of (i) $280,000,000, plus (ii) 50% of any positive Consolidated Net Income computed on a cumulative basis for the period beginning April 30, 1994 and ending on the last day of the fiscal quarter immediately preceding the date of any determination (no negative adjustment will be made in the event Consolidated Net Income is a deficit figure for any fiscal period) plus (iii) 85% of the aggregate amount of net noncash proceeds, and 100% of the net cash proceeds, to the Borrower from the issuance or sale after April 30, 1994, and determined as of the last day of each fiscal quarter subsequent to March 31, 1994, of (x) shares of common stock of the Borrower or warrants, rights or options to purchase or acquire shares, of its common stock and (y) shares of Preferred Stock of the Borrower; provided, that the foregoing 85% rate shall increase to 100% at such time as the aggregate of all net noncash proceeds from the sale by

Borrower of its common stock, or warrants, rights or options to purchase or acquire such common stock, exceeds $300,000,000.

         5.07 Leverage. The Borrower will not, as of the last day of each (three month) fiscal quarter thereof, allow its Debt to Capital Ratio to exceed .35.

         5.08 Limitations on Investments. The Borrower will not and will not permit any of its Consolidated Subsidiaries to make nor permit to remain outstanding any Investments except for (i) Permitted Investments, and (ii) mergers and acquisitions permitted under Section 5.10 hereof.

         5.09 Subsidiary Stock Issuances, Charter Documents and Business Termination.

         (a) The Borrower will not permit any of the Significant Subsidiaries to issue, sell or commit to issue or sell any shares of its capital stock of any class, or other equity or investment security, except for qualifying shares issued to members of the boards of directors to satisfy a statutory qualification for service as a director.

         (b) The Borrower will not and will not permit any of the Significant Subsidiaries to (i) amend or otherwise modify their respective corporate charters or otherwise change their respective corporate structures in any manner which will have a material adverse effect on their respective condition, financial or otherwise, or which will have a material adverse effect upon their respective abilities to perform, promptly and fully, their respective obligations hereunder or under any of the other Loan Documents, or
(ii) take any action with a view toward its dissolution, liquidation or termination, or, in fact, dissolve, liquidate or terminate its existence.

         5.10 Mergers and Acquisitions. The Borrower will not and will not permit any of the Significant Subsidiaries to, form a Subsidiary (except upon compliance with Section 4.11 hereof with respect to such newly formed Subsidiary), nor consolidate with or merge into, or acquire any Person (either all or substantially all of its assets or all of its capital stock) or permit any Person to consolidate with or merge into, or acquire it, unless, in regard to any and all of the foregoing and so long as no Default or Event of Default then exists, the Borrower is the surviving or acquiring party, as the case may be, or if a Significant Subsidiary is a party to such merger and the Borrower is not, then the Significant Subsidiary is the surviving or acquiring party, as the case may be, the Agent is promptly notified in writing, at least thirty days in advance, of such transaction, such transaction does not materially and adversely affect the condition, financial, business or otherwise, of the Borrower and the Significant Subsidiaries taken as a whole, and prior to any such transaction, the Borrower shall execute and cause to be executed such additional agreements or guaranties as the Agent may reasonably request to conform with the provisions hereof and the transactions contemplated under this Agreement and the other Loan Documents.

         5.11 Changes in Accounting Methods. The Borrower will not, and will not permit any of its Consolidated Subsidiaries to, make any material change in their respective present accounting methods, including, without limiting the generality of the foregoing, any change which could affect the calculation of any financial covenants or terms herein including the Fixed Charge Coverage Ratio, the Tangible Net Worth, the Special Purpose Fixed Charge Coverage

Ratio and the Debt to Capital Ratio, or change its fiscal year ending date from December 31, unless such changes are required for conformity with GAAP or by Regulation S-X as promulgated by the Securities and Exchange Commission and, in such event, the Borrower will give prior written notice of each such change to the Agent.

         5.12 Changes in Business or Assets. The Borrower will not and will not permit any of the Significant Subsidiaries to engage in, or use any of their respective properties in, any business other than (i) all aspects of domestic and international offshore contract oil and gas drilling, including without limitation, consulting, managing, well-site supervising, turnkey drilling services, production management services, remote logistics, engineering services and the ownership and operation of drilling facilities and equipment, (ii) the ownership of interests in oil and gas properties, provided that such ownership shall not constitute a significant part of the total assets of Borrower and its Consolidated Subsidiaries taken as a whole, (iii) the manufacture and sale or lease of drilling rigs to the energy industry, (iv) the ownership and acquisition of properties or businesses in connection with the foregoing and (v) any of their or their Subsidiaries' respective businesses as now conducted, or the use of any of their or their Subsidiaries' respective properties as now used.

         5.13 Discounting of Receivables. The Borrower will not and will not permit the Significant Subsidiaries, except to minimize losses or bona fide debts previously contracted, to grant liens upon or security interests in, or to discount or sell with recourse, or sell for less than the greater of the face or market value thereof, a portion of its notes receivable, accounts receivable, contract receivables or any other receivables owed to it.

         5.14 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale, lease or exchange of property or assets, the making of any Investment, the giving of any guarantee or the rendering of any service) with any Affiliate of the Borrower other than the Borrower or a Wholly-Owned Subsidiary, unless such transaction or series of related transactions is on terms no less favorable to the Borrower or such Subsidiary than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate.

         5.15    Limitation on Subsidiary Indebtedness and Preferred Stock.
The Borrower will not permit any Subsidiary thereof to, directly or indirectly, create, incur, assume, guarantee or otherwise become liable with respect to the payment of (collectively, "incur"), any Indebtedness or to issue or suffer to exist any Preferred Stock, other than:

                 (i)      Permitted Subsidiary Indebtedness;

                 (ii) Indebtedness of a Subsidiary of Borrower which represents the assumption by such Subsidiary of Indebtedness (other than Non-Recourse Indebtedness) of another Subsidiary of Borrower in connection with a merger of such Subsidiaries, provided that no Subsidiary of Borrower or any successor (by way of merger) thereto existing on June 16, 1994, shall assume or otherwise incur any Indebtedness of an entity which is not a Subsidiary of Borrower on June 16, 1994, except to the extent that such Subsidiary would be permitted to incur such Indebtedness under this Agreement;

                 (iii) Indebtedness or Preferred Stock of any Person existing at the time such Person becomes a Subsidiary of Borrower; provided, that such Indebtedness was not incurred in anticipation of such corporation becoming a Subsidiary of Borrower and would otherwise be permitted pursuant to Section 5.05 or Section 5.07;

                 (iv) Indebtedness or Preferred Stock issued to and held by the Borrower or a Wholly-Owned Subsidiary other than a Non-Recourse Subsidiary, so long as the transfer of such Indebtedness or Preferred Stock to a Person other than the Borrower or any Wholly-Owned Subsidiary would be deemed to constitute the issuance of such Indebtedness or Preferred Stock by the issuer thereof;

                 (v) Indebtedness or Preferred Stock issued in exchange for, or the proceeds of which are used to refinance, repurchase or redeem, Indebtedness or Preferred Stock described in clause (iii) of this Section 5.15 or securing Indebtedness outstanding under the Indenture (the "Retired Indebtedness or Stock"), provided that the Indebtedness or the Preferred Stock so issued has (A) a principal amount or liquidation value, as the case may be, not in excess of the principal amount or liquidation value of the Retired Indebtedness or Stock, (B) a final redemption date later than the stated maturity or final redemption date (if any) of the Retired Indebtedness or Stock and (C) an Average Life at the time of issuance of such Indebtedness or Preferred Stock that is greater than the Average Life of the Retired Indebtedness or Stock; or

                 (vi) Indebtedness or preferred stock of a Subsidiary of Borrower, which, when combined with (A) the aggregate amount of all other outstanding Indebtedness of the Subsidiaries of Borrower plus the aggregate liquidation value of all preferred stock of any Subsidiary of Borrower, in either case excluding any Non-Recourse Subsidiary (other than Indebtedness secured by Liens described under clause (ix) and (xvii) of the definition of "Permitted Liens"),plus
         (B) the aggregate amount of all Indebtedness of the Borrower secured by Liens (other than of the type described in clauses (ix), (xiv) and (xvii) of the definition of "Permitted Liens"),plus (C) the aggregate amount of all Capital Lease Obligations of the Borrower and its Subsidiaries shall not exceed 10% of the Borrower's Consolidated Net Tangible Assets.

                 "Indenture" means the Indenture dated as of October 1, 1993, between the Borrower and Texas Commerce Bank National Association as trustee, and covering the 9 1/4% Senior Notes due 2003.

         5.16 Loan Proceeds. The Borrower will not lend or advance any proceeds of any Loan hereunder to any Subsidiary thereof which has neither executed the Guaranty nor an Intercompany Revolving Credit Note which has been pledged and delivered to the Agent for the benefit of the Banks.

         5.17 Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, enter into any agreement with any Person, or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction which by its terms expressly restricts the ability of any Subsidiary to (i) pay dividends, in cash or otherwise, or make any other distributions on its capital stock, (ii) pay any Indebtedness owed to the Borrower or any Subsidiary, (iii) make loans or advances to the Borrower or any Subsidiary or (iv) transfer any of its Property or any assets to the Borrower or any Subsidiary, except encumbrances or restrictions contained in any agreement or instrument (a) existing on the date hereof and listed on Schedule 5.17; (b) relating to any property acquired by the Borrower or any of its Subsidiaries after the date hereof, provided that such encumbrance or restriction relates only to the property which is acquired; (c) relating to any Funded Debt of any Subsidiary at the date of acquisition of such Subsidiary by the Borrower or any Subsidiary of the

Borrower; provided that such Funded Debt was not incurred in connection with or anticipation of such acquisition; (d) arising pursuant to an agreement effecting a refinancing of Funded Debt issued pursuant to an agreement referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such refinancing agreement are no more restrictive than the encumbrances and restrictions contained in such agreements; (e) which constitute customary provisions restricting subletting or assignment of any lease of the Borrower or any Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder; or (f) which constitute restrictions on the sale or other disposition of any property securing Indebtedness as a result of a Permitted Lien on such Property.

         5.18 Limitation on Asset Sales. The Borrower shall not engage in, and shall not permit any Subsidiary (other than a Non-Recourse Subsidiary) to engage in, any Asset Sale unless:

                 (i) except in the case of an Asset Sale resulting from the requisition of title to, seizure or forfeiture of any Property or assets or any actual or constructive total loss or an agreed or compromised total loss, the consideration received by the Borrower or such Subsidiary for such Asset Sale at the time thereof is at least equal to the Fair Market Value of the property; and

                 (ii) the Net Available Proceeds of an Asset Sale engaged in by such Person are applied to the acquisition of one or more Replacement Assets within 270 days after the related Asset Sale, provided that no Asset Sale or Asset Sales shall be permitted, and the occurrence of any such Asset Sale or Asset Sales shall constitute a breach of this Section 5.18, if the Excess Proceeds from all Asset Sales exceeds $15,000,000 on the 271st day after the related Asset Sale.

         5.19 Limitation on Sale and Lease-Back Transactions. The Borrower will not, and will not permit any Subsidiary (other than a Non-Recourse Subsidiary) to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any Sale and Lease-Back Transaction if the lease obligations of the Borrower or any such Subsidiary created or incurred in connection with such Sale and Lease-Back Transaction constitute Capital Lease Obligations, unless such Sale and Lease-Back Transaction would not result in an Event of Default arising hereunder, including without limiting the generality of the foregoing, under Sections 5.05 or 5.07 hereof. Any Sale and Lease-Back Transaction that the Borrower or any Subsidiary enters into that does not result in the creation or incurrence of any Capital Lease Obligation of the Borrower or any Subsidiary, shall be deemed to constitute an Asset Sale.


                      ARTICLE VI -- DEFAULTS AND REMEDIES

         6.01 Events of Default. If any of the following events shall occur and be continuing (each an "Event of Default"):

         (a) The Borrower shall fail to pay or prepay any principal of or interest on any of the Notes as and when due, or the Borrower or any of the Significant Subsidiaries shall fail to pay any other Obligation hereunder or under any other Loan Document within three days of the date when due; or

         (b)(i) Any representation or warranty made by the Borrower herein or by any of the Significant Subsidiaries in any other Loan Document to which the Borrower or any of the Significant Subsidiaries, is a party, shall prove to have been incorrect or untrue in any material respect as of the date hereof or thereof; or (ii) any representation, financial statement, report, certificate or written or electronic data furnished or made by or at the request of the Borrower or any of the Significant Subsidiaries (or any officer, accountant or attorney of the Borrower or any of the Significant Subsidiaries) hereunder or thereunder proves to have been incorrect, misleading or untrue in any material respect as of the date as of which the facts therein set forth were stated or certified, and 10 days shall have elapsed since the day that the Agent sent notice of such matter to the Borrower; or

         (c) Default shall be made in the due observance or performance of, or compliance with, (i) any of the covenants or agreements contained in Article V hereof, (ii) the covenants in Section 4.01 hereof, and such default shall continue unremedied for a period of five days after such default becomes known to Borrower, (iii) any other covenants or agreements contained in this Agreement or in any of the other Loan Documents, and such default shall continue unremedied for a period of 30 days after such default becomes known to Borrower or (iv) the occurrence of any event or circumstance which constitutes an "event of default" under any of the other Loan Documents; or

         (d)     a Change of Control shall have occurred; or

         (e) The Borrower or any of the Significant Subsidiaries shall (i) dissolve or terminate its existence (except for mergers of Significant Subsidiaries expressly permitted hereunder), or (ii) discontinue its usual business, or (iii) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or of all or a substantial part of its property, or (iv) generally fail to pay its debts as they come due in the ordinary course of business, or (v) commence, or file an answer admitting the material allegations of or consenting to, or default in a petition filed against it in, any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking to have an order for relief entered with respect to it under the Federal Bankruptcy Code, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other similar relief with respect to it or its debt; or

         (f) A receiver, conservator, liquidator, custodian or trustee of the Borrower or any of its Subsidiaries or any of their respective properties is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 60 days; or the Borrower or any of its Subsidiaries obtains an order for relief under the Federal Bankruptcy Code; or any of the property of the Borrower or any of its Subsidiaries is sequestered by court order and such order remains in effect for more than 60 days; or a petition is filed or a proceeding is commenced against the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 60 days after such filing; or

         (g) The occurrence of any event, circumstance or condition which would constitute a default for Borrower or any of its Subsidiaries of any agreement, contract, promissory note, bond, debenture, promissory note, loan agreement, indenture, other evidence of Indebtedness, lien instrument or the like to which the Borrower or any of its Subsidiaries is a party or by which any of its properties are subject and which evidences or relates to a Funded Debt or Funded Debts of the Borrower which Funded Debt, exceeds $5,000,000 for any single Indebtedness or in an aggregate amount in excess of $10,000,000 for all Indebtedness, whether or not a party thereto exercises any of its rights and remedies with respect to any such default; provided however, that an event of default under the NN-1 Rig Facility shall not constitute an Event of Default under this Subsection (g); or

         (h) The levy or execution of any attachment, execution or other process against any material part of the properties or interests in property of the Borrower or any of the Significant Subsidiaries, which is not timely and completely stayed by appropriate proceedings and/or bonding requirements; or

         (i) Any court shall find or rule, or the Borrower or any of the Significant Subsidiaries shall assert or claim, that this Agreement or any of the Loan Documents executed in connection herewith does not or will not constitute the legal, valid, binding and enforceable obligations of the party or parties (as applicable) thereto; or

         (j) The entry by a court of competent jurisdiction of one or more judgments or orders against the Borrower or any Subsidiary in an uninsured or unindemnified aggregate amount in excess of $5,000,000 which remains undischarged or unsatisfied for a period of 30 consecutive days after the principal right to appeal therefrom has expired; or

         (k) The Borrower or any of the Significant Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or shall have suffered or permitted, while Insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint or other process which is not vacated within sixty days from the date thereof; or

         (l) The destruction or occurrence of substantial damage to a material part of the properties or assets of the Borrower and the Significant Subsidiaries, taken as a whole, for which there is no or substantially no insurance coverage in respect of and/or for which no or substantially no insurance coverage will be paid in respect thereto; or

         (m) With respect to any Plan as to which any of the Borrower or any other member of the Controlled Group may have a liability, (i) there shall exist a deficiency in excess of $1,000,000 in the Plan's assets available to satisfy the benefits guaranteeable under ERISA with respect to such Plan, (a) steps are undertaken to terminate such Plan, (b) such Plan is terminated, or (c) any Reportable Event which presents a material risk of termination with respect to such Plan shall occur, or (ii) a failure to contribute funds occurs with respect to any Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or

         (n) The Borrower or any of its Subsidiaries shall be required under any Environmental Law (i) to implement any remedial, neutralization, or stabilization process or program, the cost of which could reasonably be expected to result in or constitute a Material Adverse Effect on the Borrower and its Consolidated Subsidiaries taken as a whole, or (ii) to pay any penalty, fine or damages in an aggregate amount of $10,000,000 or more, for which there is no insurance coverage;

then the Agent, may, with the consent of the Determining Lenders, or shall, upon the direction of the Determining Lenders, declare the unpaid principal portion of the Obligations to be forthwith due and payable, whereupon the said portion of the Obligations and all other portions of the Obligations then accrued, earned and unpaid shall become immediately due and payable by the Borrower without demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity or any other notice of any kind to the Borrower or any of the Significant Subsidiaries, or any other Person liable thereon or with respect thereto, all of which are hereby expressly waived by the Borrower and each of the Significant Subsidiaries and each other Person liable thereon or with respect thereto, anything contained herein or in any of the other documents or instruments to the contrary notwithstanding; and upon the happening of any Event of Default referred to in Section 6.1(e) or Section 6.1(f), the unpaid principal portion of the Obligations and all other portions of the Obligations then accrued, earned and unpaid shall become automatically due and payable by the Borrower without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity or any other notice of any kind to the Borrower or any of the Significant Subsidiaries or any other Person liable thereon or with respect thereto, all of which are expressly waived by the Borrower and each of the Significant Subsidiaries and each other Person liable thereon or with respect thereto, anything contained herein or in any document or instrument to the contrary notwithstanding. Further, upon any Default or Event of Default, each of the Banks shall have all other rights and remedies as set forth herein and in the other Loan Documents and as otherwise provided at law or in equity, all such rights and remedies being cumulative, including, but without limitation, the right, without prior notice to the Borrower or any of the Significant Subsidiaries or any other Person liable with respect to the Obligations, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held or any other indebtedness at any time owing by any of the Banks to, or for the credit or account of, the Borrower or any of the Significant Subsidiaries against any indebtedness owed to the Banks by the Borrower or any Significant Subsidiary party to the Guaranty, irrespective of whether or not the Agent or such Banks shall have made demand under this Agreement or any other Loan Document; provided, that any exercise of said set-off by any Bank shall be subsequently followed by notice from such Bank to the Borrower of such right exercised, but the failure to give such notice shall in no manner affect the right of the Banks in respect to set-offs and corresponding applications of funds.





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
         6.02 Cash Collateral Account. Without limiting its obligations under, or the terms and provisions of, Section 6.01 hereof, the Borrower hereby agrees that upon the occurrence and during the continuance of any Event of Default, the Borrower shall, upon demand by the Agent pay (in the case of any Event of Default specified in paragraph 6.01(e) or 6.01(f) hereof, forthwith, without any demand or the taking of any other action by the Banks) to the Agent for the benefit of the Banks an amount in immediately available funds equal to the then aggregate undrawn face amount of all Letters of Credit. All amounts received by the Agent pursuant to this Section 6.02 or pursuant to any required prepayment under Section 2.03 (and all investments of such amounts and earnings therein and proceeds thereof) shall be held by the Agent in a cash collateral account with the Agent entitled "the Noble Drilling Corporation Letter of Credit Cash Collateral Account" (the "Collateral Account") as collateral for the prompt payment and performance when due of all Letter of Credit Liabilities, and following the satisfaction of all Letter of Credit Liabilities, as additional collateral for all other Obligations. The balance in the Collateral Account from time to time (including all earnings thereon and proceeds thereof) shall be invested and reinvested by the Agent in the name of the Agent in interest bearing obligations (but maturing not later than 15 days after the date acquired) as the Borrower shall from time to time specify to the Agent, and the Borrower hereby authorizes and directs the Agent to collect and receive any earnings and proceeds of any such obligations and to credit the net amount of all such receipts to the Collateral Account. If and to the extent so requested by the Borrower from time to time, Agent will reduce the Collateral Account (and liquidate any investments therein to the extent necessary) in an amount equal to the lesser of (a) the excess, if any, of the then outstanding balance in the Collateral Account over the Total Letter of Credit Liabilities and (b) the minimum amount necessary to be held in the Collateral Account so that the Borrower will not be obligated because of Section 2.03 to make a Required Payment, and pay such amount to the Borrower, provided that no such reduction or payment shall be made if a Default has occurred and is continuing or would result therefrom. The proceeds of all dispositions or collections of collateral, in connection with the Agent's exercise on behalf of the Banks of their rights as a secured party or pursuant to the foregoing, will be applied to such of the Obligations, in such order and in such manner, and in all respects to such of the promissory notes and other Indebtedness constituting a part of the Obligations, as the Agent shall see fit and determine (with respect to the Borrower) in its sole and absolute discretion. At such time as no Default or Event of Default is continuing hereunder, the Agent shall, upon demand of the Borrower, return to the Borrower the proceeds of the Collateral Account not previously applied to the Obligations.

         6.03 Additional Cross Default Provisions. The occurrence of a Default or an Event of Default under this Agreement, the Loan Documents, or any default under the terms of any security agreement, guaranty, agreement or instrument securing the Obligations will constitute an Event of Default hereunder.

                      ARTICLE VII -- TERMINATION OF LOANS

         Upon the occurrence of any Default and so long as such continues to exist, the Agent may, without prior notice to the Borrower or any of the Significant Subsidiaries or any other Person, terminate, temporarily or permanently as chosen by the Agent, (i) the Revolving Loan Commitment, (ii) the L/C Facility and any obligation of First Interstate (or any other Person hereunder) or commitment to issue Letters of Credit, and (iii) the obligations of the Banks to





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advance any Loans or extend any other type of credit or financial accommodations hereunder, unless and until the Agent shall reinstate same (on additional conditions, if any, submitted by the Banks or the Determining Lenders, as may be required under Article IX hereof) in writing; provided, however, upon the occurrence of any Default referred to in Sections 6.01(e) or 6.01(f), or upon acceleration of the maturity of the Notes, (a) the Revolving Loan Commitment, (b) the L/C Facility and any obligation or commitment to issue Letters of Credit, and (c) any and all obligations of the Banks hereunder to make any Loans or extend any other type of credit or financial accommodations hereunder shall automatically be permanently terminated; provided further, however, notwithstanding any such termination of such obligation of the Banks, all covenants, agreements, obligations, liens and undertakings of each of the Borrower and the Significant Subsidiaries shall remain in full force and effect, except that, the Commitment Fee payable pursuant hereto shall not accrue during any period while the Revolving Loan Commitment has been terminated.

                      ARTICLE VIII -- CONDITIONS PRECEDENT

         8.01 Conditions Precedent to Initial Loan. The obligation of First Interstate to issue the initial Letters of Credit and the obligation of the Banks to make the initial Loan hereunder, in addition to the matters set forth in Section 2.03 hereof, shall be subject to the completion of the following conditions precedent, which shall be completed to the reasonable satisfaction of the Agent:

         (a) The Agent shall have received the Notes, and prior to the issuance of each Letter of Credit, an Application all duly executed and delivered by the Borrower.

         (b) The Guaranty shall have been duly and validly executed and delivered to the Agent in form and substance reasonably satisfactory to the Agent.

         (c) The Agent shall have received, certified by the Secretary of each of the Borrower, the Significant Subsidiaries signing the Guaranty and the Foreign Subsidiaries that are Significant Subsidiaries, with respect to each such Person, (i) copies of resolutions of its Board of Directors authorizing the creation, issuance, execution, delivery and performance of each of this Agreement, the Notes, the Applications and all other Loan Documents to which each is a party which resolutions shall recite, in part, that its Board of Directors found, in its judgment, that (A) adequate value and fair consideration was received by each such Person for entry into and performance of such agreements and (B) the incurrence of obligations evidenced by such agreements are in the best interest of each such Person and may be expected to benefit each such Person, directly or indirectly, (ii) certificate of incumbency of authorized representatives of each such Person, signed by the Secretary of each such Person, which certificate shall recite the names of the Persons authorized to execute and deliver each of this Agreement, the Notes and all other Loan Documents to which the Borrower and each of the Significant Subsidiaries is a party and to perform the obligations hereunder and thereunder, display specimen signatures of such Persons, and state that the Agent and the Banks may conclusively rely on such certificate until it shall receive and has had reasonable time to act upon subsequent certificates of the Secretary of each such Person, as applicable, amending the prior certificate and submitting the names and signatures of the Persons specified in such further certificate, and (iii) a copy of the





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
certificate of incorporation or articles of incorporation as may be appropriate and bylaws of each such Person, with all amendments as in force as of the date hereof.

         (d) The Agent shall have received from Thompson & Knight, a Professional Corporation, legal counsel for the Borrower and each of the Significant Subsidiaries, a favorable written opinion, dated as of the date hereof and addressed to the Agent and to the Banks, in form, substance and scope satisfactory and acceptable to the Agent.

         (e) The Agent shall have received from each of (i) the Borrower and the Significant Subsidiaries, certificates of existence and certificates of good standing issued from the respective jurisdictions of their incorporation, and (ii) with respect to the Borrower and each of the Significant Subsidiaries party to the Guaranty, certificates of good standing and authority to transact business as a foreign corporation from all jurisdictions wherever the ownership of their assets or the conduct of their business requires such qualification, in each case, issued as of the most recent date practicable except where the failure so to qualify would not have a Material Adverse Effect on such Person failing so to qualify.

         (f) The Agent shall have received (i) a Loan Formula Certificate appropriately completed and duly executed by the Borrower as well as a summary aging report with respect to accounts receivable of the Borrower and the Significant Subsidiaries, both completed as of April 30, 1994, and (ii) those items of information listed in Section 4.01(d) hereof, containing information as of April 30, 1994.

         (g) The Agent shall have received evidence satisfactory to it that all of the insurance requirements applicable to the Borrower, the Significant Subsidiaries and their businesses and properties as set forth in Section 4.08 hereof have been met.

         (h) The Agent (i) shall have received for the Banks the Facility Fee provided for in Section 2.06(c), in immediately available funds and (ii) the Agent Fee.

         (i) The Borrower shall have presented proof to the Agent that all revolving credit facilities for Funded Debt of the Borrower or its Subsidiaries except for Non-Recourse Subsidiaries have been terminated and repaid in full, except for Noble Drilling (Canada) Ltd.'s Canadian dollar credit facility providing for up to C$1,000,000 in revolving credit.

         (j) The Agent shall have received all exhibits, annexes and schedules herein referenced and such additional reports, certificates, documents, statements, agreements and instruments, including without limitation the Security Agreement, in form and substance reasonably satisfactory to the Agent, as the Agent shall have reasonably requested from any of the Borrower, the Significant Subsidiaries and their counsel.

         (k) The Borrower shall have executed and delivered to the Agent for the benefit of the Banks, such security agreements, financing statements and other lien instruments, as the Agent may require to obtain perfected first priority liens on Intercompany Revolving Credit Notes.





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
         8.02 Conditions Precedent to Each Loan. At the time of the making by the Banks of each Loan or issuance by First Interstate of a Letter of Credit, including the initial Loan or Letter of Credit but not including continuations or conversions pursuant to Section 2.04 (before as well as after giving effect to such Loan and to the proposed use of proceeds thereof):

         (a)  Borrower shall have duly executed and delivered the Notes.

         (b)  There shall exist no Default or Event of Default.

         (c) Except for facts timely disclosed to the Agent from time to time in writing, not materially more adverse to the Borrower and its Subsidiaries than those existing on the date of the initial Loan hereunder, all representations and warranties contained herein and in the other Loan Documents executed and delivered on or after the date hereof shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Loan.

         (d) The Agent shall have received such other documents, including such other guaranties and Intercompany Revolving Credit Notes as may be required under Section 4.11 hereof, as Agent or any of the Banks or counsel to the Agent may reasonably request, all in form and substance satisfactory to the Agent.

                            ARTICLE IX -- THE AGENT

         9.01 Authorization and Action. (a) Each of the Banks hereby appoints and irrevocably authorizes Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms of the Loan Documents, together with such powers as are reasonably incidental thereto. The Agent, its Affiliates and their respective officers, shareholders, directors, employees and agents shall not (i) have any duties or responsibilities except those expressly set forth in this Agreement and in the Loan Documents, and shall not by reason of this Agreement or any of the Loan Documents be a trustee for any of the Banks; (ii) be responsible to any of the Banks for any recitals, statements, representations or warranties contained in this Agreement, any of the Loan Documents or any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any of the other Loan Documents or for any failure by any Person to perform any of its obligations hereunder or thereunder; and shall have no duty to inquire or pass upon any of the foregoing matters; (iii) be required to initiate or conduct any litigation or collection proceedings hereunder or under any of the Loan Documents except to the extent requested by the Determining Lenders; (iv) be responsible for any mistake of law or fact or any action taken or permitted to be taken by it hereunder or under any of the Loan Documents or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including pursuant to its own negligence, except for its own gross negligence or willful misconduct; (v) be bound by or obliged to recognize any agreement among or between the Borrower and any one or more of the Banks (other than this Agreement and the Loan Documents) regardless of whether the Agent has knowledge of the existence of any such Agreement or the terms and provisions thereof; (vi) be charged with notice or knowledge of any fact or information not herein set out or provided to the Agent in





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accordance with the terms of this Agreement or any of the Loan Documents; (vii)
be responsible for any delay, error, omission or default of any third party mail, telegraph, telecopy or operator; or (viii) be responsible for the edicts or acts of any Governmental Authority. The Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it with reasonable care.
As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Determining Lenders (or all of the Banks, if required under Section 9.01(b) hereof) and such instructions shall be binding upon all of the Banks; provided, however, that Agent shall not be required to take any action which may subject Agent to personal liability or which is contrary to any Loan Document or applicable law. Agent agrees to give to each of the Banks notice of each notice given to it by the Borrower pursuant to the terms of this Agreement, and to distribute to each of the Banks in like funds all amounts delivered to Agent by the Borrower for the ratable benefit of each in accordance with the Specified Percentage of each such Bank, except that funds provided by the Borrower pursuant to Section 6.02 hereof to collateralize the Letter of Credit Liabilities shall be held by Agent in accordance with Section 6.02 hereof.

         (b) Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part the Determining Lenders, action shall be taken by the Agent for and on behalf of, or for the benefit of all Banks, upon the direction of the Determining Lenders, and any such action shall be binding on all Banks. Unless all Banks agree in writing, no amendment, modification, consent or waiver shall be effective which

                 (i) increases the amount of the Loans or the availability of Letters of Credit, or increases the Commitment or Specified Percentage of any Bank;

                 (ii) reduces the interest, principal or commitment fees owing hereunder or under the Notes;

                 (iii) extends the fixed date on which any sum is due hereunder or under the Notes;

                 (iv) waives an Event of Default arising from a failure to pay principal or interest on a Loan within the applicable grace period, if any;

                 (v)      changes the provisions of this Section 9.01; or

                 (vi) releases in whole or in part any Guaranty or any collateral, if any, securing the obligations arising hereunder.

         9.02 Agent's Reliance, Etc. Neither Agent, nor any of its directors, officers, agents, employees, or representatives shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the





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foregoing, Agent (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (b) may consult with legal counsel (including counsel for Borrower or any of its Subsidiaries), independent public accountants, and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any of the Banks and shall not be responsible to any of the Banks for any statements, warranties, or representations made in or in connection with this Agreement or any other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Documents on the part of Borrower or its Subsidiaries or to inspect the Properties (including the books and records) of Borrower or its Subsidiaries;
(e) shall not be responsible to any of the Banks for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement, any other Loan Documents, or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Documents by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telegram, cable, telex, or telecopy) believed by it to be genuine and signed or sent by the proper party or parties.

         9.03 First Interstate Bank and Affiliates. With respect to its Commitment, its Advances, and any Loan Documents, First Interstate shall have the same rights under this Agreement and the other Loan Documents as any other of the Banks and may exercise the same as though it were not Agent. First Interstate and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any of the Borrower or its Affiliates, any Affiliate thereof, and any Person who may do business therewith, all as if First Interstate were not Agent and without any duty to account therefor to any of the Banks.

         9.04 Lender Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon Agent or any other of the Banks, and based on the financial statements referred to in Section 3.09 hereof or financial statements (in the case of assignees after the date hereof) delivered subsequent to the date hereof, and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Bank also acknowledges that it will, independently and without reliance upon Agent or any other of the Banks and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

         9.05 Indemnification by Lenders. Each of the Banks severally, and not jointly, agrees to indemnify and hold harmless Agent, in accordance with the Specified Percentage of each and to the extent not reimbursed by the Borrower, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of any Loan Documents or any action taken or omitted by Agent thereunder, including any negligence of Agent; provided, however, that none of the Banks shall be liable for any portion of such liabilities, obligations,





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losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each of the Banks agrees, severally and not jointly, to reimburse Agent, based on its Specified Percentage of the total obligation, promptly upon demand for any out-of-pocket expenses (including attorneys' fees) incurred or accrued by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents. The indemnity provided in this Section 9.05 shall survive the termination of this Agreement.

         9.06 Successor Agent. Agent may resign at any time by giving written notice thereof to each of the Banks and to the Borrower, and may be removed at any time with or without cause by the action of the Determining Lenders. Upon any such resignation or removal, Determining Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after a retiring Agent's giving of notice of resignation or within 30 days after notice to a removed Agent of such removal, then the retiring or removed Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State of the United States of America and having a combined capital and surplus of at least $50,000,000 and not in receivership or conservatorship. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations under the Loan Documents, provided that if the retiring or removed Agent is unable to appoint a successor Agent, Agent shall, after the expiration of a 60 day period from the date of notice, be relieved of all obligations as Agent hereunder. Notwithstanding any Agent's resignation or removal hereunder, the provisions of this Article shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         9.07 Sharing of Payments. If any of the Banks shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of its Advances in excess of its Pro Rata Share of payments made by Borrower, such Bank shall forthwith purchase participations in Advances made by the other Lenders as shall be necessary to share the excess payment pro rata with each of them; provided, however, that if any of such excess payment is thereafter recovered from the purchasing Bank, its purchase from each Bank shall be rescinded and each Bank shall repay the purchase price to the extent of such recovery together with a Pro Rata Share of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 9.07 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of Borrower in the amount of such participation.

         9.08 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each of the Banks is hereby authorized at any time and from time to time, to the





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fullest extent permitted by law, to set-off and apply any and all deposits
(general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement and the other Loan Documents, whether or not the Agent or any of the Banks shall have made any demand under this Agreement or the other Loan Documents. Each of the Banks shall promptly notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 9.08 are in addition to other rights (including, without limitation, other rights of set-off) which each of the Banks may have.

                           ARTICLE X -- MISCELLANEOUS

         10.01 No Waivers Except by Writing; Governing Law. No failure or delay on the part of the Agent in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or powers preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Borrower, the Significant Subsidiaries or any other Person thereof shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose of which given. Notwithstanding the foregoing, Article IX may be amended at any time, in whole or in part, by written agreement of the Determining Lenders alone (except that Section 9.01(b) may be amended only by unanimous written consent of all of the Banks), and no consent of the Borrower shall be required to effectuate any such amendment of Article IX. No notice to or demand on the Borrower, the Significant Subsidiaries or any other Person in any case shall entitle the Borrower, the Significant Subsidiaries or such other Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents shall be deemed to be contracts under the internal laws of the State of Texas and for all purposes shall be construed and enforced in accordance with the laws of the State of Texas, and, to the extent applicable, the laws of the United States of America.

         10.02 Usury Laws. It is the intent of the Banks, the Borrower and each of the Significant Subsidiaries in the execution and performance of this Agreement, the Notes and the other Loan Documents to which each is a party to remain in strict compliance with all Applicable Law, from time to time in effect, including, without limitation, usury laws. In furtherance thereof, the Banks, the Borrower and each of the Significant Subsidiaries party hereto stipulate and agree that none of the terms and provisions contained in this Agreement, the Notes, the Applications or any of the other Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate.

         Neither the Borrower, the Significant Subsidiaries nor any other Person obligated hereon or in respect hereto shall ever be required to pay unearned interest on any Loan or on any other extension of credit or on any other indebtedness owed to the Banks, or to pay interest on any





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such amounts at a rate in excess of the Maximum Rate, or in an amount in excess of the maximum amount of interest permitted to be charged under Applicable Law, and the provisions of this Section 10.02 shall control over all other provisions of this Agreement, the Applications, the Notes and the other Loan Documents which may be in apparent conflict herewith. For purposes of this Agreement "interest" shall include the aggregate of all charges which constitute interest under Applicable Law that are contracted for, charged, reserved, received or paid under the Notes, this Agreement or any of the Loan Documents. If the maturity of any Loan or any other extension of credit or other indebtedness owed by the Borrower hereunder or under any of the other
Loan Documents is prepaid or accelerated for any reason, or if under any other contingency, the effective rate or amount of interest which would otherwise be payable under this Agreement, the Notes or any of the other Loan Documents, would exceed the Maximum Rate or maximum amount of interest that the Banks or any of their respective successors or assigns is allowed by Applicable Law to charge, contract for, take or receive, or in the event the Bank or any of its successors or assigns shall charge, contract for, take, reserve or receive monies that are deemed to constitute interest which would, in the absence of this provision, increase the effective rate or amount of interest payable under this Agreement, the Notes or any of the other Loan Documents to a rate or amount in excess of that permitted to be charged, contracted for, taken, reserved or received under the Applicable Law then in effect, then the principal amount of the Notes or other extension of credit or other indebtedness, or the amount of interest which would otherwise be payable thereunder, shall be reduced to the amount allowed under said laws as now or hereafter construed by the courts having jurisdiction, and all such monies so charged, contracted for, taken, reserved or received that are deemed to constitute interest in excess of the Maximum Rate or maximum amount of interest permitted by Applicable Law shall be immediately returned to or credited to the account of the Borrower or other paying Person upon such determination.
Borrower and the Banks further stipulate and agree that, without limitation of the foregoing, all calculations of the rate or amount of interest contracted for, charged, taken, reserved or received under this Agreement, the Notes or any of the other Loan Documents which are made for the purpose of determining whether such rate or amount exceeds the Maximum Rate or the maximum amount of interest under Applicable Law, shall be made, to the extent permitted by Applicable Law, by amortizing, prorating, allocating and spreading during the period of the full stated term of the Notes or other extension of credit, all interest at any time contracted for, charged, taken, reserved or received from the Borrower or otherwise by the Banks.

         10.03 Notice. All notices required or made hereunder shall be deemed to have been given (i) five Business Days after being deposited in the United States mail (certified, return receipt requested) or (ii) one Business Day after being sent by telecopy to any party hereto at its address and telecopy number given below, or at any other address of which it shall have notified the other party hereto in writing. All notices, requests and demands shall be given to or made upon the respective parties hereto as follows:

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 If to Borrower or to any of    Noble Drilling Corporation
 its Subsidiaries:              10370 Richmond Avenue, Suite 400
                                Houston, TX  77042
                                Telecopy No. (713) 974-3181
                                Attention:  Byron L. Welliver
                                            Sr. Vice President -- Finance
                                            and Treasurer

 With a copy to:                Thompson & Knight, a Professional Corporation
                                1700 Pacific Avenue, Suite 3300
                                Dallas, TX 75201
                                Telecopy No. (214) 969-1751
                                Attention:  Robert D. Campbell, Esq.

If to Agent                     First Interstate Bank of Texas, National
or First Interstate:            Association
                                1000 Louisiana, 3rd Floor
                                Houston, TX  77002
                                Telecopy No. (713) 250-7029
                                Attention:  Carol Birkofer
                                            Assistant Vice President

 With a copy to:                Fulbright & Jaworski L.L.P.
                                1301 McKinney, Suite 5100
                                Houston, TX 77010-3095
                                Telecopy No. (713) 651-5246
                                Attention:  Joshua P. Agrons, Esq.

But actual notice to any party hereto, however given or received, shall always be effective. So long as no Event of Default is continuing, copies of information required under Section 4.01 hereof, Loan Request Forms and documents related to routine borrowing activities need not be provided to the legal counsels listed above.

         10.04 Waivers of Certain Rights. (a) Each of the Borrower, the Significant Subsidiaries and all sureties, endorsers and guarantors of any of the Obligations specifically waives any notice of the creation, advancement, increase, existence, extension or renewal of, or indulgence with respect to, the Obligations or any part thereof, and of non-payment thereof, or default thereon, and waives demand, notice of demand, notice of protest, protest, presentment for payment, presentment, notice of intent to accelerate maturity, notice of acceleration and any and all other notices with respect to the Obligations, and waives notice of the amount of the Obligations outstanding at any time, and agrees that the maturity of the Obligations, and any part thereof, may be accelerated by the Banks in their sole discretion without notice to, or consent by, the Borrower, the Significant Subsidiaries or any other Person, and may be extended or renewed by the Banks as may be agreed by the Borrower and the Banks without notice to, or consent by, any Persons other than the Borrower. The Borrower and each such other Person agree that no renewal, increase or extension of, or any indulgence with respect to, the Obligations or any part thereof, no release, substitution or exchange of any security for the Obligations, or any part hereof, no release of any Person primarily or secondarily liable on the Obligations or any part thereof, no delay in the enforcement of payment of the Obligations or any part thereof, and no delay or omission or lack of diligence or care in exercising any right or power with respect to the Obligations or any security thereof or guaranty therefor in connection with the Obligations shall in any manner impair, affect or prejudice the rights of the Banks hereunder, in connection herewith or in respect to any Note or Loan Documents executed by the Borrower or any other Person in favor of the Banks. The Borrower and each such other Person specifically agree it shall not be necessary or required, and that neither the Borrower nor any other Person shall be entitled to require, that the Agent or the Banks file suit or proceed to obtain or assert a claim for personal judgment against any Person (including the Borrower) or that the Agent or the Banks proceed against or foreclose against or seek to realize upon any of the security now or hereafter existing for the Obligations or file suit or proceed to obtain or assert a claim for personal judgment against any other party obligated on the Obligations before, or as a condition of, or any time after enforcing the liability of the Borrower or any other Person on the Obligations, or foreclosing upon or otherwise selling or disposing or utilizing any collateral for the purpose of paying the Obligations or by any part thereof. The Borrower and each such other Person expressly waives any right to the benefit of, or to require or control applications of any security or the proceeds of any security now existing or hereafter obtained by the Banks as security for the Obligations, or any part thereof, and agrees that the Banks shall have no duty or obligation insofar as the Borrower or such other Person is concerned to apply upon the Obligations, any monies, payments or other property any time received by or paid to the Agent or the Banks, except as the Banks shall determine in their sole discretion or as the Banks otherwise may be obligated pursuant to the terms of this Agreement.

         (b) To the maximum extent not prohibited by applicable law from time to time in effect, Borrower hereby knowingly, voluntarily and intentionally (and after Borrower has consulted with its own attorney) irrevocably and unconditionally waives the provisions of the Texas Deceptive Trade Practices-Consumer Protection Act (Texas Business and Commerce Code, Chapter 17, Subtitle E, Sections 17.41-17.63).

        (c) THIS AGREEMENT, TOGETHER WITH THE OTHER WRITTEN DOCUMENTS REQUIRED BY SECTION 8 HEREOF, REPRESENTS AND CONSTITUTES THE FINAL AGREEMENT BY AND AMONG THE BORROWER, THE AGENT AND THE BANKS AND MAY NOT BE ALTERED, MODIFIED OR CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR
SUBSEQUENT ORAL AGREEMENTS OF THE BORROWER WITH THE AGENT OR THE BANKS. THERE ARE NO WRITTEN OR ORAL AGREEMENTS OR COMMITMENTS AMONG THE BORROWER, THE AGENT AND THE BANKS. THIS PROVISION SHALL CONSTITUTE NOTICE TO THE BORROWER UNDER SECTION 26.02 OF THE TEXAS BUSINESS & COMMERCE CODE OF THE PROVISIONS THEREOF AND HEREOF.

         10.05 Severability of Provisions. Any provision of this Agreement, or any other Loan Document, or any portion or portions of such provisions, held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Agreement or any of the other Loan Documents, but the effect thereof shall be confined to such provision or the portion or portions thereof so held to be invalid, illegal or ineffective.

         10.06 Survival of Representations and Warranties; Unsatisfied Conditions. Except as otherwise expressly set forth herein, all representations and warranties of the Borrower herein shall survive the date of this Agreement and the making of each Loan hereunder. Except to the extent, if at all, expressly waived by the Agent, any condition precedent not timely performed by or on behalf of the Borrower prior to or at a corresponding borrowing date shall survive such date, unless otherwise expressly stated in this Agreement, and shall be deemed to constitute a covenant by the Borrower to accomplish such condition as promptly as possible. All payment obligations hereunder or referenced herein shall survive the termination of this Agreement.

         10.07 Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Borrower, any Subsidiary thereof nor any Person acting on their behalf may assign any of their rights hereunder.

         (b) Each of the Banks may, transfer and assign to one or more Eligible Assignees, all or a portion of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, provided, however, that (i) an Eligible Assignee must purchase and acquire in aggregate an interest of at least $10,000,000, (ii) the assignee shall pay to the Agent a processing recordation fee of $2,500.00, and (iii) the Borrower shall have consented to such assignment, such consent not to be unreasonably withheld. In no event shall any Bank own a Specified Percentage in excess of that owned by the Bank which serves as "Agent", without the prior written consent of the Borrower and all of the other Banks. Any such assignment shall become effective upon the recording by the Agent of such assignment in a register kept for such purposes by the Agent of the resultant effect thereof, and the principal amount outstanding of the Loans owed to the assignor and assignee, the Agent hereby agreeing to effect such recordation no later than five (5) Business Days after its receipt of an Assignment and Acceptance executed by all parties thereto. Promptly after receipt of an Assignment and Acceptance executed by all parties thereto, the Agent shall send to the Borrower a copy of such executed Assignment and Acceptance. Upon receipt of such executed Assignment and Acceptance, the Borrower will, at its own expense, execute and deliver new Notes to the assignor and/or assignee, as appropriate, in accordance with their respective interests as they appear on such register. Upon the effectiveness of any assignment pursuant to this subsection, the assignee shall be deemed automatically to have become a party hereto, if not already a party hereto, and shall become one of the "Banks", if not already one of the "Banks", for all purposes of this Agreement and the other Loan Documents. The assignor shall be relieved of its obligations hereunder to the extent of such assignment (and if the assigning Bank no longer holds any rights or obligations under this Agreement, such assigning Bank shall cease to be one of the "Banks" hereunder). The Agent will prepare on the last Business Day of each month during which an assignment has become effective pursuant to this subsection a new schedule giving effect to all such assignments effected during such month, and more promptly provide the same to the Borrower, and the Banks.

         (c) Each of the Banks may transfer, grant or assign participations in all or any part of such Bank's interests hereunder pursuant to this subsection to any Person provided that (i) such Banks shall remain one of the "Banks" for all purposes of this Agreement and the transferee of such participation shall not constitute one of the "Banks" hereunder; (ii) no participant under any such participation shall have rights to approve any amendment to or waiver this Agreement, the Notes or any of the Loan Documents except to the extent such amendment or waiver would (A) extend the Credit Maturity Date, (B) reduce the interest rate (other than as a result of waiving the applicability of any post fault increases and interest rates) or fees applicable to any of the Loans, Letters of Credit or commitments hereunder in which such participant is participating, or postpone the payment of any thereof, or (C) release all or substantially all of any collateral or guaranties supporting any of the Loans or Letters of Credit in which such participant is participating. In the case of any such participation, the participant shall not have any rights in this Agreement or any of the Loan Documents (the participant's rights against the granting Bank in respect of such participation to be those set forth in the agreement with such Bank creating such participation), and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation. Notwithstanding anything in this Section 10.07(c) to the contrary, the purchase by each of the Banks of a participation in the Letters of Credit and any subsequent assignment of all or any part of such Bank's Specified Percentage in any Letter of Credit and its related Letter of Credit liabilities pursuant to Section 10.07(b) shall not be considered a participation pursuant to this Section 10.07(c).

         (d) Anything contained in this Section 10.07 to the contrary notwithstanding, no transfer or assignment of the interest or obligations of any of the Banks hereunder or grant of participations therein shall be permitted as such transfer, assignment or grant would require the Borrower or any guarantor party to the Guaranty to file a registration statement with the Securities and Exchange Commission or to qualify any of the Loans under the "Blue Sky" laws of any state.

         (e) Each of the Banks initially part of this Agreement hereby represents, and each Person becomes one of the Banks pursuant to an assignment permitted hereunder will, upon its becoming a party to this Agreement represent that it is a Eligible Assignee, and that it will make or acquire Loans only for its own account in the ordinary course of its business; provided, however, that subject to the preceding subsections 10.07(b) through (d), the disposition of any promissory notes or other evidences of or interests in the Obligations held by such Banks shall at all times be within its exclusive control.

         (f) The entries in the register described herein above shall be conclusive in the absence of manifest error and the Borrower, the Agent and the Bank issuing Letters of Credit may treat each person whose name is recorded in such register pursuant to the terms hereof as one of the Banks hereunder for all purposes of this Agreement and the other Loan Documents. Such register shall be available for inspection by the Borrower and any of the Banks at any reasonable time and from time to time upon reasonable prior notice.

         10.08 Gender and Usage. As used herein and when required by the context, each number (singular and plural) shall include all numbers and each gender shall include all genders. The words "herein," "hereof," "hereby," "hereto," "hereunder" and words of similar import shall mean and refer to this Agreement rather than to any specified provision of this Agreement.

         10.09 Multiple Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument.

         10.10 Notices Received by Lender. Any instrument in writing, telex, telegram, telecopy or cable received by the Agent in connection with any Loan hereunder, which purports to be dispatched or signed by or on behalf of the Borrower shall conclusively be deemed to have been signed by such party, and Agent and the Banks may rely thereon and shall have no obligation, duty or responsibility to determine the validity or genuineness thereof or authority of the Person or Persons executing or dispatching the same.

         10.11 Debtor-Creditor Relationship. None of the terms of this Agreement or of any other Loan Document executed in conjunction herewith or related hereto shall be deemed to give the Agent or the Banks the rights or powers to exercise control over the business or affairs of the Borrower. The relationship between the Borrower and the Banks created by this Agreement is only that of debtor and creditor.

         10.12 Agreement Controlling. To the extent that any provision of the Loan Documents (other than this Agreement) are expressly in direct conflict
with the provisions of this Agreement, the provisions of this    Agreement
shall control and govern. In all other regards, all provisions of the Loan Documents are intended to be read and integrated in a harmonious and consistent manner, including defined terms herein and therein.

         10.13 Integration. This Agreement, together with all other Loan Documents, embodies the entire agreement between the parties thereto relating to the subject matter hereof and thereof, and may be amended or supplemented only by an instrument in writing executed jointly by an authorized officer of each of the Borrower, the Determining Lenders or all Banks, as may be required hereunder, and the Agent.

         10.14 WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ENFORCING OR DEFENDING ANY RIGHTS UNDER THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR RELATING THERETO. THE BORROWER ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION HAVE BEEN BARGAINED FOR AND THAT IT HAS BEEN REPRESENTED BY COUNSEL IN CONNECTION THEREWITH. THE BORROWER, THE BANKS AND THE AGENT ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE AGENT OR ANY OF THE BANKS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE BORROWER, THE AGENT AND THE BANKS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN ITS RELATED FUTURE DEALINGS. THE BORROWER, THE AGENT AND THE BANKS FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY IS WAIVING ITS JURY TRIAL RIGHTS

FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN OR ANY LETTERS OF CREDIT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         10.15 Headings. All headings used herein are for the convenience of the parties only and shall not be used in construing the meaning or intent of the terms or provisions hereof.

         10.16 Submission to Jurisdiction. To the extent not expressly prohibited by law from time to time in effect, the Borrower hereby irrevocably and unconditionally:

                 (i) submits for itself and its property in any legal action or proceeding relating to any of this Agreement, the Notes and the Loan Documents or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of Harris County, Texas, the Courts of the United States of America for the Southern District of Texas, Houston Division and Appellate Courts from any thereof;

                 (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that any such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                 (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower at its address set forth in Section 10.03 hereof or at such other address of which Agent shall have been notified pursuant thereto; and

                (iv) agrees that nothing herein shall impair the right of the Bank to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

         10.17 Additional Liens. In the event that an Event of Default has occurred and is continuing under this Agreement, the Borrower agrees that it shall, and it shall cause each of the Significant Subsidiaries to grant to the Agent for the benefit of each of the Banks, a security interest in all of the accounts and accounts receivable, and all proceeds of each of the foregoing, of each of such Persons and further agrees to execute and cause to be executed such financing statements as the Agent may require to perfect the security interest of the Agent for the benefit of each of the banks in all such jurisdictions (whether in the United States or abroad) as the

Agent may require; and (ii) the Agent is authorized to exercise absolute dominion and control over any and all lockbox or other controlled accounts containing proceeds of the accounts of the Borrower or any of its Subsidiaries, and to apply any such proceeds therein, as the Agent shall determine from time to time, toward payment of the Obligations, and to block access by the Borrower or any of its Subsidiaries to any of the proceeds in any such lockbox or other accounts, until all of the Obligations are fully and finally paid in full.

         10.18 Bank Representations. Each of the Banks represents that it is either (i) a corporation organized under the laws of the United States of America or any state thereof or (ii) it is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to this Agreement (A) under applicable provisions of a tax convention to which the United States of America is a party or (B) because it is acting through a branch, agency or office in the United States of America and any payment to be received by it hereunder is effectively connected with a trade or business in the United States of America. Each of the Banks that is not a corporation organized under the laws of the United States of America or any state thereof agrees to provide to the Borrower and the Agent on the effective date of any sale of an interest in the Loans (the "Effective Date"), or on the date of its delivery of the Assignment and Acceptance pursuant to which it becomes one of the Banks, and at such other times as required by United States law or as the Borrower or the Agent shall reasonably request, two accurate and complete original signed copies of either
(a) Internal Revenue Service Form 4224 (or successor form) certifying that all payments to be made to it hereunder will be effectively connected to a United States trade or business (the "Form 4224 Certification") or (B) Internal Revenue Service Form 1001 (or successor form) certifying that it is entitled to the benefit of a provision of a tax convention to which the United States of America is a party which completely exempts from United States withholding tax all payments to be made to it hereunder (the "Form 1001 Certification"). In addition, each Bank agrees that if it previously filed a Form 4224 Certification it will deliver to the Borrower and the Agent a new Form 4224 Certification prior to the first payment date occurring in each of its subsequent taxable years; and if it previously filed a Form 1001 Certification, it will deliver to the Borrower and the Agent a new certification prior to the first payment date falling in the third year following the previous filing of such certification. Each of the Banks also agrees to deliver to the Borrower and the Agent such other or supplemental forms as may at any time be required as a result of changes in applicable law or regulations in order to confirm or maintain in effect its entitlement to exemption from United States withholding tax on any payments hereunder, provided that the circumstances of the Banks at the relevant time and applicable laws permit it to do so. If one of the Banks determines, as a result of any change in either (i) applicable law, regulation or treaty, or in any official interpretation thereof or (ii) its circumstances, that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section, or that it is required to withdraw or cancel any such form or certificate previously submitted, it shall promptly notify the Borrower and the Agent of such fact. If any of the Banks are organized under the laws of a jurisdiction outside the United States of America, unless the Borrower and the Agent have received a Form 1001 Certification or Form 4224 Certification satisfactory to them indicating that all payments to be made to such Banks hereunder are not subject to United States withholding tax, the Borrower shall withhold taxes from such payments at the applicable statutory rate, provided that such withholding shall not increase the amount of payments for the account of such Banks to be made by the Borrower pursuant to Subsection 2.18. Each of the Banks agrees to indemnify and hold harmless from any United States taxes, penalties, interest and other expenses, costs and losses incurred or payable by (i) the Agent as a result of such Bank's failure to submit any form or certificate that it is required to provide pursuant to this Section or (ii) the Borrower or the Agent as a result of their reliance on any such form or certificate which it has provided to them pursuant to this Section.

         10.19 Indemnification. (a) In addition to any liability that the Borrower might otherwise have, the Borrower does hereby indemnify and agree to hold harmless the Agent, each of the Banks and their respective "controlling persons" (within the meaning of Section 20(a) of the Securities Exchange Act of 1934, as amended), officers, directors, shareholders, employees, agents, insurers and assigns from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or any of the Banks by reason of or in connection with (i) any actual or proposed use by the Borrower of the proceeds of any extension of credit by the Banks hereunder, (ii) the execution and delivery or transfer of, or payment under, any Letter of Credit, (iii) any of the Loan Documents or any action taken or omitted to be taken by Agent hereunder, and (iv) any investigation, litigation, or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, and the Borrower shall reimburse the Agent and each of the Banks upon demand for any such expenses incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified.

         (b) WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION 10.19 SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS OR DAMAGES ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY ORDINARY NEGLIGENCE OR SUCH PERSON, BUT SUCH INDEMNITEE SHALL NOT BE INDEMNIFIED WITH RESPECT TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PERSON. Without prejudice to the survival of any other obligations of the Borrower hereunder and the Notes, the Obligations of the Borrower under this Section 10.19 shall survive the termination of this Agreement and the payment or assignment of any of the Notes.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              BORROWER:

                              NOBLE DRILLING CORPORATION


                              By:         /s/   BYRON L. WELLIVER
                                  ______________________________________________
                                     Byron L. Welliver, Sr. Vice President -
                                           Finance and Treasurer

                              AGENT:

                              FIRST INTERSTATE BANK OF TEXAS, N. A.,
                                 as Agent


                              By:         /s/  CAROL D. BIRKOFER
                                  ______________________________________________
                                    Carol D. Birkofer, Assistant Vice President


Specified Percentage:         BANKS:
50% (resulting in a total
commitment of $15,000,000)    FIRST INTERSTATE BANK OF TEXAS, N. A.


                              By:         /s/  CAROL D. BIRKOFER
                                  ______________________________________________
                                    Carol D. Birkofer, Assistant Vice President

                              Applicable Lending Office for Base Rate Advances

                              1000 Louisiana Street, 3rd Floor
                              Houston, Texas  77002
                              Telecopy No. (713) 250-7029

                              Applicable Lending Office for Eurodollar Advances

                              1000 Louisiana Street, 3rd Floor
                              Houston, Texas  77002
                              Telecopy No. (713) 250-7029

Specified Percentage:         CREDIT LYONNAIS CAYMAN ISLAND BRANCH
50% (resulting in a total
commitment of $15,000,000)
                              By:         /s/  XAVIER RATOUIS
                                  _________________________________________
                              Print Name:      Xavier Ratouis
                              Print Title:  Authorized signature


                              Applicable Lending Office for Base Rate Advances

                              c/o Credit Lyonnais Houston Representative Office 1000 Louisiana, Suite 5360
                              Houston, Texas  77002

                              Applicable Lending Office for Eurodollar Advances

                              c/o Credit Lyonnais Houston Representative Office 1000 Louisiana, Suite 5360
                              Houston, Texas  77002

                          NOBLE DRILLING CORPORATION

                                  SCHEDULE 1
                      LIENS IN EXISTENCE AT CLOSING DATE


LIENS IN FAVOR OF ROYAL BANK OF CANADA:

      Noble Drilling (Canada) Ltd. -- U.S. $1,000,000 line of credit:

           Following rigs:

            Rig           Description
           -----      ---------------------------------

           N134       Lee C. Moore/National 1320 UE
           GD501      Lee C. Moore/Gardner Denver GD500
           GD502      Dreco/Gardner Denver GD500
           E1501      Dreco/Continential Emsco C-1
           E1502      Lee C. Moore/Continental Emsco C-1

           Land and buildings in Nisku Industrial Park in Edmonton

           Assignment of accounts receivable of Noble Drilling (Canada) Ltd.


LIEN IN FAVOR OF GUARANTY BANK & TRUST COMPANY OF MORGAN CITY:
DEBTOR: NOBLE DRILLING COMPANY

     Ten (10) acre tract adjoining Bayou Black in Terrebone Parish, Louisiana, together with a shop building.


LIEN IN FAVOR OF UNITED STATES GOVERNMENT:
DEBTOR: NN-1 LIMITED PARTNERSHIP

     NN-1, jackup rig


LIEN IN FAVOR OF BOISE CASCADE CORPORATION:
DEBTOR: TRITON TOOL AND SUPPLY, INC.

     17.235 acre tract and associated buildings located in Harris
     County, Texas.

LIEN IN FAVOR OF NATIONSBANK OF TEXAS N.A.; MARINE MIDLAND BANK, N.A.;
  BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION; AND NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION:
LETTERS OF CREDIT ISSUED BY NOBLE (GULF OF MEXICO) INC.

     Joe Alford (Portal 201)

     Lester Pettus (Portal 202)

                        NOBLE DRILLING CORPORATION

                               SCHEDULE 3.10
                 INDEBTEDNESS OUTSTANDING AT CLOSING DATE


                                                                                                   (U.S. $000's)
                                                                                   ----------------------------------------------
                                                  Interest            Interest        Amount          Amount Due          Amount
         Loan Description                           Basis               Rate       Outstanding     within One Year      Available
         ----------------                         --------            --------     -----------     --------------       ---------
9 1/4% Senior Notes Due 2003
    Obligor: Noble Drilling Company                9.25%                9.25%       $125,000               0                 0

Royal Bank of Canada
  Canadian Line of Credit                       RB Prime +.75           7.50%              0               0            $1,000(1)
    Obligor: Noble Drilling (Canada) Ltd.

U.S. Government -- Guaranteed Ship                 8.95%                8.95%          2,586          $  520                 0
  Financing Sinking Fund Bonds
    Obligor: NN -- 1 Limited Partnership

Guaranty Bank & Trust Company                    Prime +1.00            8.25%             98              26                 0
  of Morgan City
    Obligor: Noble Drilling Corporation

Boise Cascade Corporation                          8.25%                8.25%          1,571           1,571                 0
    Obiligor: Triton Tool and Supply, Inc.

Joseph E. Beall
    Obligor: Noble Drilling Corporation      NationsBank Prime         7.25%           3,938           3,938                 0

George H. Bruce
    Obligor: Noble Drilliing Corporation     NationsBank Prime         7.25%              62              62                 0
                                                                                    --------          ------            ------
Total                                                                               $133,255          $6,117            $1,000
                                                                                    --------          ------            ------
                                                                                    --------          ------            ------


(1) Margined to 75% of receivables outstanding less than ninety days.

GUARANTEES

1. Guarantee by Noble Drilling International Inc. in favor of Royal Bank of Canada for Noble Drilling (Canada) Ltd. U.S. $1,000,000 credit line.

2. Guarantees by Noble Drilling (U.K.) Limited and Noble Drilling (Canada) Ltd. in favor of Royal Bank of Canada for Resolute Insurance Group Ltd.
   U.S. $683,009 letter of credit facility.

LETTERS OF CREDIT

1. Resolute Insurance Group Ltd. U.S. $683,009 letter of credit in favor of Insurance Company of North America and/or INA.

2. Noble International Limited U.S. $937,200 letter of credit in favor of Pemex Exploration and Production.

3. Noble Drilling International Inc. and/or Noble International Limited
   U.S. $100,000 and U.S. $200,000 letters of credit in favor of Qatar General Petroleum Corporation.

4. Noble (Gulf of Mexico) Inc. $6,411,554 and U.S. $5,803,268 letters of credit in favor of Atlantic Ritchfield Company.

                          NOBLE DRILLING CORPORATION

                                SCHEDULE 3.12
                        ERISA MATTERS AT CLOSING DATE


        The following table sets forth disclosure of ERISA matters for Noble Drilling Corporation as of the closing date:

                             Nothing to disclose.

                           NOBLE DRILLING CORPORATION

                                 SCHEDULE 3.14
                            LISTING OF SUBSIDIARIES

     The following table sets forth the direct and indirect subsidiaries of Noble Drilling Corporation as of the closing date:

                            SUBSIDIARY                                   INCORPORATION
- ---------------------------------------------------------------------------------------------
NN-1 Limited Partnership(1)                                        Texas
Noble Properties Inc.(2)                                           Oklahoma
Noble Drilling International Inc.                                  Delaware
Noble Drilling (U.S.) Inc.(2)                                      Delaware
Noble Drilling Services Inc.(2)                                    Delaware
Noble Production Management Inc.(2)                                Delaware
Noble Drilling (West Africa) Inc.(2)                               Delaware
Noble Drilling (Mexico) Inc.(3)                                    Delaware
Noble (Gulf of Mexico) Inc.(3)                                     Delaware
Mexico Offshore Drilling Services Inc.(3)                          Delaware
Bawden Drilling Inc.(4)                                            Delaware
Noble Offshore Corporation(2)                                      Delaware
Noble Drilling (Canada) Ltd.(4)                                    Alberta
Drillhawk Service & Supply Ltd.(4)                                 Alberta
Noble Offshore Ltd.(4)                                             Alberta
372733 Alberta Inc.(4)                                             Alberta
Noble International Limited(4)                                     Cayman Islands
Noble Drilling International Ltd.(4)                               Bermuda
Noble Drilling (Europe) Ltd.(4)                                    Bermuda
Noble Holdings Limited(4)                                          Bermuda
Interco Oilfield Supply Ltd.(4)                                    Bermuda
International Directional Services Ltd.(4)                         Bermuda
Noble International Services Ltd.(4)                               Bermuda
Resolute Insurance Group Ltd.(4)                                   Bermuda
Bawden Drilling International Ltd.(4)                              Bermuda
Noble Drilling (UK) Limited(4)                                     Scotland
Noble Offshore Services Ltd.(4)                                    Scotland
Noble Engineering Services Ltd.(4)                                 Scotland
Noble Drilling (Malaysia) SDN. BHD(6)                              Malaysia
Noble Services SDN. BHD(4)                                         Brunei
Noble Enterprises Limited(4)                                       Cayman Islands
Noble Drilling Limited(4)                                          Cayman Islands
Noble Drilling International Services PTE Ltd.(4)                  Singapore
Noble Drilling Arabia Ltd.(4)                                      Saudia Arabia
Bawden Drilling (Guatemala) Ltd.(4)                                Bermuda
Noble Drilling (West Africa) Ltd.(5)                               Bermuda
Noble Drilling (Nigeria) Ltd.(5)                                   Nigeria
Noble Drilling de Venezuela C.A.(4)                                Venezuela
Triton Engineering Services Company(2)                             Texas
Triton USA, Inc.(7)                                                Delaware
Triton International, Inc.(7)                                      Delaware
Triton Tool and Supply, Inc.(7)                                    Texas
Triton International Limited(7)                                    Cayman Islands
Triton Engineering Services Company, S.A.(7)                       Texas
Triton Engineering Services Company Limited(7)                     UK Registered Company
Triton Turn-Key, Inc.(7)                                           Texas
Threadneedle Oil Company(7)                                        Texas
Triton/Faja de Oro Joint Venture(8)                                Mexico Registered Company

- ---------------

(1) General Partnership interest owned 50% by Noble Drilling Corporation. Noble Drilling Corporation's sharing percentage in Noble-National Joint Ventures' distributions from operations is 90 percent.
(2) 100% owned by Noble Drilling Corporation.
(3) 100% direct or indirect subsidiary of Noble Drilling (U.S.) Inc.
(4) Direct or indirect subsidiary of Noble Drilling International Inc.
(5) 100% owned by Noble Drilling (West Africa) Inc.
(6) 70% owned indirectly by Noble Drilling International Inc.
(7) 100% owned by Triton Energy Services Company.
(8) Joint venture owned 50% by Triton Engineering Services Company.

                           NOBLE DRILLING CORPORATION

                                 SCHEDULE 5.17
        CERTAIN ENCUMBRANCES OR RESTRICTIONS CONTAINED IN ANY AGREEMENT
                 OR INSTRUMENT AND EXISTING ON THE CLOSING DATE

     Limited Partnership Agreement dated as of January 16, 1992, between Noble Drilling Corporation and National Enerdrill Corporation relating to NN -- 1 Limited Partnership, a Texas limited partnership.

                                   EXHIBIT A

                          FORM OF REVOLVING CREDIT NOTE


$_____________                                                    June __, 1994


        NOBLE DRILLING CORPORATION, a Delaware corporation (the "Borrower"), for value received, promises to pay to the order of ___________________________ (the "Bank"), at the offices of FIRST INTERSTATE BANK OF TEXAS, N.A. (the "Agent"), at 1000 Louisiana, 3rd Floor, Houston, Texas 77002, the principal sum of _______________________________________________________________________
DOLLARS ($________________), or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by Bank hereunder to the Borrower under the Credit Agreement, as hereafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement referred to below, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Revolving Loans made by the Bank to the Borrower under the Credit Agreement, at such office, in like money and funds, for the period commencing on the date of each such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

         In addition to and cumulative of any payments required to be made against this Note pursuant to the Credit Agreement, this Note, including all principal and accrued interest then unpaid shall be due and payable on June __, 1996, its final maturity. All payments shall be applied first to accrued unpaid interest and the balance to principal, except as otherwise expressly provided in the Credit Agreement. Prepayments on this Note shall be applied in the manner set forth in the Credit Agreement.

         This Note is one of the Notes referred to in the Credit Agreement dated as of the ___ day of June, 1994, by and among the Borrower and First Interstate Bank of Texas, N. A., individually, and as Agent, and the financial institutions party thereto (including the Bank) (such Credit Agreement, together with all amendments or supplements thereto, being the "Credit Agreement"). This Note evidences the Revolving Loans made by the Bank thereunder and shall be governed by the Credit Agreement. Capitalized terms used in this Note and not defined in this Note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.

        This Note is a revolving credit note and it is contemplated that by reason of prepayments hereon there may be times when no indebtedness is owing hereunder; but





                                                _______________________________
                                                    Initials for Identification
notwithstanding such occurrence, this Note shall remain valid and shall be in full force and effect as to each principal advance made hereunder subsequent to each such occurrence.

         The Bank is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this Note, the Type of each Revolving Loan, the amount and date of each payment or prepayment of principal of each such Revolving Loan received by the Bank and the Interest Periods and interest rates applicable to each Revolving Loan, provided that any failure by the Bank to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this Note in respect of such Revolving Credit Loans.

        It is the intent of the Bank and the Borrower in the execution and performance of this Note to remain in strict compliance with Applicable Law from time to time in effect. In furtherance thereof, the Bank and the Borrower stipulate and agree that none of the terms and provisions contained in this Note, or in the Credit Agreement or any document securing or otherwise relating to this Note, shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the maximum rate or amount of interest permitted to be charged under Applicable Law. For purposes of this Note "interest" shall include the aggregate of all charges which constitutes interest under Applicable Law that are contracted for, charged, reserved, received or paid under this Note. The Borrower shall never be required to pay unearned interest and shall never be required to pay interest at a rate or in an amount in excess of the maximum rate or amount or interest that may be lawfully charged under Applicable Law, and the provisions of this paragraph shall control over all other provisions of this Note, the Credit Agreement and any other instrument pertaining to or securing this Note, which may be in apparent conflict herewith. If this Note is prepaid, or if the maturity of this Note is accelerated for any reason, or if under any other contingency the effective rate or amount of interest which would otherwise be payable under this Note would exceed the maximum rate or amount of interest the Bank or the holder of this Note is allowed by Applicable Law to charge, contract for, take, reserve or receive, or in the event that the Bank or any holder of this Note shall charge, contract for, take, reserve or receive monies deemed to constitute interest which would, in the absence of this provision, increase the effective rate or amount of interest payable under this Note to a rate or amount in excess of that permitted to be charged, contracted for, taken, reserved or received under Applicable Law then in effect, then the principal amount of this Note or the amount of interest which would otherwise be payable under this Note or both shall be reduced to the amount allowed under Applicable Law as now or hereinafter construed by the courts having jurisdiction, and all such monies so charged, contracted for, taken, reserved or received are deemed to constitute interest in excess of the maximum rate or maximum amount of interest permitted by Applicable Law shall immediately be returned to or credited to the account of the Borrower upon such determination. The Bank and the Borrower further stipulate and agree that without limitation of the foregoing, all calculations of the rate or the amount of interest contracted for, charged, taken, reserved or received under this Note which




                                                 _______________________________
                                                     Initials for Identification
are made for the purpose of determining whether such rate or amount exceeds the maximum lawful rate or amount, shall be made to the extent permitted by Applicable Law, by amortizing, prorating, allocating and spreading during the period of the full stated term of this Note, all interest at any time contracted for, charged, taken, reserved or received from the Borrower or otherwise by the Bank or the holders of this Note.

         The Borrower and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity and all other notices, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and agree to any substitution, exchange or release of any such security or guaranty, release of any party primarily or secondarily liable hereon and further agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note by such holder, to first institute suit or exhaust its remedies against any security herefor or guarantor hereof, and consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them. Each such person agrees that his, her or its liability on or with respect to this Note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete enforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

         The Credit Agreement, as at any time amended, provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayment of Revolving Loans upon the terms and conditions specified therein. Reference is hereby made to the Credit Agreement for all other pertinent purposes.

         This Note is issued pursuant to and is entitled to the benefits of the Credit Agreement.

         THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.

                                        NOBLE DRILLING CORPORATION



                                        By:____________________________________
                                        Byron L. Welliver, Senior Vice
                                        President - Finance and Treasurer




                                              _________________________________
                                                    Initials for Identification
                                    A-3

                                   EXHIBIT C

                                    FORM OF

                           ASSIGNMENT AND ACCEPTANCE

                       Dated:  __________________, 199___


         Reference is made to the Credit Agreement dated as of June __, 1994 (as restated, amended, modified, supplemented and in effect from time to time, the "Credit Agreement"), between NOBLE DRILLING CORPORATION, a Delaware corporation ("Borrower"), FIRST INTERSTATE BANK OF TEXAS, N.A., individually, as one of the Banks and as agent, and the financial institutions parties thereto (the "Lenders"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement. This Assignment and Acceptance, between the Assignor (as defined and set forth on Schedule I hereto and made a part hereof) and the Assignee (as defined and set forth on Schedule I hereto and made a part hereof) is dated as of the Effective date (as set forth on Schedule I hereto and made a part hereof).

         1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, an undivided interest (the "Assigned Interest") in and to all the Assignor's rights and obligations under the Credit Agreement respecting the credit facilities contained in the Credit Agreement as set forth on
Schedule I (herein referred to as the "Assigned Interests"), in a principal amount for each Loan, and in and to Assignor's participation interests in the Letters of Credit and unpaid Reimbursement Obligations, as set forth on
Schedule I. The purchase hereby of the Assignee Interest by the Assignee constitutes a purchase of a participation interest in each Letter of credit outstanding on the date hereof, and in all outstanding Reimbursement Obligations then due and payable by Borrower, in an amount equal to such Assignee's Specified Percentage (as set forth on Schedule I attached hereto).

         2. The assignor (i) represents and warrants that it owns the Assigned Interest free and clear from any lien or adverse claim; (ii) other than the representation and warranty set forth in clause (i) above, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument, document or agreement delivered in connection therewith, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is fee and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Subsidiaries or the performance or observance by the Borrower or its Subsidiaries of any of its respective obligations under the Credit Agreement, or any other instrument or document furnished pursuant thereto; and (iv) attaches the Notes held by it evidencing the Assigned Loans and requests that the Agent exchange such Note(s) for a new Note or Notes payable to the Assignor (if the Assignor has retained any interest in the Assigned Loans) and new Notes payable to the Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

         3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance and that it is an Eligible Assignee under the Credit Agreement; (ii) confirmed that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 3.09 or if later, the most recent financial statements delivered pursuant to Section 4.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis;
(iii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Agent to take such to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender and hereby makes the Lender representations set forth in Section 10.18 of the Credit Agreement; and (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States and required pursuant to Section 10.18 of the Credit Agreement certifying as to the Assignee's exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.

         4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent and the Borrower for acceptance by each of them and recording by the Agent pursuant to Section 10.07 of the Credit Agreement, effective as of the Effective Date (which Effective Date shall, unless otherwise agreed to by the Agent, be at least five Business Days after the execution of this Assignment and Acceptance).

         5. Upon acceptance and recording by the Agent, all payments under the Credit Agreement in respect of the Assigned Interest (including without limitation, all payments of principal, interest and fees with respect thereto) for the period up to, but not including the Effective Date, shall be made to the Assignor, and for the period from and after the Effective Date shall be made to the Assignee. Assignor and Assignee hereby agree that if Assignor receives any of the payments referred to in the preceding sentence which should have been made to Assignee, or if Assignee receives any of the payments referred to in the previous sentence which should have been made to Assignor, such payments shall promptly be paid by Assignor to Assignee, or by Assignee to Assignor, as the case may be, in full.

         6. From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance and Section 10.07 of the Credit Agreement, have the rights and obligations of one of the Banks thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance and Section 10.07 of the Credit Agreement, relinquish its rights and be released from its rights and be released from its obligations under the Credit Agreement.

         7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

         IN WITNESS WHEREOF, the parties hereto have caused this assignment and Acceptance to be executed by their respective duly authorized officers on
Schedule I hereto.

                                        ________________________________________
                                                      as Assignor


                                        By:_____________________________________
                                        Print Name:_____________________________
                                        Print Title:____________________________


                                        ________________________________________
                                                      as Assignee


                                        By:_____________________________________
                                        Print Name:_____________________________
                                        Print Title:____________________________


                                        AGREED AND CONSENTED TO:

                                        NOBLE DRILLING CORPORATION


                                        By:_____________________________________
                                        Print Name:_____________________________
                                        Print Title:____________________________

                                        FIRST INTERSTATE BANK OF TEXAS, N.A.,


                                        By:_____________________________________
                                        Print Name:_____________________________
                                        Print Title:____________________________

                    SCHEDULE I TO ASSIGNMENT AND ACCEPTANCE
                        RESPECTING THE CREDIT AGREEMENT,
                        DATED AS OF JUNE __, 1994 AMONG
                         NOBLE DRILLING CORPORATION AND
                     FIRST INTERSTATE BANK OF TEXAS, N.A.,
                        AS AGENT AND AS AN ISSUING BANK,
                          AND THE BANKS PARTY THERETO


Assignor:_______________________________________

Assignee:_______________________________________

Effective Date of Assignment:___________________________________

                                                                                  Specified Percentage
                                                                                (to at least 8 decimals)
                                                                                shown as a percentage of
              Assigned                                   Total Amount              aggregate original
             Obligations                                   Assigned                 principal amount
             -----------                                   --------                   of all Banks
                                                                                      ------------
 Revolving Credit Loans (sum of                      $_______________.__                 _____%
 Commitment for Loans and
 outstanding amounts)

 Participation in Outstanding                        $_______________.__                 _____%
 Letters of Credit and Unpaid
 Reimbursement Obligations


 Assignee's Base Rate                    Address for Notice:
 Lending Office

 ___________________________________     ______________________________________
 ___________________________________     ______________________________________
 ___________________________________     ______________________________________
 ___________________________________     ______________________________________
 ___________________________________     ______________________________________
 ___________________________________     ______________________________________

 Assignee's Eurodollar                      Telex No.:__________________________
 Lending Office
                                            Telecopy No.:_______________________

 ________________________________________
 ________________________________________
 ________________________________________

                                   EXHIBIT D


                               GUARANTY AGREEMENT

         THIS GUARANTY AGREEMENT ("Guaranty") is executed by each of the corporations signatory hereto (collectively, the "Guarantors", and each individually a "Guarantor"), in favor of First Interstate Bank of Texas, N.A., a national banking association in its individual capacity and as agent for the Banks party to that certain Credit Agreement dated as of June __, 1994 between Noble Drilling Corporation, a Delaware corporation ("Borrower") and such Banks.

         WHEREAS, each Guarantor hereby acknowledges and agrees that the financial accommodations to be made to Borrower pursuant to the Credit Agreement (as hereinafter defined) will materially benefit Borrower and each Guarantor, and in recognition of this fact, each Guarantor desires to secure the payment of any and all indebtedness, obligations and liabilities to Agent or to Banks now, heretofore or hereafter arising under, or in connection with the Guaranteed Indebtedness (as hereinafter defined);

         WHEREAS, the Banks are not willing to make the loans under the Credit Agreement or otherwise extend credit to Borrower unless the Guarantors unconditionally and irrevocably guarantee payment of all present and future indebtedness and obligations of the Borrower to the Banks,

         NOW, THEREFORE, in consideration of credit and financial accommodations extended or to be extended to the Borrower, by and for other good, fair and valuable considerations and reasonably equivalent value, the receipt and sufficiency of which are hereby acknowledged, the Guarantors hereby agree as follows:


                                   ARTICLE I

                          NATURE AND SCOPE OF GUARANTY

         Section 1.01. Guaranty of Obligation. Guarantors hereby irrevocably, jointly and severally, and unconditionally guarantee to the Agent and to each of the Banks and their respective successors and assigns, when due (and howsoever such due date or maturity shall arise), (i) the due and punctual payment of the Guaranteed Debt as that term is hereinafter defined; and (ii) the performance of all other obligations, liabilities, covenants and agreements under the Credit Agreement. Guarantors hereby irrevocably and unconditionally covenant and agree that each is jointly and severally liable for the Guaranteed Debt as primary obligor.

         Section 1.02.  Definitions.

         (a) As used herein, the following capitalized terms shall have the following meanings:

         "Agent" means First Interstate Bank of Texas, N.A., as agent for the Banks party to the Credit Agreement, or such Person as is successor thereto as "agent" for the Banks.

         "Banks" means each of the banks party to the Credit Agreement and such banks' respective successors and assigns.

         "Borrower" means Noble Drilling Corporation, a Delaware corporation.

         "Credit Agreement" means that certain Credit Agreement dated as of June __, 1994, by and among Borrower, the Agent, and the banks party thereto, which provides for a revolving credit facility of up to $25,000,000 and for the issuance of Letters of Credit in the face amount of up to $5,000,000.

         "Debtor Laws" means any federal, or state bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance, preferential transfer or similar laws and judicial decisions, relating to or affecting the enforcement of creditors' rights generally.

         "Guaranteed Debt" means:

         (a) all principal, interest, reasonable attorneys' fees, commitment fees, other fees, reimbursement obligations arising in connection with letters of credit issued in connection with the Credit Agreement, liabilities for costs and expenses and other indebtedness, obligations and liabilities of Borrower to the Agent or to the Banks at any time arising under the Credit Agreement, including, without limitation, all indebtedness, obligations and liabilities arising under the Notes and each and every scheduled payment of principal and/or interest as provided therein, and under any renewals, extensions, increases, refinancings and rearrangements of the Notes.

         (b) all post petition interest on indebtedness, obligations and liabilities of Borrower described in clause (a) above in the event of bankruptcy of Borrower, or any of the Guarantors; and

         (c) all costs, expenses and fees, including, without limitation, court costs and reasonable attorneys' fees, arising in connection with the enforcement or collection (whether or not any proceeding is commenced in connection therewith) of any or all amounts, indebtedness, obligations and liabilities of Borrower to the Agent or to the Banks described in clauses (a) and (b) above.

         "Notes" means each of the revolving notes made by Borrower to the order of each of the Banks, executed pursuant to the Credit Agreement.

         (b) Capitalized items used and not otherwise defined herein shall have the meanings set forth therefor in the Credit Agreement.

         Section 1.03. Indebtedness Not Reduced by Offset. The Guaranteed Debt shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower or any other Person, against Agent or Banks or against payment of the Guaranteed Debt, whether such offset, claim or defense arises in connection with the Guaranteed Debt (or the transactions creating the Guaranteed Debt) or otherwise. Without limiting the foregoing or the Guarantors' liability hereunder, to the extent that the Agent or any of the Banks advances funds or extends credit to Borrower, and does not receive payments or benefits thereon in the amounts and at the time required or provided by applicable agreements or Laws, each of the Guarantors is absolutely liable to make such payments to (and confer such benefits on) each of the Banks and the Agent, on a timely basis.

         Section 1.04. "Borrower" to Include New Corporations. The term "Borrower" as used herein shall include any successor corporation, partnership, association or other entity formed as a result of any reformation by, or merger or reorganization of, Noble Drilling Corporation, a Delaware corporation.

         Section 1.05. Payment by Guarantors. If all or any part of the Guaranteed Debt shall not be punctually paid when due, whether at maturity or earlier by acceleration or otherwise, Guarantors shall, immediately upon demand by the Agent or the Banks, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate, notice of acceleration or any other notice whatsoever, pay in lawful money of the United States of America, the amount due on the Guaranteed Debt to Agent at Agent's principal office in Houston, Texas. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Debt is due, but not punctually paid, and may be made from time to time with respect to the same or different items of Guaranteed Debt. Such demand shall be deemed made, given and received in accordance with Section 5.02 hereof.

         Section 1.06. No Duty to Pursue Others. It shall not be necessary for the Agent or the Banks (and each of the Guarantors hereby waives any rights which Guarantors may have to require the Agent or the Banks), in order to enforce such payment by any of the Guarantors, first to (i) institute suit or exhaust its rights against Borrower or other Persons now or hereafter liable on the Guaranteed Debt, or any other Person, (ii) enforce the Agent's or the Banks' rights against any security which shall ever have been given to secure the Guaranteed Debt, (iii) enforce the Agent's or the Banks' rights against any other guarantors of the Guaranteed Debt, (iv) join Borrower, or any other Persons now or hereafter liable on the Guaranteed Debt in any action seeking to enforce this Guaranty Agreement, (v) exhaust any rights available to the Agent or to the Banks against any security or guarantor which shall ever have been given to secure the Guaranteed Debt, or
(vi) resort to any other means of obtaining payment of the Guaranteed Debt. Neither the Agent nor the Banks shall be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Debt.

         Section 1.07. Waiver of Notices, etc. Each of the Guarantors agrees to the provisions of the Notes, the Credit Agreement and the other Loan Documents, and, except as specifically set forth in this Guaranty Agreement, hereby waives notice of (i) any loans or advances, or the issuance of any Letters of Credit, by the Agent or by the Banks to or at the request of Borrower, (ii) acceptance of this Guaranty Agreement, (iii) any amendment, modification, extension for any period, increase, refinancing or rearrangement of the Notes or any supplement, modifications, amendment and/or restatement of the Credit Agreement or of any of the other Loan Documents, (iv) the occurrence of any breach by Borrower, or any Default or Event of Default, (v) the Agent's or any of the Banks' transfer or disposition of the Guaranteed Debt, or any part thereof, (vi) the sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Debt, (vii) protest, proof of non-payment or default by Borrower, or (viii) any other action at any time taken or omitted by the Agent or the Banks, and, generally, all demands and notices of every kind in connection with this Guaranty Agreement, the Credit Agreement and the other Loan Documents.

         Section 1.08. Nature of Guaranty. This Guaranty Agreement is an irrevocable, absolute and continuing guaranty of payment and not a guaranty of collection. This Guaranty Agreement may not be revoked by any of the Guarantors and shall continue to be effective with respect to any Guaranteed Debt arising or created after any attempted revocation by any of the Guarantors. The fact that at any time or from time to time the Guaranteed Debt may be increased, reduced or paid in full shall not release, discharge or reduce the obligations of Guarantors with respect to the indebtedness or obligations of Borrower, to the Agent or the Banks thereafter incurred (or other Guaranteed Debt thereafter arising) under the Notes or otherwise. This Guaranty may be enforced by the Agent or the Banks and by any subsequent holder or holders of the Guaranteed Debt and shall not be discharged by the assignment or negotiation of all or part of the Guaranteed Debt. Guarantors guarantee that the Guaranteed Debt will be paid strictly in accordance with the terms of the Notes, the Credit Agreement and the other Loan Documents, regardless of any law of any tribunal affecting any such terms or the rights of the Agent or the Banks with respect thereto. The liability of the Guarantors under this Guaranty Agreement shall be irrevocable, absolute and unconditional irrespective of any change in the time, manner or place of payment of, or in any other term of, all or any part of the Guaranteed Debt under the Notes, the Credit Agreement or the other Loan Documents, or any other amendment, waiver of or any consent to the departure from the Notes, the Credit Agreement or the other Loan Documents.

         Section 1.09. Payment of Expenses. In the event that any of the Guarantors breaches or fails to timely perform any provisions of this Guaranty Agreement, each of the Guarantors agrees to pay to the Agent or to the Banks all costs and expenses (including court costs and reasonable attorneys' fees) incurred by the Agent or by the Banks in the enforcement hereof or the preservation of the Banks' rights hereunder. The covenant contained in this
Section 1.09 shall survive the payment of the Guaranteed Debt.

         Section 1.10. Effect of Bankruptcy. Pursuant to any Debtor Laws, or any judgment, order or decision thereunder, in the event that, within four years after the payment thereof, any of the Banks or the Agent must rescind or restore any payment, or any part thereof, received by the any of the Banks or the Agent in satisfaction of the Guaranteed Debt, as set forth herein, then any prior release or discharge from the terms of this Guaranty Agreement given to any of the Guarantors by any of the Banks or the Agent shall be without effect, and this Guaranty Agreement shall remain in full force and effect. Each of the Guarantors' obligations hereunder shall not be discharged except by Guarantors' performance of such obligations and then only to the extent of such performance. The covenant contained in this Section 1.10 shall survive the payment of the Guaranteed Debt, and any portion thereof.


                                   ARTICLE II

              EVENTS AND CIRCUMSTANCES NOT REDUCING OR DISCHARGING
                          ANY GUARANTORS' OBLIGATIONS

         Each of the Guarantors hereby agrees that the liability of Guarantors under this Guaranty Agreement is irrevocable, absolute and unconditional. Each of the Guarantors consents and agree to each of the following, and each of the Guarantors further agrees that each of the Guarantors' obligations under this Guaranty Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable or statutory, or other rights (including, without limitation, rights to notice) which any such Guarantors might otherwise have as a result of or in connection with any of the following:

         Section 2.01. Modifications, etc. Any renewal, extension for any period, increase, amendment, modification, alteration, supplement or rearrangement of all or any part of the Guaranteed Debt, the Notes, the Credit Agreement or of any of the other Loan Documents or understandings or agreements between Borrower, and the Agent or the Banks, or any other Persons, pertaining to the Guaranteed Debt;

         Section 2.02. Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by the Agent or the Banks to Borrower, or any one or more of the Guarantors or any other guarantor of the Guaranteed Debt;

         Section 2.03. Condition of Borrower or Guarantors. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Borrower, or any other Person now or hereafter liable for the payment of all or part of the Guaranteed Debt, including any of the Guarantors; or any dissolution of Borrower, or any one or more of the Guarantors or any other guarantor of the Guaranteed Debt, or any sale, lease or transfer of any or all of the assets or properties of Borrower, or any one or more of the Guarantors or any other guarantor of the Guaranteed Debt, or any changes in the shareholders, partners, members or other composition of Borrower, or any one or more of the Guarantors or any other guarantor of the Guaranteed Debt; or any reorganization of Borrower, or any one or more of the Guarantors or any other guarantor of the Guaranteed Debt;

         Section 2.04. Invalidity of Guaranteed Debt. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Debt, the Notes, the Credit Agreement or any of the other Loan Documents, for any reason whatsoever, including without limitation the fact that (i) the Guaranteed Debt, or any part thereof, exceeds the amount permitted by Law, (ii) the act of creating the Guaranteed Debt or any part thereof is ultra vires, (iii) the officers, partners or representatives executing the Notes, the Credit Agreement or the other Loan Documents acted in excess of their authority, (iv) the Guaranteed Debt violates applicable usury Laws, (v) Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Debt wholly or partially uncollectible from Borrower,
(vi) the creation, performance or repayment of the Guaranteed Debt (or the execution, delivery and performance of any Loan Document) is illegal, uncollectible or unenforceable, or (vii) the Notes, the Credit Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic;

         Section 2.05. Release of Obligors. Any full or partial release of the liability of Borrower on the Guaranteed Debt or any part thereof, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Debt or any part thereof, it being recognized, acknowledged and agreed by Guarantors that any Guarantors may be required to pay the Guaranteed Debt in full without assistance or support of any other Person, and none of the Guarantors has been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that the Agent or any of the Banks will look solely to other Persons to perform the Guaranteed Debt;

         Section 2.06. Other Security. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Debt;

         Section 2.07. Release of Collateral, etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent or unreasonable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Debt;

         Section 2.08. Care and Diligence. The failure of the Agent or the Banks or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

         Section 2.09. Status of Liens. The fact that any collateral, security or Lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Debt shall not be properly perfected or created or continuously perfected or in existence, or shall prove to be unenforceable or subordinate to any other Lien, it being recognized and agreed by Guarantors that none of the Guarantors is entering into this Guaranty Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any collateral for the Guaranteed Debt;

         Section 2.10. Offset. The Guaranteed Debt guaranteed hereby, and the liabilities and obligations of each of the Guarantors to the Agent and the Banks hereunder, shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, recoupment, claim or defense of Borrower against the Agent or the Banks, or any other Person, or against payment of the Guaranteed Debt, whether such right of offset, recoupment, claim or defense arises in connection with the Guaranteed Debt (or the transactions creating the Guaranteed Debt) or otherwise;

         Section 2.11. Incorporation/Merger. The reorganization, merger or consolidation of Borrower, into or with any other corporation, partnership or other entity or form;

         Section 2.12. Preference. Any payment by Borrower, to the Agent or the Banks is held to constitute a preference under Debtor Laws, or for any reason the Agent or any of the Banks is required to refund such payment or pay such amount to Borrower, or any other Person; or

         Section 2.13. Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Guaranteed Debt, the Notes, the Credit Agreement or any of the other Loan Documents, or the security and collateral therefor, whether or not such action or omission prejudices Guarantors or increases the likelihood that Guarantors will be required to pay the Guaranteed Debt pursuant to the terms hereof including, without limitation, any Advances made by the Agent or the Banks to Borrower, following any Default or Event of Default; it is the unambiguous and unequivocal intention of each of the Guarantors that each of the Guarantors shall be absolutely obligated to pay the Guaranteed Debt when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Guaranteed Debt.

                                  ARTICLE III

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

         To induce Banks to enter into the Credit Agreement and the other Loan Documents and to induce Banks to make the loans and otherwise extend credit to Borrower, each of the Guarantors represents, warrants and covenants to each of the Agents and the Banks that:

         Section 3.01. Familiarity and Reliance. Each of the Guarantors is familiar with, and has independently reviewed books and records regarding, the financial condition of Borrower; however, none of the Guarantors are relying on such financial condition or any collateral as an inducement to enter into this Guaranty Agreement.

         Section 3.02. No Representation by Banks. Neither the Agent nor the Banks nor any other Person has made any representation, warranty or statement to any of the Guarantors in order to induce each of the Guarantors to execute this Guaranty Agreement except as heretofore provided in the recitals of this Guaranty Agreement.

         Section 3.03. Benefit. Each of the Guarantors is a direct or indirect subsidiary of the Borrower, and such entity derives benefit from its relationship with the Borrower in connection with the ownership and operation of the business of the Borrower and its Subsidiaries, and as a result thereof, each of the Guarantors has received, or will receive, direct or indirect benefit and reasonably equivalent value from the making of this Guaranty Agreement.

         Section 3.04. Determination of Benefit. The Board of Directors of each of the Guarantors has determined that this Guaranty Agreement directly or indirectly benefits each of the Guarantors and is in the best interests of each of the Guarantors.

         Section 3.05. Legality. The execution, delivery and performance by each of the Guarantors of this Guaranty Agreement and the consummation of the transactions contemplated hereunder do not, and will not, contravene or violate any Law to which any of the Guarantors is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any Lien to which any of the Guarantors is a party or which may be applicable to each of the Guarantors or any of their respective assets. This Guaranty Agreement is a legal and binding obligation of each of the Guarantors and is enforceable in accordance with its terms, except as limited by Debtor Laws.

         Section 3.06. Use of Proceeds; Margin Stock. None of the proceeds from the Loans will be used, for the purpose of purchasing or carrying any "margin stock" as defined in Regulations G, T, U or X, or for the purpose of maintaining, reducing or retiring any Indebtedness which was originally incurred to purchase or carry a "margin stock" or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of Regulations G, T, U or X. Guarantors have not taken and will not take any action which might cause any of the Loan Documents to violate or be subject to Regulations G, T, U or X, or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 8 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now or hereafter may be in effect at the time such proceeds were used.

         Section 3.07. Loan Documents. To the extent that each of the Guarantors is a party to any of the Loan Documents, each such Loan Document is the legal and binding obligation of such Person, enforceable in accordance with its terms. None of the Guarantors have or has asserted, and none are aware of, any claims, defenses, offset rights or similar rights or remedies with respect to, or any defect in, the Loan Documents, which in any manner or effect would diminish or impair any rights, Liens, privileges, benefits and remedies of the Agent or the Banks as contemplated by the Loan Documents, or would preclude the Agent or the Banks from enforcing and collecting the Obligations in the amount and manner as provided in the Loan Documents. None of the Guarantors has revoked any of its obligations under any Loan Document to which it is a party, and none has requested and/or received a release or termination of its obligations thereunder. The Agent and the Banks are authorized to rely upon all representations, warranties, statements and other information, with respect to the Borrower and its Affiliates, set forth in the Loan Documents, as true and correct on the date hereof. Each of the Guarantors hereby represents and warrants that the representations and warranties pertaining to it as set forth in the Credit Agreement are true and correct on the date hereof.

         Section 3.08. Survival. All representations and warranties made by each of the Guarantors herein shall survive the execution hereof.


                                   ARTICLE IV

                     SUBORDINATION OF CERTAIN INDEBTEDNESS

         Section 4.01. Subordination of All Guarantors Claims. As used herein, the term "Guarantors Claims" shall mean all debts and liabilities of Borrower, to any of the Guarantors, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Borrower, thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by notes, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any of the Guarantors. After the occurrence of a Default, and so long thereafter as such Default continues, until the Guaranteed Debt shall be paid and satisfied in full and the Guarantors shall have performed all obligations hereunder, none of the Guarantors shall receive or collect, directly or indirectly, from Borrower any amount upon the Guarantors

Claims. The Guarantors Claims shall not include all rights and claims of any of the Guarantors against the Borrower (arising as a result of subrogation or otherwise) as a result of any Guarantor's payment of all or a portion of the Guaranteed Debt. UNTIL ALL OF THE OBLIGATIONS HAVE BEEN PAID AND PERFORMED IN FULL, EACH OF THE GUARANTORS EXPRESSLY AND SPECIFICALLY WAIVES ANY AND ALL RIGHTS, WHETHER ARISING BY LAW OR AGREEMENT OR OTHERWISE, TO REIMBURSEMENT, CONTRIBUTION, SUBROGATION, EXONERATION AND INDEMNIFICATION, AND TO PARTICIPATE IN ANY CLAIM OR REMEDY OF ANY OF THE AGENT OR THE BANKS OR ANY OTHER PERSON AGAINST BORROWER, OR ANY OTHER PERSON, WITH RESPECT TO THE GUARANTEED DEBT. EACH OF THE GUARANTORS HAS CONSULTED WITH LEGAL COUNSEL OF ITS OWN CHOOSING AS TO THE EFFECT OF THE FOREGOING WAIVERS. If any Guarantor shall make payment to Lender of all or any portion of the Obligations, and if all of the Obligations shall be finally paid in full, Agent will, at such Guarantor's request and expense, execute and deliver to such Guarantor (without recourse, representation or warranty) appropriate documents necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment by such Guarantor; provided that such transfer shall be subject to Section 1.10 above.

         Section 4.02. Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor's relief, or other insolvency proceedings involving Borrower as debtor, the Agent and the Banks shall have the right to prove the claims of the Banks (and of the Agent, if any) in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends, distributions and payments which would otherwise be payable upon Guarantors Claims. Each of the Guarantors hereby assigns such dividends, distributions and payments to the Agent for the benefit of the Banks. Should the Agent or the Banks receive, for application upon the Guaranteed Debt, any such dividend or payment which is otherwise payable to any of the Guarantors, and which, as between Borrower and Guarantors, shall constitute a credit upon the Guarantors Claims, then upon payment to Banks in full of the Guaranteed Debt, each of the Guarantors shall become subrogated to the rights of the Agent and the Banks to the extent that such payments to the Agent and the Banks on the Guarantors Claims have contributed toward the liquidation of the Guaranteed Debt, and such subrogation shall be with respect to that proportion of the Guaranteed Debt which would have been unpaid if Agent and the Banks had not received dividends or payments upon the Guarantors Claims.

         Section 4.03. Payments Held in Trust. In the event that, notwithstanding Sections 4.01 and 4.02 above, any of the Guarantors should receive any funds, payment, claim or distribution which is prohibited by such Sections, each of the Guarantors, unless otherwise directed in writing by the Agent or the Banks, agree to immediately notify the Agent of receipt of same and to hold in trust for the Banks an amount equal to the amount of all funds, payments, claims or distributions so received, and agree that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions, except to pay them promptly to the Agent for the benefit of the Banks, and Guarantors covenant to immediately pay the same to the Agent for the benefit of the Banks.

         Section 4.04. Liens Subordinate. Each of the Guarantors agrees that any Liens upon the assets and properties of Borrower, securing payment of the Guarantors Claims shall be and remain inferior and subordinate to any Liens upon the assets and properties of Borrower securing payment of the Guaranteed Debt, regardless of whether such Liens in favor of any of the Guarantors or the Agent for the benefit of the Banks presently exist or are hereafter created or attach. Without the prior written consent of the Agent, none of the Guarantors shall (i) exercise or enforce any rights it may have against Borrower, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor's relief or insolvency proceeding) to enforce any Liens on assets of Borrower, held by any of the Guarantors.


                                   ARTICLE V

                                 MISCELLANEOUS

         Section 5.01. Waiver. No failure to exercise, and no delay in exercising, on the part of the Agent or the Banks, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of the Agent and the Banks hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty Agreement, nor consent to departure therefrom, shall be effective unless in writing and signed by Banks and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

         Section 5.02. Notices. Except for telephonic notices permitted herein, any notices or other communications required or permitted to be given by this Agreement or any other Loan Documents and instruments referred to herein must be (i) given in writing and personally delivered or mailed by prepaid certified or registered mail, or (ii) made by telex or telecopy delivered or transmitted, to the party to whom such notice of communication is directed, to the address of such party as follows: (a) if to Guarantors, c/o Noble Drilling Corporation, 10370 Richmond Avenue, Suite 400, Houston, Texas 77042, Fax Number: (713) 974-3181, Attention: Byron L. Welliver, Sr. Vice President - Finance and Treasurer, with copy to Thompson & Knight, a Professional Corporation, 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201, Fax Number: (214) 969-1751, Attention: Robert D. Campbell, Esq.; and (b) if to Agent, as set forth therefor in the Credit Agreement, and if to the Banks, then in care of the Agent, all with copy to Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010, Fax Number: (713) 651-5246,
Attention: Joshua P. Agrons;

provided however, the failure of any of the Guarantors, Agent or the Banks to provide a copy of any notice or other communication to the other party's counsel as specified in the foregoing clause shall not affect the effectiveness, legitimacy and significance of any notice or other communication sent by any of the Guarantors to the Agent or the Banks, or the Agent of any of the Guarantors, so long as such notice or other communication is otherwise in compliance with this Section 5.02. Any notice to be mailed or personally delivered may be mailed or delivered to the principal offices of the party to whom such notice is addressed. Any such notice or other communication shall be deemed to have been given (whether actually received or not) on the day it is mailed or personally delivered as aforesaid or, if transmitted by telex, on the day that such notice is transmitted as aforesaid; provided, however, that any telephonic or other notice received by a party after 11:00 a.m. (Houston, Texas time) on any day shall be deemed to have been given on the next succeeding day. Any party may change its address for purposes of this Agreement by giving notice of such change to the other party pursuant to this Article 5.02.

         Section 5.03. Entirety and Amendments. This Guaranty Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof and this Guaranty Agreement may be amended only by an instrument in writing executed by the parties hereto.

         Section 5.04. Parties Bound; Assignment. This Guaranty Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, none of the Guarantors may, without the prior written consent of the Agent, assign any of its rights, duties or obligations hereunder.

         Section 5.05. Multiple Parties. Anyone signing this Guaranty Agreement shall be bound thereby, whether or not any other party signs this Guaranty Agreement or is released therefrom at any time. It is specifically agreed that the Agent may enforce the provisions hereof with respect to one or more of the Guarantors without seeking to enforce the same as to all or any other such parties, and each of the Guarantors hereby waives any requirement of joinder of all or any other of the other parties hereto in any suit or proceeding to enforce the provisions hereof. The obligations created by this Guaranty Agreement shall be joint and several (and not merely joint) with respect to each of the Guarantors.

         Section 5.06. Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty Agreement.

         Section 5.07. Rights and Remedies. If any of the Guarantors becomes liable for any indebtedness owing by any of the Borrower to the Agent or to the Banks, by endorsement or otherwise, other than under this Guaranty Agreement, such liability shall not be in any manner impaired or affected hereby and the rights of the Agent and the Banks hereunder shall be cumulative of any and all other rights of the Agent or the Banks hereunder that Banks may have against any of the Guarantors. The exercise by the Agent or the Banks of any right under this Guaranty Agreement, the Credit Agreement, any of the other Loan Documents, any other instrument, document or agreement, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right.

         Section 5.08. Multiple Counterparts. This Guaranty Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Guaranty Agreement by signing any such counterpart.

         Section 5.09. Choice of Law. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS.

         Section 5.10. Submission to Jurisdiction. To the extent not expressly prohibited by law from time to time in effect, each of the Guarantors hereby irrevocably and unconditionally: (i) submits for itself and its property in any legal action or proceeding relating to this Guaranty Agreement or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of Harris County, Texas, the Courts of the United States of America for the Southern District of Texas, Houston Division and Appellate Courts from any thereof; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that any such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Guarantor at its address set forth in Section 5.02 of this Guaranty Agreement or at such other address of which Agent shall have been notified pursuant thereto; and (iv) agrees that nothing herein shall impair the right of Agent to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

         EXECUTED effective as of the day and year first above written.

                                  GUARANTORS:


                                  NOBLE DRILLING (U.S.), INC.


                                  By:_____________________________________
                                              Byron L. Welliver
                                              Senior Vice President

                                  NOBLE DRILLING (WEST AFRICA), INC.


                                  By:_____________________________________
                                               Byron L. Welliver
                                               Senior Vice President


                                  NOBLE DRILLING (MEXICO), INC.


                                  By:_____________________________________
                                               Alan Krenek
                                               Treasurer

                                   EXHIBIT E

               FORM OF INTERCOMPANY REVOLVING CREDIT DEMAND NOTE


$20,000,000.00                                                 ________, 199__


         For value received, ___________________________________________, a
___________________ corporation (the "Borrower"), promises to pay on demand, or if no demand be sooner made then on or before June __, 1996, to the order of Noble Drilling Corporation, a Delaware corporation ("Noble"), at its principal executive offices located at 10370 Richmond Avenue, Suite 400, Houston, Texas 77042, the principal sum of TWENTY MILLION AND N0/100 DOLLARS ($20,000,000.00), or such lesser amount as shall equal the aggregate unpaid principal amount of the loans made by Noble hereunder on or after the date hereof to the Borrower, in lawful money of the United States of America and in immediately available funds.

         All payments shall be applied first to accrued unpaid interest and the balance to principal. Prepayments shall be permitted on this Note without premium or penalty.

         All past due principal and interest on this Note shall bear interest from maturity thereof until paid at a per annum rate equal to the Default Rate provided in the Credit Agreement. Accrued interest on past due principal and interest shall be payable on demand.

         This Note is one of the Intercompany Revolving Credit Notes referred to in the Credit Agreement dated as of June __, 1994, by and among Noble, First Interstate Bank of Texas, National Association, as Agent (the "Agent"), and the financial institutions party thereto (such Credit Agreement, together with all amendments or supplements thereto, being the "Credit Agreement"), and, as such, will be pledged to the Agent by Noble to secure the various obligations of Noble under the Credit Agreement. Capitalized terms used in this Note and not defined in this Note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.

         This Note is a revolving credit note evidencing intercompany loans made from time to time on or after the date hereof by Noble to Borrower, and it is contemplated that by reason of prepayments hereon there may be times when no indebtedness is owing hereunder; but notwithstanding such occurrence, this Note shall remain valid and shall be in full force and effect as to each principal advance made hereunder subsequent to each such occurrence.

         It is the intent of Noble and the Borrower in the execution and performance of this Note to remain in strict compliance with Applicable Law from time to time in effect. In furtherance thereof, Noble and the Borrower stipulate and agree that none of the terms and provisions contained in this Note shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the maximum rate or amount of interest permitted to be charged under Applicable Law. For purposes of this Note, "interest" shall include the aggregate of all charges that constitutes interest under Applicable Law that are contracted for, charged, reserved, received or paid under this Note. Borrower shall never be required to pay unearned interest and shall never be required to pay interest at a rate or in an amount in excess of the maximum rate or amount or interest that may be lawfully charged under Applicable Law, and the provisions of this paragraph shall control over all other provisions of this Note which may be in apparent conflict herewith. If this Note is prepaid, or if the maturity of this Note is accelerated for any reason, or if under any other contingency the effective rate or amount of interest which would otherwise be payable under this Note would exceed the maximum rate or amount of interest Noble or the holder of this Note is allowed by Applicable Law to charge, contract for, take, reserve or receive, or in the event that Noble or any holder of this Note shall charge, contract for, take, reserve or receive monies deemed to constitute interest which would, in the absence of this provision, increase the effective rate or amount of interest payable under this Note to a rate or amount in excess of that permitted to be charged, contracted for, taken, reserved or received under Applicable Law then in effect, then the principal amount of this Note or the amount of interest which would otherwise be payable under this Note or both shall be reduced to the amount allowed under Applicable Law as now or hereinafter construed by the courts having jurisdiction, and all such monies so charged, contracted for, taken, reserved or received as are deemed to constitute interest in excess of the maximum rate or maximum amount of interest permitted by Applicable Law shall immediately be returned to or credited to the account of the Borrower upon such determination. Noble and the Borrower further stipulate and agree that without limitation of the foregoing, all calculations of the rate or the amount of interest contracted for, charged, taken, reserved or received under this Note which are made for the purpose of determining whether such rate or amount exceeds the maximum lawful rate or amount, shall be made to the extent permitted by Applicable Law, by amortizing, prorating, allocating and spreading during the period of the full stated term of this Note, all interest at any time contracted for, charged, taken, reserved or received from the Borrower or otherwise by Noble or any holder of this Note.

         The Borrower and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity and all other notices, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and agree to any substitution, exchange or release of any such security or guaranty or the release of any party primarily or secondarily liable hereon and further agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note by such holder, to first institute suit or exhaust its remedies against any security herefor or guarantor hereof, and consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them. Each such person agrees that his, her or its liability on or with respect to this Note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete enforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

         To the extent not expressly prohibited by law from time to time in effect, the Borrower hereby irrevocably and unconditionally: (i) submits for itself and its property in any legal action or proceeding relating to this Note or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of Harris County, Texas, the Courts of the United States of America for the Southern District of Texas, Houston Division and Appellate Courts from any thereof; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that any such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower at its address set forth in the first paragraph of this Note or at such other address of which Noble shall have been notified pursuant thereto; and (iv) agrees that nothing herein shall impair the right of Noble to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

         THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS.

                                        BORROWER:


                                        _______________________________________


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                           NOBLE DRILLING CORPORATION

                            Loan Formula Certificate


Agent:         First Interstate Bank of Texas, N.A.

Dated as of:   ______________________, 199_.

Borrower:      Noble Drilling Corporation

         This Loan Formula Certificate is delivered pursuant to that certain Credit Agreement dated as of June __, 1994 (as renewed, extended, amended or modified, the "Credit Agreement") among the Borrower, the Agent and the Banks party thereto. Unless otherwise defined herein, capitalized terms used and not otherwise defined herein shall have the meanings set forth therefor in the Credit Agreement.

1.       Total Accounts Receivable per ------------  199--                                --------------------
         Aging Report

2.       Total US and UK Accounts Receivable
                                                                                          --------------------
         Less:   A)   Portion greater than 90 days
                      from invoice                            -------------------
                 B)   Amount exceeding 15% of Line 1
                      from same account                       -------------------
                 C)   Accounts with 25% concentration of
                      past dues                               -------------------
                 D)   Other ineligible accounts               -------------------

3.       Total Eligible US and UK Accounts                                                --------------------

4.       Total Other International Accounts (billed in
         US $)                                                -------------------
         Less    A)   Portion greater than 90 days from
                      invoice (Portion greater than 120 days
                      for Shell Nigeria)                      -------------------
                 B)   Amount exceeding 15% of Line 1
                      from same account                       -------------------
                 C)   Accounts with 25% concentration
                      past 90 days (Past 150 days for
                      Shell Nigeria)                          -------------------
                 D)   Other ineligible accounts               -------------------

5.       Total Eligible Other International Accounts                                      --------------------

6.       Total Eligible Accounts (Line 3 + Line 5)                                        --------------------

7.       75% of Line 6                                                                    --------------------

8.       Revolving Loan Commitment
         (Lesser of Line 7 and $25,000,000)                                               --------------------

9.       Aggregate Principal Balance of Revolving Notes                                   --------------------

10.      AVAILABILITY UNDER REVOLVING LOAN
         (LINE 8 - LINE 9)                                                                --------------------

11.      ADDITIONAL AMOUNT REQUESTED UNDER REVOLVER                                       --------------------


12.      Letter of Credit Commitment
         (Lesser of (x) $5,000,000 and
         (y) Line 7 - Line 9 - Line 11)                                                   --------------------

13.      Aggregate Letters of Credit Issued                                               --------------------

14.      AVAILABILITY UNDER LETTER OF CREDIT FACILITY                                     --------------------

15.      ADDITIONAL AMOUNT REQUESTED TO ISSUE UNDER
         LETTER OF CREDIT                                                                 --------------------

16. The undersigned, an Authorized Representative of Borrower, hereby certifies that:

                 (i) He is familiar with and knowledgeable of all the terms, agreements, provisions, warranties, representations and covenants of the Credit Agreement and the other Loan Documents;

                 (ii) His name appears on the specimen of signatures and incumbency certificate delivered to the Agent by the Borrower and now in effect, and he is authorized to execute this Certificate on behalf of the Borrower;

                 (iii) All of the figures and information set forth herein and in any schedules attached hereto are, to the best of his knowledge, true and correct as of the date of this Certificate and have been prepared, presented, computed and calculated in accordance with the respective provisions of the Credit Agreement;

                 (iv) As of and on the date of this Certificate, to the best of his knowledge, no condition, event or act which constitutes a Default or an Event of Default under the Credit Agreement exists, or will exist upon the making of any Revolving Loan requested above, except as follows:

         ______________________________________________________________________

         ______________________________________________________________________;

                 (v) The representations and warranties of the Borrower made or referred to in the Credit Agreement and the other Loan Documents (other than those representations and warranties that are by their express terms limited to the date of the instrument in which they are initially made or in respect to which each such change shall be and has been communicated, in writing, to the Agent and approved, in writing, by the Agent) are, to the best of his knowledge, true and correct in all material respects as of and on the date of this Certificate, except as follows:

         ______________________________________________________________________

         __________________________________________________________; and

                 (vi) There has been, to the best of his knowledge, no Material Adverse Effect has occurred with respect to Borrower on a Consolidated basis, since the date of the financial statements (audited or unaudited, as the case may be) of the Borrower most recently prepared and delivered to Agent, except as follows:

         ______________________

         ______________________________________________________________________.


                                        NOBLE DRILLING CORPORATION


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________

                           NOBLE DRILLING CORPORATION

                               Loan Request Form


Agent:        First Interstate Bank of Texas, N.A.

Dated as of:  ___________________, 199__.

Borrower:     Noble Drilling Corporation

         This Loan Request Form is delivered pursuant to that certain Credit Agreement dated as of June _, 1994 (as renewed, extended, amended or modified, the "Credit Agreement") among the Borrower, the Agent and the other banks party thereto. Unless otherwise defined herein, capitalized terms used and not otherwise defined herein shall have the meanings set forth therefor in the Credit Agreement. This Loan Request Form is used to request a Loan, the issuance of a Letter of Credit or the conversion of a Loan to another Type.

         1. Borrower hereby requests the following Loan or financial accommodation:

 A.  Type of Loan                   Amount                   Interest Period                  Rate
     ------------                   ------                   ---------------                  ----
 ___________________          ___________________         ______________________        ________________

 ___________________          ___________________         ______________________        ________________

 ___________________          ___________________         ______________________        ________________

B.    Letter of Credit                             Beneficiary                          Expiry Date
      ----------------                             -----------                          -----------
          Amount
          ------
______________________________             _____________________________        ______________________________


         2.      Borrower hereby requests the following conversions of Loans:

  Present Loan                                        Amount of                Requested
  ------------                                        ---------                ---------
     Type                   Date of Loan                Loan                   Loan Type              Interest Paid
     ----                   ------------                ----                   ---------              -------------
_________________        __________________       _________________        _________________       __________________

_________________        __________________       _________________        _________________       __________________

_________________        __________________       _________________        _________________       __________________

         3. The Borrowing Date for the Loan(s), if any, contemplated in paragraph 1(A) hereof is ____________, 19__ (which must comply with Section
2.03 of the Credit Agreement).

         4. The Borrower hereby requests that the Loan requested in numbered paragraph 1(A) hereof be disbursed into the accounts of Borrower at the Agent, as follows:

            Account No.                                               Amount
            -----------                                               ------
____________________________________                     $__________________________.__
               --
____________________________________                      __________________________.__
               --
____________________________________                      __________________________.__
               --
              Total*                                     $                          .
                                                          =============================


*Must equal total Advance Requested.

         5. The requested Loan, or the requested face amount of the Letter of Credit, when added to the sum of (A) the aggregate unpaid principal amount of outstanding Revolving Loans, and (B) the Total Letter of Credit Liabilities, does not exceed the lesser of (Y) the Total Credit Commitment and (Z) the Borrowing Base.

         6. On the date hereof, the representations and warranties made by Borrower in the Loan Documents are true and correct in all material respects, except for such representations and warranties as are by their express terms limited to a specific date. No Default or Event of Default has occurred and is continuing on the date hereof.

         7. The terms and provisions of the Loan Formula Certificate to which this Loan Request Form is attached, and which is executed by the same Authorized Representative as executed this Loan Request Form, are incorporated by reference herein.

                                        NOBLE DRILLING CORPORATION


                                        By:_____________________________________
                                        Print Name:_____________________________
                                        Print Title:____________________________

                        Quarterly Compliance Certificate
               For the Fiscal Quarter Ended _____________________

                           NOBLE DRILLING CORPORATION


         Reference is hereby made to that certain Credit Agreement dated as of June ___, 1994 (as renewed, extended, amended or modified, the "Credit Agreement"), among Noble Drilling Corporation (the "Borrower"), First Interstate Bank of Texas, N.A. in its individual capacity and as agent (the "Agent") for the other banks party thereto. Each capitalized term used but not otherwise expressly defined herein shall have the meaning set forth therefor in the Credit Agreement. This Quarterly Compliance Certificate is issued pursuant to Section ______ of the Credit Agreement, for the purposes therein stated.

I. CALCULATION OF SPECIAL PURPOSE FIXED CHARGE COVERAGE RATIO AS OF __________, 199_, ON A CONSOLIDATED AND ROLLING FOUR QUARTERS BASIS
     SECTION 5.05 (A)

     A.     (1)   Net Income                             ___________
            (2)   Plus:     Depreciation, Amortization,
                            Noncash Expense              ___________
                            Interest Expense             ___________
            (3)   Less:     Noncash Income               ___________
            (4)   EBITDA                                            ___________

     B.     (1)   Interest Expense                       ___________

            (2)   Plus:     Scheduled Maturities         ___________
                            Preferred Dividends          ___________
                            Capital Expenditures
                             less cash
                             balances in
                             excess of $25m              ___________

            (3)   Fixed Charges                                     ___________

            (4)   ACTUAL SPECIAL PURPOSE FIXED
                   CHARGE COVERAGE RATIO                            ___________

            (5)   Minimum Required Ratio                                   1.10

     C.     (1)   Applicable Margin:

 Special Purpose Fixed                              For a Eurodollar                     For a Base
 Charge Coverage Ratio                                   Advance                        Rate Advance
 ---------------------                                   -------                        ------------
 (a) At least 1.51                                 1.50% per annum                      0% per annum

 (b) At least 1.26 but less than 1.51              1.75% per annum                      0% per annum

 (c) Less than 1.26                                2.00% per annum                     .25% per annum

     Note: Applicable Margin fixed at 1.50% for Eurodollar Advances and zero for Base Rate Advances, through 12/31/94.

            (2)   APPLICABLE MARGIN
                  ________________________________________________

II.  CALCULATION OF FINANCIAL COVENANTS AS OF _____________, 199__

     A.     SECTION 5.05 (B) FIXED CHARGE COVERAGE RATIO

            Rolling Four Quarters Basis:

            (1)   Net Income                            ___________
            (2)   Plus:     Depreciation, Amortization,
                            Noncash Expense             ___________
                            Interest Expense            ___________
            (3)   Less:     Noncash Income              ___________
            (4)   EBITDA                                           ___________

            (5)   Interest Expense                      ___________
            (6)   Plus:     Scheduled Maturities        ___________
                            Preferred Dividends         ___________
            (7)   Fixed Charges                                    ___________

            (8)   Actual Fixed Charge Coverage Ratio               ___________
            (9)   Minimum Required Ratio                                  1.75

     B.     SECTION 5.06 TANGIBLE NET WORTH

            (1)   Consolidated Total Assets             ___________
            (2)   Less:     Intangibles                 ___________
            (3)   Less:     Total Liabilities
                              and Accruals              ___________
            (4)   Actual Consolidated Tangible
                   Net Worth                                       ___________

            Minimum Base Required:
            (1)   Base as of 4/30/94 (last calculation) $280,000,000

            (2)   Plus:     50% of Consolidated
                              Net Income                ___________
            (3)   Plus:     100% of Net Cash Proceeds
                             from Equity Offerings      ___________
            (4)   Plus:     85% of Net Non-Cash
                              Proceeds from
                              Equity Offerings          ___________
            (5)   Minimum Required Tangible
                   Net Worth                                       ___________

     C.     SECTION 5.07 LEVERAGE

            (1)   Consolidated Funded Debt              ___________
            (2)   Capital                               ___________

            (3)   Actual Debt to Capital Ratio                     ___________

            (4)   Maximum Allowed:                                        0.35

III. The undersigned, an Authorized Representative of Borrower, hereby certifies that:

            (i) He is familiar with and knowledgeable of all the terms, agreements, provisions, warranties, representations and covenants of the Credit Agreement and the other Loan Documents;

            (ii) His name appears on the specimen of signatures and incumbency certificate delivered to the Agent by the Borrower and now in effect, and he is authorized to execute this Certificate on behalf of the Borrower;

            (iii) All of the figures and information set forth herein and in any schedules attached hereto are, to the best of his knowledge, true and correct as of the date of this Certificate and have been prepared, presented, computed and calculated in accordance with the respective provisions of the Credit Agreement;

            (iv) As of and on the date of this Certificate, to the best of his knowledge, no condition, event or act which constitutes a Default or an Event of Default under the Credit Agreement exists, or will exist upon the making of any Revolving Loan requested above, except as follows:
     _________________________

     ________________________________________________________________________;

            (v) The representations and warranties of the Borrower made or referred to in the Credit Agreement and the other Loan Documents (other than those representations and warranties that are by their express terms limited to the date of the instrument in which they are initially made or in respect to which each such change shall be and has been communicated, in writing, to the bank and approved, in writing, by the Agent) are, to the best of his knowledge, true and correct in all material respects as of and on the date of this Certificate, except as follows:
     _________________________

     ___________________________________________________________________; and

            (vi) There has been, to the best of his knowledge, no material adverse change in the condition, financial or otherwise, of the Borrower on a consolidated basis, since the date of the financial statements (audited or unaudited, as the case may be) of the Borrower most recently prepared and delivered to Agent, except as follows:

     ___________________________________________________________________.

     Dated as of this ____ day of ____________, 199__.


                                           NOBLE DRILLING CORPORATION


                                        By:_____________________________________
                                        Name:___________________________________
                                        Title:__________________________________